COVER PAGE OF THE LEASE AGREEMENT (THE "COVER PAGE") / CARÁTULA DEL CONTRATO DE ARRENDAMIENTO (LA "CARÁTULA")

I. LESSEE´S INFORMATION / INFORMACIÓN DEL ARRENDATARIO			
Corporate Name/ Razón Social: **Manufacturing & Assembly Solutions of Monterrey, S. de R.L. de C.V.**			
Date of Incorporation / Fecha de Constitución	May 15th, 2001 / 15 de mayo de 2001	Incorporation Charter Information / Información de Acta Constitutiva	Public Deed 6.863 granted before Mr. Emilio Cárdenas Estrada, Notary Públic número 3 of Monterrey, Nuevo León/ Escritura Pública 6,869 otorgada ante el Lic. Emilio Cárdenas Estrada, Notario Público número 3 de Monterrey, Nuevo León.
Registration Folio / Folio	No. 4904, Vol. 2, First Book, Public Regisrtry of Commerce of Monterrey, Nuevo León / No. 4904, Vol. 2, Libro Primero, Registro Público del Comercio de Monterrey, Nuevo León.	Registration Date / Fecha de Inscripción:	May 30, 2001 / 30 de Mayo de 2001
Federal Taxpayer Registry / Registro Federal de Contribuyentes		M&A0108515CV4	
Complete Name of Legal Representative (Paternal last name, maternal last name and names without abbreviation) / Nombre Completo del Representante Legal (apellido paterno, materno, nombre y nombres sin abreviación): Richard Gerald Wasielewski			

Date of Power of Attorney / Fecha del Poder	December 01, 2015 / 01 de diciembre de 2005	Public Deed Number /Número de Instrumento Público	10,661	Notary Public Number	3
Notary Public / Notario Público	Emilio Cárdenas Estrada	City / Ciudad	Monterrey, Nuevo León		
Registration Folio / Folio	75938*1	Registration Date / Fecha de Registro	14/12/2005		
Official Identification / Identificación Oficial	U.S. Passport / Pasaporte de EUA	Folio / number	518024450	Authority / Autoridad	US Department of State / Departamento de Estado de EUA

Fiscal Domicile / Domicilio Fiscal			
Street (Avenue) /Calle (Avenida): Avenida E		Number / Número 541	Interior Bodega 4
Section / Colonia: Parque Industrial Martell	Municipality / Municipio: Apodaca	State/ Estado: Nuevo León	
Country/ País: México		Zip Code/ Código Postal: 66634	
Telephone / Teléfono: (81) 81963033			

II. CORPORATE GUARANTOR / GARANTE CORPORATIVO.			
Corporate Name/ Denominación: **Nortech Systems, Inc**			
Date of Incorporation / Fecha de Constitución	October 30, 1990 / 30 de Octubre de 1990	Incorporation Charter Information / Información de Acta Constitutiva:	Corporate Charter: 6V-534
Federal Taxpayer Registry / Registro Federal de Contribuyentes:		41-1681094	
Complete Name of Legal Representative (Paternal last name, maternal last name and names without abbreviation) / Nombre Completo del Representante Legal (apellido paterno, materno, nombre y nombres sin abreviación): Richard Gerald Wasielewski			

Fiscal Domicile / Domicilio Fiscal:			
Street (Avenue) / Calle (Avenida): 7550 Meridian Cir N		Number/ Número 150	Interior:
Section / Colonia:	Municipality / Municipio: Maple Grove, 55369	State/ Estado: MN	
Country/ País: United States			
Telephone / Teléfono: 001 952.345.2244			
Official Identification / Identificación Oficial: U.S. Passport / Pasaporte de EUA	Folio: 518024450	Authority/Autoridad : US Department of State / Departamento de Estado de EUA	

III. LEASED PROPERTY (DESCRIPTION OF REAL ESTATE PROPERTY SUBJECT MATTER OF LEASE) / (DESCRIPCIÓN DE LA PROPIEDAD SUJETA DEL PRESENTE ARRENDAMIENTO)			
Address / Domicilio: Ave. Rogelio González Caballero S/N, Parque Industrial Stiva Aeropuerto, Apodaca, Nuevo León.			
Land Surface/ Superficie Terreno: 17,063.257 m2 / 183,667.362 Ft2 (hereinafter the "**Land**") Land Registry File/ Expediente Catastral: 17-15-020-008		Construction Surface/ Superficie Construida: 7,189.645 m^2 / 77,388.691 Ft^2 Leasable Area 7,189.645 m^2 / 77,388.691 Ft^2	
Term Commencement Date / Fecha de Inicio de Vigencia: On the Beneficial Occupancy Date / En la fecha de Ocupación Benéfica.	Term / Plazo: 124 mandatory months (10 years and 4 months) / 124 meses forzosos (10 años y 4 meses)	Beneficial Occupancy Date/ Fecha de Ocupación Benéfica: September 15th, 2018 at the latest / A más tardar 15 de septiembre de 2018	Substantial Occupancy Date / Fecha de Ocupación Sustancial: October 14th, 2018 at the latest / A mas tardar 15 de octubre 2018
Grace Period / Período de Gracia:	Three (3) months from the Substantial Delivery of the Leased Property / Tres (3) meses a partir de la Entrega Substancial de la Propiedad Arrendada		
Rent Commencement Rent/ Fecha de Inicio de Pago de Renta:	The next business day following the end of the Grace Period / Al día hábil siguiente después del vencimiento del Periódo de Gracia.		

CONCEPT / CONCEPTO	Collection of Maintenance Fee	Collection of Water and Sewage Fee / Cobro de	Collection of Leased Property Insurance /	Collection of KVA: (Connection fees not included) /	Collection of Land Tax / Cobro de Impuesto Predial:

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	/ Cobro de Cuota de Mantenimiento:	Cuota de Agua y Drenaje:	Cobro del Seguro de la Propiedad Arrendada:	Cobro de KVA: (Derechos de conexión no incluidos)	
Volume or Required capacity / Volumen o Capacidad requerida	1	According to consumption / según consumo	N/A	Up to 1,500 KVA (the first 200 KVA free of charge) Hasta 1,500 KVA (los primeros 200 KVA sin costo)	1
Annual Amount / Monto Anual	USD$18,366.73 (Eighteen Thousand, three hundred and sixty six Dollars 73/100 legal currency in the United States of America) plus VAT USD$18,366.73 (Dieciocho Mil Seiscientos sesenta y seis Dólares 73/100 moneda de curso legal en los Estados Unidos de América) más IVA		Pass-Through		Pass-Through
Monthly Amount / Monto Mensual	N/A	a) **Water fee**: $30.40 M.X.P. (Thirty Pesos 40/100 Mexican Currency) per M3 plus V.A.T. / **Cuota de Agua**: $30.40 M.N. (Treinta Pesos 40/100 moneda de curso legal en los Estados Unidos de América) más IVA b) **Sewage Discharge Fee**: 60% from the M3 of water effectively used multiplied times $14.00 M.X.P. (Fourteen Pesos 00/100 Mexican Currency) per M3 plus VAT. / **Cuota de Drenaje**: 60% de los M3 de agua utilizados multiplicado por $14.00 M.N. (Catorce Pesos 00/100 Moneda Nacional)	N/A	USD$1.40 (One Dollar 40/100 legal currency in the United States of America) plus VAT per KVA USD$1.40 (Un Dólar 40/100 moneda de curso legal en los Estados Unidos de América) más IVA por cada KVA	N/A

Monthly Rent of the Property / Renta Mensual de la Propiedad:

Year	Gross Leasable Area:	Starts:	Ends:	Monthly Amount per Ft² in U.S. Dollars	Monthly Amount in U.S. Dollars
	Grace Period	15/10/2018	14/01/2019	U.S. $0.00 @ Ft²	U.S. $0.00 + VAT
1	50,000.00 Ft²	15/01/2019	14/01/2020	U.S. $0.4604 @ Ft²	U.S. $23,018.00 + VAT
2	57,000.00 Ft²	15/01/2020	14/01/2021	U.S. $0.4913 @ Ft²	U.S. $28,007.00 + VAT
3	63,000.00 Ft²	15/01/2021	14/01/2022	U.S. $0.5227 @ Ft²	U.S. $32,933.00 + VAT
4	70,000.00 Ft²	15/01/2022	14/01/2023	U.S. $0.5394 @ Ft²	U.S. $37,760.00 + VAT
5	77,380.00 Ft²	15/01/2023	14/01/2024	U.S. $0.5565 @ Ft²	U.S. $43,060.00 + VAT
6	77,380.00 Ft²	15/01/2024	14/01/2025	U.S. $0.6138 @ Ft²	U.S. $47,494.00 + VAT
7	77,380.00 Ft²	15/01/2025	14/01/2026	U.S. $0.6473 @ Ft²	U.S. $50,088.00 + VAT
8	77,380.00 Ft²	15/01/2026	14/01/2027	U.S. $0.6669 @ Ft²	U.S. $51,606.00 + VAT
9	77,380.00 Ft²	15/01/2027	14/01/2028	U.S. $0.6871 @ Ft²	U.S. $53,168.00 + VAT
10	77,380.00 Ft²	15/01/2028	14/01/2029	U.S. $0.7079 @ Ft²	U.S. $54,778.00 + VAT

Advance Rent / Renta Anticipada:	One (1) month of Rent of the first year plus VAT / Un mes de Renta del primer año más IVA.
Security Deposit / Depósito en Garantía:	The amount equivalent to two (2) months of Rent. The Security Deposit shall be yearly increased until the total amount is equal to Two (2) months of rent of year 5 / El monto equivalente a dos (2) meses de renta. El Deposito en Garantía se incrementará anualmente hasta que el monto total sea igual a dos (2) meses de renta del año 5.

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LEASE AGREEMENT (THE “AGREEMENT” OR “LEASE AGREEMENT”, INDISTINCTIVELY) ENTERED INTO BY AND CONTRATO “CONTRATO” DE O ARRENDAMIENTO (EL DE EL “CONTRATO BETWEEN: OPERADORA STIVA, S.A. DE C.V. ARRENDAMIENTO”) CELEBRADO POR Y ENTRE Página 3 de 55 Anualmente hasta año 5. IV. COMMON PROVISIONS TO LEASED PROPERTY / DISPOSICIONES COMUNES APLICABLES A LA PROPIEDAD ARRENDADA. Extension Options / Opciones de Extensión: Lessee shall have the right to extend the Term, for two (2) additional terms of five (5) years each / El Arrendatario tendrá el derechos de prorrogar el Plazo, por dos (2) periodos adicionales de cinco (5) años cada uno. Account for payment of Rents / Cuenta para el pago de Renta: Dollar Account (US Dollars Account) BANCO MERCANTIL DEL NORTE, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO BANORTE Beneficiary / Beneficiario OPERADORA STIVA SA DE CV Bank Account / Cuenta: 0907071375 Clabe 072580009070713753 Currency /Moneda: U.S. Dollars Branch Office / Sucursal: 1022 Region /Plaza: Plaza Campestre Account for payment of Maintenance Fee / Cuenta para el pago de Cuota de Mantenimiento Dollar Account (US Dollars Account) SCOTIABANK INVERLAT, S.A. INSTITUCIÓN DE BANCA MÚLTIPLE Beneficiary / Beneficiario Servicio de Naves Industriales S de RL de CV Bank Account / Cuenta: 14500007463 Clabe 044580145000074639 Currency /Moneda: MBCOMXMM Branch Office / Sucursal: 002, Universidad Region /Plaza: Monterrey, N.L. Account for payment of Water, Land Tax, Insurance, Water Fee, Sewage and KVA Consumption Fee / Cuenta para el pago de Impuesto Predial, Seguro, Agua y Cuota de Drenaje: Dollar Account (US Dollars Account) BANCO MERCANTIL DEL NORTE, S.A., INSTITUCIÓN DE BANCA MÚLTIPLE GRUPO FINANCIERO BANORT Beneficiary / Beneficiario Operadora Stiva, S.A. de C.V. Bank Account / Cuenta: 0557035292 Clabe 072580005570352922 Currency /Moneda: Pesos Branch Office / Sucursal: 002, Universidad Region /Plaza: Monterrey, N.L. Authorized Use / Destino del Inmueble: Printed circuit boards assembly, wire and harneses and electromechanical assembly (High-level assembly) / Manufactura de tarjetas electrónicas, arneses, cables y ensambles ,electromecánicos. Annual Rent Increase / Incremento anual a Rentas: N/A Annual Maintenance Fee Increase / Incremento anual a Cuota de Mantenimiento: Fixed 2% / 2% fijo Insurance borne by Lessee / Seguro a cargo del Arrendatario: (i) All Risk Insurance Conditions: Clause Twelfth (ii) Civil Liability: Insured Amount no less than USD$1,000,000.00 (One Million Dollars 00/100 legal currency in the United States of America) per event. Cantidad asegurada, no menos de USD$1,000,000.00 (Un Millón de Dólares 00/100 moneda de curso legal en los Estados Unidos de América) por evento. (iii) Rent Interruption: Conditions: Clause Twelfth (iv) Contents Insurance: Conditions: Clause Twelfth SPECIAL CONDITIONS / CONDICIONES ESPECIALES: N/A BROKERAGE OR COMMISSIONING SERVICES (IN THE EVENT THERE IS NONE, N/A) / SERVICIOS DE BROKER O COMISIONISTA (EN CASO DE NO HABER, N/A): The independent broker Mr. Hector Oliva is involved in this negotiation and will be paid be Lessor according to market standards. Date and Place of Execution / Fecha y Lugar de Firma: Monterrey, Nuevo León, February 21, 2018 / 21 de febrero 2018 Year Monthly Rent Security Deposit Annual Amount Diferencia a pagar 1 $23,018.00 U.S. $46,036.00 2 $28,007.00 U.S. $56,014.00 U.S. $9,978.00 3 $32,933.00 U.S. $65,866.00 U.S. $9,852.00 4 $37,760.00 U.S. $75,520.00 U.S. $9,654.00 5 to 10 $43,060.00 U.S. $86,120.00 U.S. $10,600.00

REPRESENTED HEREIN BY ALMA MARÍA RODRÍGUEZ FLORES AND MR. ADRIÁN MARCELO GONZÁLEZ GUERRA (THE "**LESSOR**"); **MANUFACTURING & ASSEMBLY SOLUTIONS OF MONTERREY, S. DE R.L. DE C.V.**, REPRESENTED HEREIN BY RICHARD GERALD WASIELEWSKI (THE "**LESSEE**"); ON THE OTHER PART **NORTECH SYSTEMS, INC**, REPRESENTED HEREIN BY RICHARD GERALD WASIELEWSKI (THE "**GUARANTOR**"), AND THE COMPANY **SERVICIOS DE NAVES INDUSTRIALES, S.A. DE R.L. DE C.V.** REPRESENTED HEREIN BY ALMA MARÍA RODRÍGUEZ FLORES AND MR. ADRIÁN MARCELO GONZÁLEZ GUERRA (THE "**SERVICE COMPANY**"); PURSUANT TO THE FOLLOWING STATEMENTS AND SECTIONS:

OPERADORA STIVA, S.A. DE C.V., REPRESENTADA EN ÉSTE ACTO POR SUS APODERADOS, ALMA MARÍA RODRÍGUEZ FLORES Y ADRIÁN MARCELO GONZÁLEZ GUERRA (EL "**ARRENDADOR**"); **MANUFACTURING & ASSEMBLY SOLUTIONS OF MONTERREY, S. DE R.L. DE C.V.**, REPRESENTADA EN ÉSTE ACTO POR SU APODERADO RICHARD GERALD WASIELEWSKI] (EL "**ARRENDATARIO**"); POR OTRA PARTE, **NORTECH SYSTEMS, INC**, REPRESENTADA POR EL SEÑOR RICHARD GERALD WASIELEWSKI, (EL "**GARANTE**"); Y **SERVICIOS DE NAVES INDUSTRIALES, S. DE R.L. DE C.V.**, REPRESENTADA EN ÉSTE ACTO POR SUS APODERADOS, ALMA MARÍA RODRÍGUEZ FLORES Y ADRIÁN MARCELO GONZÁLEZ GUERRA (LA "**EMPRESA DE SERVICIOS**"), AL TENOR DE LAS SIGUIENTES DECLARACIONES Y CLÁUSULAS.

<u>R E C I T A L S</u>:

I. Lessor hereby states, through its legal representative, that:

A. It is a commercial entity duly incorporated pursuant to the General Law on Commercial Companies;

B. Its legal representatives have the sufficient authority to bind it pursuant to the terms set forth in this Agreement; and that such authority has not been modified, revoked or limited in any way as of the date of execution of this instrument.

C. (i) It is duly and validly entitled to execute this lease agreement over, the property identified in the Cover Page as the Leased Property, as shown in the drawing attached hereto as **Exhibit "A"**; (ii) Lessor has lawful ownership of the Leased Property; (iii) there are no suits, claims or proceeding that could affect the title or possession of the Leased Property; (iv) the Leased Property is located inside the Stiva Aeropuerto Industrial Park (the "**Industrial Park**") and therefore, the land use is industrial; and (v) on the Substantial Occupancy Date, the utility infrastructure will be completed and available at the limit of the Leased Property.

D. That for the purposes set forth below, it sets forth as its domicile that located at Ricardo Margáin Zozaya #333, Santa Engracia, in San Pedro Garza García, N.L., Zip Code 66267.

E. Based on the Phase I environmental study that will

<u>D E C L A R A C I O N E S</u>:

I. El Arrendador declara, a través de sus representantes legales, que:

A. Es una sociedad mercantil debidamente constituida conforme a la Ley General de Sociedades Mercantiles;

B. Sus representantes cuentan con facultades suficientes para obligarla en los términos de este Contrato, las cuales no han sido modificadas, revocadas ni limitadas en forma alguna a la fecha de celebración del presente instrumento.

C. (i) Su representada tiene la facultad y el derecho de arrendar la Propiedad Arrendada, la cual se muestra e identifica en el plano que se adjunta como **Anexo "A"**; (ii) el Arrendador tiene la legal propiedad de la Propiedad Arrendada; (iii) no hay demandas, reclamaciones o procedimientos que puedan afectar el título o posesión de la Propiedad Arrendada; (iv) la Propiedad Arrendada se encuentra localizada dentro del Parque Industiral Stiva Aeropuerto (el "**Parque Industrial**")y por lo tanto, el uso de suelo es industrial; y (v) en la Fecha de Ocupación Sustancial, la infraestructura de servicios estará completa y disponible al límite de la Propiedad Arrendada.

D. Que para los efectos que más adelante se detallan, señala como su domicilio el ubicado en Ricardo Margáin Zozaya 333, Col. Santa Engracia en el municipio de San Pedro Garza García, N.L., C.P. 66267.

E. Con base en el estudio Fase I que entregará

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be delivered by Lessor to Lessee on or before the Beneficial Occupancy Date, to the best of its knowledge, the Leased Property is free from toxic or hazardous wastes or materials, which would exceed the limits permitted for an industrial property pursuant to the applicable normativity.

el Arrendador al Arrendatario en o antes de la Fecha de Ocupación Benéfica, hasta donde es de su conocimiento, la Propiedad Arrendada se encuentra libre de residuos o materiales tóxicos o peligrosos por encima de los límites permitidos para una propiedad industrial conforme a las Leyes;

F. It wishes to enter into this Lease Agreement with Lessee regarding the Leased Property pursuant to the terms and conditions set forth below.

F. Es su deseo celebrar el presente Contrato con el Arrendatario en los términos y condiciones previstos más adelante.

II. Lessee hereby states, through its legal representative, that:

II. El Arrendatario, a través de su representante legal, declara que:

A. It has been duly identified and with its legal existence and standing on the Cover Page, which forms integral part thereof;

A. Ha quedado debidamente identificada y asienta su personalidad en la Carátula, la cual forma parte integrante del mismo;

B. Its representative has the sufficient authority to bind it pursuant to the terms of this Agreement and that such authority has not been revoked or limited in any way as of the date of execution of this instrument;

B. Su representante legal tiene las facultades suficientes para obligar a su representada, de conformidad con los términos de este Contrato y dichas facultades no han sido revocadas o limitadas en cualquier manera a la fecha de firma del presente;

C. For purposes of the applicable notifications and notices pursuant to this agreement, it sets forth as its domicile that set forth on Section 22.4; and

C. Para efectos de las notificaciones y avisos que procedan conforme al presente contrato señala como domicilio de la Propiedad Arrendada, mismo que ha sido señalado en la Cláusula 22.4;

D. The resources with which it shall pay for its obligations derived from this Agreement come from licit sources pursuant to the provisions set forth in the Federal Law for Extinction of Domain and articles 17 and 18 of the Federal Law for the Prevention and Identification of Operations with Resources from Illicit Origin.

D. Los recursos con los que hará frente a sus obligaciones derivadas del presente Contrato provienen de fuentes lícitas conforme a lo establecido en la Ley Federal de Extinción de Dominio y en los artículos 17 y 18 de la Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita; y

E. It has not granted (by itself or through any third parties) payments, contributions, objects of value, services, gratification, presents and/or donations, in kind or in cash, to any government official (federal, state or municipal), or to any officer, associated with or employees of Lessor of any level, for the execution of this Agreement, nor with the purpose to obtain favorable commercial conditions for Lessor or Lessee.

E. No ha otorgado (ni por sí mismo ni a través de un tercero) pagos, contribuciones, objetos de valor, servicios, propinas, regalos y/o donativos, en especie o en efectivo, a funcionario alguno de gobierno (federal, estatal o municipal), ni a funcionarios, o asociados con o empleados del Arrendador de cualquier nivel, para la celebración del presente Contrato, con el objeto de obtener condiciones comerciales favorables ni para el Arrendador ni para la Arrendataria.

III. The Guarantor hereby represents, through its legal representative, that:

III. Declara el Garante, a través de su representante legal, que:

A. It has been duly identified and it sets forth its legal personality on the Cover Page;

A. Ha quedado debidamente identificada y asienta su personalidad en la Carátula;

B. Its representative has the sufficient authority to bind it pursuant to the terms of this Agreement and that such authority

B. Su representante legal tiene las facultades suficientes para obligar a su representada en los

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has not been revoked or limited in any way as of the date of execution of this instrument;

términos del presente contrato y dichas facultades y autoridades no han sido revocadas o limitadas de ninguna manera a la fecha de firma del presente instrumento;

C. It appears to this Lease Agreement with the purpose of securing, guaranteeing and becoming liable for the performance of the obligations of Lessee before Lessor derived from this Lease Agreement, pursuant to the terms and conditions contained in this document;

C. Comparece a la celebración del presente Contrato, con la finalidad de asegurar, garantizar y hacerse responsable por el cumplimiento de las obligaciones del Arrendatario ante el Arrendador que se deriven del presente Contrato de Arrendamiento, de conformidad con los términos y condiciones establecidos en el presente;

D. For purposes of the applicable notifications and notices pursuant to this agreement it sets forth as domicile that set forth on Section 22.4.

D. Para efectos de las notificaciones y avisos que procedan conforme al presente contrato señala como domicilio el de la Propiedad Arrendada, mismo que ha sido señalado en la Cláusula 22.4.

III. The Service Company hereby states, through its legal representative that:

IV. Declara a Empresa de Servicios, a través de sus representantes legales, que:

A. It is a commercial entity duly incorporated pursuant to the General Law on Commercial Companies;

A. Es una sociedad mercantil debidamente constituida conforme a la Ley General de Sociedades Mercantiles;

B. Its legal representatives has sufficient authority to bind it pursuant to the terms set forth in this Agreement, and that such authority has not been revoked or limited in any way as of the date of execution of this instrument.

B. Sus representantes cuentan con facultades suficientes para obligarla en los términos de este Contrato, las cuales no han sido revocadas ni limitadas en forma alguna a la fecha de celebración del presente instrumento;

C. For the purposes set forth below, it sets forth as its domicile that located at Ricardo Margáin Zozaya #333, Section Santa Engracia, in the Municipality of San Pedro Garza García, N.L., Zip Code 66267.

C. Para los efectos que más adelante se detallan, señala como su domicilio el ubicado en Ricardo Margáin Zozaya #333, Col. Santa Engracia en el municipio de San Pedro Garza García, N.L., C.P. 66267.

D. That it appears to this Lease Agreement to bind itself to provide certain services and maintenance activities that shall be set forth in detail below, subject to the terms and conditions set forth in this document.

D. Comparecen en este Contrato con el propósito de realizar ciertas actividades de suministro y mantenimiento que serán detallados más adelante, sujeto a los términos y condiciones establecidos en el presente documento.

V. The parties hereby represent, through their legal representatives, that:

V. Las partes manifiestan, a través de sus representantes legales, que:

A. They acknowledge their legal existence, as well as the powers and authority of their respective legal representatives in the execution of this Lease Agreement.

A. En este acto se reconocen mutuamente su existencia legal, así como la personalidad jurídica de sus respectivos representantes legales en la celebración del presente Contrato.

B. In the execution of this Lease Agreement there has been no error, fraud or bad faith between them, which could render this Agreement invalid.

B. En la celebración de este Contrato no se ha producido error alguno, dolo o mala fe entre ellos que pudiera anular el mismo.

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In consideration of the above representations, the Parties wish to enter into this Agreement, and for such purposes agree on the following:

En vista de las anteriores declaraciones, las Partes convienen sujetar este Contrato a las siguientes:

CLAUSES:

CLÁUSULAS:

Section 1. Subject.

1.1 Lease. Subject to the terms and conditions of this Agreement, Lessor hereby grants in lease to Lessee and Lessee hereby accepts the peaceful, quiet temporary use, enjoyment and possession of the Leased Property under this lease, and in consideration thereof, Lessee agrees to pay Lessor the Rent agreed in Section Sixth of this Agreement.

Cláusula 1. Objeto.

1.1 Arrendamiento. Sujeto a los términos y condiciones de este Contrato, en este acto el Arrendador otorga al Arrendatario el uso y goce temporal de la Propiedad Arrendada y éste, a su vez, acepta el arrendamiento de la Propiedad Arrendada y se obliga a pagar al Arrendador la renta pactada en la Cláusula Sexta de este Contrato.

Section 2. Quiet Enjoyment.

2.1 Quiet Enjoyment. During the term of this Agreement, Lessor hereby guarantees to Lessee the quiet use and enjoyment of the Lease Property. Lessor and Lessee hereby agree that pursuant to the provisions set forth in article 2303 of the Civil Code of the State of Nuevo León, this Lease Agreement shall survive any future transfer of the Leased Property or auction in the in execution of any mortgage or lien created thereupon, and any default by Lessor in the payment of any obligation secured by such lien or mortgage shall not derive in any detriment to the terms of this Lease Agreement, or in any other way affect the rights of Lessee by virtue of this Lease Agreement.

Cláusula 2. Uso y Goce Pacífico.

2.1 Uso y Goce Pacífico. Durante el Plazo de este Contrato, el Arrendador garantiza al Arrendatario el uso o goce pacífico de la Propiedad Arrendada. El Arrendador y el Arrendatario acuerdan que conforme a lo dispuesto por el artículo 2303 del Código Civil del Estado de Nuevo, este Contrato deberá sobrevivir a cualquier transferencia futura de la Propiedad Arrendada o remate en ejecución de cualquier hipoteca o gravamen constituido sobre la misma, y cualquier incumplimiento por el Arrendador en el pago de cualquier obligación garantizada por dicho gravamen o hipoteca no derivará en perjuicio alguno a los términos de este Contrato, o de alguna otra manera afectará los derechos del Arrendatario en virtud de este Contrato.

Section 3. Construction

3.1 Executive Project. The Parties hereby acknowledge that, prior to the execution of this Agreement, they had previously approved the final blueprints and specifications for the construction of an industrial type building with an approximate area of 7,189.645 square meters (the "**Executive Project**"). A copy of the Executive Project are include as part of **Exhibit "B-1"** hereof.

The specifications and drawings shall be deemed complementary. In the event of contradicting information among the drawings and specifications, the drawings shall prevail. All the works shown in the drawings and is not described in the specifications and all the works not described in the specifications and not shown in the drawings, shall be deemed as part of this Agreement.

Cláusula 3. Mejoras del Arrendatario.

3.1 Proyecto Ejecutivo. Las Partes reconocen que, previo a la celebración del presente Contrato, han aprobado previamente los planos y especificaciones finales para la construcción de un edificio industrial con una superficie aproximada de 7,189.645 metros cuadrados (el "**Proyecto Ejecutivo**"). Una copia del Proyecto Ejecutivo se incluye como parte del **Anexo "B-1"** del presente Contrato.

Las especificaciones y planos se considerarán complementarios. En el caso de que exista información contradictoria entre los planos y las especificaciones, prevalecerán los planos. Todos los trabajos mostrados en los planos y que no se describan en las especificaciones y todos los trabajos no descritos en las especificaciones y no se muestran en los planos, se considerarán como parte de este Contrato.

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3.2Construction of the Building. As of the execution of 3.2 Construcción del Edificio. A partir de la fecha this Agreement, Lessor hereby agrees to take the actions required to promptly commence the construction of the Building pursuant to the Executive Project. Lessor shall build, supervise and direct the design, engineering and construction of the Building and shall using for such purposes all its capacity, technical knowledge, ability, experience and attention. Additionally, it shall provide, by itself or through its contractors, all the workmanship, materials, machinery, equipment, tools and services required for the construction of the Building, and shall ensure shall everything used in the works adjusts to the Executive Project. de firma del presente Contrato, el Arrendador deberá tomar todas las acciones necesarias para comenzar inmediatamente la construcción del Edificio de conformidad con el Proyecto Ejecutivo. El Arrendador construirá, supervisará y dirigirá el diseño, ingeniería y la construcción del Edificio y utilizará las mejores prácticas de la industria, toda su capacidad, conocimientos técnicos, habilidad, experiencia y atención. Así mismo, proporcionará, por sí o por medio de sus contratistas, toda la mano de obra, materiales, maquinaria, equipo, herramienta y servicios que todos los trabajos cumplan con el Proyecto Ejecutivo. 3.3 Procedure for Changes. Lessee shall have the right 3.3 Procedimiento para Cambios. El Arrendatario to order modifications to the scope of the work that forms part of the Building, without such fact rendering this Agreement invalid or constituting a novation thereof. In such cases, the Lessor shall promptly submit to Lessee an estimation of the expenses that Lessee shall cover or, in such case, the increase of Rent, based on the specifications provided for such purposes by Lessee. Upon delivery of the estimation, Lessee shall accept it or reject it within a term that shall not exceed seven (7) calendar days. Otherwise, Lessor shall deem that such changes were not approved by Lessee. tendrá el derecho de ordenar modificaciones al alcance de los trabajos que forme parte del Edificio, sin que tal hecho invalide o constituya una novación de este Contrato. En tales casos, el Arrendador deberá presentar prontamente al Arrendatario una estimación de los gastos que el Arrendatario deberá cubrir o, en tal caso, el aumento en la Renta, con base en las especificaciones proporcionadas para tales fines por el Arrendatario. Una vez entregada la estimación, el Arrendatario la aceptará o rechazará dentro de un plazo que no excederá los siete (7) días calendario. De lo contrario, el Arrendador considerará que dichos cambios no fueron aprobados por el Arrendatario. All modifications to the Rent or to the Beneficial Occupancy Date and/or Substantial Occupancy Date of Property B, shall be agreed in writing solely by the Parties, by means of a change order. Lessor shall not have the obligation to make any modification until both parties execute such order. Todas las modificaciones a la Renta o a la Fecha de Ocupación Benéfica y/o a la Fecha de Ocupación Sustancial de la Propiedad B deberán ser acordadas por escrito por las Partes, mediante una orden de cambio. El Arrendador no tendrá la obligación de realizar ninguna modificación hasta que ambas partes ejecuten dicha orden. 3.4 Beneficial Occupancy. Lessor shall deliver the 3.4 Ocupación Benéfica. El Arrendador deberá Leased Property to Lessee for its beneficial occupancy on the beneficial occupancy date set forth on the Cover Page, s (the “Beneficial Occupancy Date”). The Leased Property shall be delivered for its beneficial occupancy on the Beneficial Occupancy Date by means of the Delivery-Reception Certificate in substantially the same terms of the form attached hereto as Exhibit “C-1” (the “Beneficial Occupancy Delivery-Reception Certificate”), which shall include images of the Leased Property. entregar la Propiedad Arrendada al Arrendatario para su Ocupación Benéfica, en la fecha de ocupación benéfica que se señala en la Carátula, conforme al Proyecto Ejecutivo” (la “Fecha de Ocupación Benéfica”). La Propiedad Arrendada deberá ser entregada para su ocupación benéfica en la Fecha de Ocupación Benéfica por medio de un Certificado de Entrega y Recepción adjunto al presente como Anexo “C-1” (el “Certificado de Entrega y Recepción de Ocupación Benéfica”), el cual deberá incluir imágenes de la Propiedad Arrendada. Beneficial Occupancy shall be understood as that stage of construction at which the area of the Building must be in such a La Ocupación Benéfica deberá entenderse que es la etapa de la construcción en la que el Edificio se Página 8 de 55 manner that it will have weather tight (walls, floors, roof system, doors and windows) fully finished and offices and exterior works at 50% (fifty percent). encuentre cerrado (muros, firmes, sistema de techumbre, puertas y ventanas) y oficinas y trabajos exteriores en a un 50% (cincuenta por ciento) 3.5 Installation Machinery and Equipment. For purposes 3.5Instalación de Maquinaria y Equipo. Para of section 3.4 above, the parties hereby agree that by means of the beneficial occupancy Lessee may receive, place and install on the Leased Property, material, machinery and equipment that in the reasonable opinion of Lessor may be received, placed and installed on the Leased Property without interfering with the development and conclusion of the works or improvements being executed or pending execution on the Leased Property by Lessor. Lessee shall be solely liable with respect to the cost caused by such movements or works of installation of machinery and equipment, which shall be under its exclusive liability and discretion. Additionally, Lessee hereby releases Lessor from any liability that may derive for such reasons, including any matter related to the custody of any and all materials, machinery and/or equipment installed that are owned by Lessee or Lessor; or that are maintained on the Leased Property. efectos de la cláusula 3.4 anterior, las partes acuerdan que después de la entrega de la Ocupación Benéfica, el Arrendatario podrá recibir, colocar e instalar en la Propiedad Arrendada tantos materiales, maquinaria y equipo que el Arrendatario desee; siempre y cuando tal acción no interfiera con el desarrollo y la conclusión de los trabajos o mejoras en ejecución o pendientes de ejecutar en la Propiedad Arrendada por el Arrendador. El Arrendatario será el único responsable con respecto al costo ocasionado por dichos movimientos o trabajos de la instalación de la maquinaria o equipo, los cuales deberán ser bajo su exclusiva responsabilidad y discreción. Adicionalmente, el Arrendatario libera al Arrendador de cualquier responsabilidad que pueda derivarse por dichas razones, incluyendo cualquier tema relacionado a la custodia de todos los materiales, maquinaria y/o equipo instalado que sean propiedad del Arrendatario o Arrendador; o que sean guardados en la Propiedad Arrendada. 3.6 Substantial Occupancy. Lessor shall deliver the final 3.6 Ocupación Substancial. El Arrendador deberá occupancy of the Leased Property no later than on the Substantial Occupancy Date set forth on the cover page of this Lease Agreement and upon conclusion of Lessee Improvements (the “Substantial Occupancy Date”). The Leased Property shall be delivered for its final occupancy on the Substantial Occupancy Date in the substantial form of the Delivery-Reception Certificate in substantially the same terms of the form attached hereto as Exhibit “C-2” (the “Final Occupancy Delivery-Reception Certificate”), which shall include images of the Leased Property. For purposes of this Agreement the term “Final Occupancy” shall mean the occupancy of the Leased Property by Lessee with Lessee Improvements substantially concluded, that is, that the tenant is in possibility of using the Leased Property as agreed as long as Lessor concludes the minor works related to Lessee Improvements that do not impede such use; such minor works will not exceed 3% of the total works. entregar la Propiedad Arrendada a más tardar en la fecha de ocupación sustancial que se menciona en la Carátula de Arrendamiento al finalizar las Mejoras del Arrendatario (la “Fecha de Ocupación Substancial”). La entrega de la Propiedad Arrendada para Ocupación Substancial deberá documentarse por medio del formato adjunto al presente como Anexo “C-2” (el “Certificado de Entrega y Recepción de Ocupación Final”), el cual deberá incluir imágenes de la Propiedad Arrendada. Para efectos de este Contrato, el término “Ocupación Final” significará la ocupación de la Propiedad Arrendada por el Arrendatario con las Mejoras del Arrendatario totalmente concluidas, lo cual es, que el Arrendatario este en posibilidad de usar la Propiedad Arrendada tal y como se acordó en el presente; dichos cambios menores no deberán de exceder del 3% del total de los trabajos. 3.7 Force Majeure. If Lessor is delayed in the conclusion of any of works set forth in this Section 3 due to any force majeure or acts of god event, the Parties agree that Lessor shall have the right to extend the Beneficial Occupancy Date and/or the Substantial Occupancy Date one calendar day per each day of delay. The authorized representative of each party shall certify the existence of each day of delay by means of the execution of a certification elaborated in the form attached 3.7 Caso Fortuito o Fuerza Mayor. Si el Arrendador se retrasa en cualquiera de las entregas contempladas en esta Cláusula 3 debido a cualquier caso fortuito o de fuerza mayor, las partes acuerdan que el Arrendador deberá tener el derecho de prorrogar la Fecha de Ocupación Benéfica y/o la Fecha de Página 9 de 55 hereto as **Exhibit "D"** (the "**Force Majeure Form**"), whereby the Parties shall certify the additional days granted. The Parties hereby agree to carry out their best efforts with the purpose of modifying the work schedule to perform with the new dates.

Ocupación Sustancial Substancial un día naturalpor cada día de retraso. El representante autorizado de cada parte deberá certificar la existencia de cada día de retraso por medio de la ejecución de un certificado en el formato adjunto al presente como **Anexo "D"** (el "**Formato de Fuerza Mayor**"), en donde las partes deberán certificar los días adicionales otorgados. Las Partes acuerdan en llevar a cabo sus mejores esfuerzos con la intención de modificar la agenda de trabajo para cumplir con las nuevas fechas.

Force Majeure and Acts of God will include any strike or work stoppage, new and unforeseeable governmental regulation, delay by a governmental authority, unexpected electric failures or unexpected unavailability of public utilities; excessive rain, accidental and unexpected fire, earthquake, seism, tornado, disturbance, insurrection, terrorism, war or any other similar act of God or force majeure event or any other event or circumstance beyond the control and without the fault or negligence of Lessor and/or its contractors.

Los Casos Fortuitos o de Fuerza Mayor incluirán cualquier huelga o paro laboral, regulación gubernamental nueva y no prevista, retraso por una autoridad gubernamental, fallas eléctricas no esperadas o indisponibilidad inesperada de los servicios públicos; lluvia excesiva, incendio accidental o inesperado, terremoto, sismo, tornado, perturbación, rebelión, terrorismo, guerra o cualquier otro caso fortuito o de fuerza mayor similar o cualquier otro evento o circunstancia más allá del control y sin negligencia o culpa del Arrendador y/o sus contratistas.

3.8 Labor Relation. The Parties hereby expressly acknowledge that there is no and there shall be no labor relation, in terms of article 20 of the Federal Labor Law (Federal Labor Law), between the employees of the general contractor of Lessor and Lessee. Notwithstanding the foregoing, Lessee hereby expressly agrees to notify Lessor, within a term that shall not exceed three (3) business days as of the reception by Lessee, of any labor lawsuit or claim by any judicial or labor authority, whereby Lessee, Lessor or the contractor of Lessor are notified of any labor lawsuit filed by the employees of the contractor or subcontractors of Lessor, in the understanding that Lessor shall defend and hold Lessee safe and harmless, and Lessee shall respond to such lawsuit or claim filed against Lessee denying the labor relation between such employee and Lessee.

3.8 Relación Laboral. Las Partes reconocen expresamente que, no hay y que no deberá haber relación laboral, en términos del artículo 20 de la Ley Federal del Trabajo, entre los empleados del contratista general del Arrendador y Arrendatario. No obstante lo anterior, el Arrendatario acuerda expresamente en notificar al Arrendador, dentro de un plazo que no excederá tres (3) días hábiles de la recepción por el Arrendatario, de cualquier demanda laboral o reclamación por cualquier autoridad judicial o laboral, en donde el Arrendatario, el Arrendador o el Contratista del Arrendador sean notificados de cualquier demanda laboral presentada por los empleados del Contratista o subcontratista del Arrendador, en el entendido de que, el Arrendador deberá defender y mantener al Arrendatario libre y sin daño, y el Arrendatario deberá responder a dicha demanda o reclamación presentada en contra del Arrendatario negando la relación laboral entre dicho empleado y el Arrendatario.

In the event that Lessee does not comply with the obligations set forth in this clause and does not comply with the notification to Lessor and/or answer in due time and form any labor lawsuit denying the existence of the labor relation, Lessee shall not exercise any action or right to claim or recover from Lessor or the Contractor of Lessor for any amount paid by Lessee as a result of a sentence from the labor courts or competent authority.

En caso de que, el Arrendatario no cumpla con las obligaciones establecidas en esta cláusula y no cumpla con la notificación al Arrendador y/o conteste en el tiempo y forma debida cualquier demanda laboral negando la existencia de la relación laboral, el Arrendatario no deberá ejercer acción alguna o derecho para reclamar o recuperar del Arrendador o del Contratista del Arrendador cualquier cantidad pagada por el Arrendatario como resultado de una sentencia de las cortes laborales o autoridad

Lessor agrees to hold harmless Lessee and its officers, directors, shareholders, employees, agents, successors and

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assignees, in the event of any individual or collective labor claim filed by any worker, employee or labor union employed by Lessor and/or its subcontractors in connection with this Agreement. Likewise, Lessee agrees to hold harmless Lessor and its officers, directors, shareholders, employees, agents, successors and assignees, in the event of any individual or collective labor claim filed by any worker, employee or labor union employed by Lessee.

competente.

El Arrendador acepta sacar en paz y a salvo al Arrendatario y sus funcionarios, directores, accionistas, empleados, agentes, sucesores y cesionarios en caso de cualquier demanda laboral, individual o colectiva, presentada por cualquier empleado, trabajador o sindicato empleado por el Arrendador y/o sus subcontratistas en relación con este Contrato. Asimismo, el Arrendatario acepta sacar en paz y a salvo al Arrendador y sus funcionarios, directores, accionistas, empleados, agentes, sucesores y cesionarios en caso de cualquier demanda laboral, individual o colectiva, presentada por cualquier empleado, trabajador o sindicato empleado por el Arrendatario.

3.9 Supervision of the Construction. The Lessee, at its own cost and under its own responsibility, may appoint an expert with experience and recognized skills in the industry, for the supervision, at any moment, of the construction of the Building (the "**Construction Supervisor**") who, along with the Lessor, may inspect and supervise that the construction of the Building is carried out in accordance with this Agreement and the Executive Project. Lessor agrees to: (i) collaborate, within its possibilities, with the Construction Supervisor to guarantee the duly performance of its work and (ii) grant the Construction Supervisor a work space within the Leased Property with access to basic services.

3.9 Supervisión de la Construcción. El Arrendatario, bajo su propio costo y responsabilidad, podrá asignar un perito con experiencia y capacidad reconocida en el medio, para la supervisión en cualquier momento de la construcción del Edificio por parte del Arrendador (el "**Supervisor de la Construcción**"), quien podrá, en compañía del Arrendador, inspeccionar y supervisar que la construcción del Edificio se realice conforme a este Contrato y el Proyecto Ejecutivo. El Arrendador acuerda en: (i) colaborar en la medida de sus posibilidades con el Supervisor de la Construcción para garantizar el debido desempeño de su encargo y (ii) otorgar al Supervisor de la Construcción un espacio de trabajo dentro de la Propiedad Arrendada que tenga acceso a servicios básicos.

Section 4. Use of the Leased Property

Cláusula 4. Uso de la Propiedad Arrendada.

4.1 Use. Lessee shall use and occupy the Leased Property as a facility for Printed circuit boards assembly, wire and harneses and electromechanical assembly (High-level assembly), and other lawful uses accessory and incidental to the foregoing that are consistent with the uses permitted in the Industrial Park set forth in the Cover Page (the "**Authorized Use**").

4.1 Destino. El Arrendatario utilizará la Propiedad Arrendada únicamente para Manufactura de tarjetas electrónicas, arneses, cables y ensambles electromecánicos, así como las actividades accesorias que resulten de dichos usos, las cuales en todo momento deberán ser compatibles con el uso del suelo permitido para el Parque Industrial establecido en Carátula (los "**Usos Permitidos**").

Lessee shall not use or occupy the Leased Property for any other purpose or business without the prior written consent of Lessor, which consent may be withheld or conditioned in Lessor's reasonable discretion. In any event, Lessee shall carry out its activities on the Leased Property in strict compliance with all Applicable Law.

El Arrendatario no deberá utilizar u ocupar la Propiedad Arrendada para cualquier actividad u operación distinta a los Usos Permitidos, sin el consentimiento previo y por escrito del Arrendador, el cual podrá ser rechazado o condicionado, a entera discreción del Arrendador. En cualquier caso, el Arrendatario llevará a cabo sus actividades en la Propiedad Arrendada en estricto cumplimiento de todas la Legislación Aplicable.

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Lessee shall use the Leased Property in a careful, safe and adequate manner, therefore, it shall not (i) store Hazardous Materials in violation of the Environmental Laws and Section 10 of this Agreement; (ii) overload the floors or structure of the Leased Property; (iii) subject the Leased Property to any other use in violation of the Authorized Use and without the prior written consent of Lessor, (iv) cause or permit to be caused on the Leased Property odors, smoke, dust, gas, noise, or vibrations, which are not allowed pursuant to Applicable Law, (v) carry out or allow others to carry out operations related to the handling of Hazardous Materials or set up lines of business in violation of Applicable Law and/or the Authorized Use and (vii) use the Leased Property in a way that may invalidate the insurance policies or that increases the coverage risk of such insurance policies. El Arrendatario se obliga a usar la Propiedad Arrendada de manera cuidadosa, segura y adecuada, por lo que no podrá: (i) almacenar Materiales Peligrosos en contravención a las Leyes Ambientales y la Cláusula 10 del Contrato; (ii) sobrecargar los pisos o la estructura de la Propiedad Arrendada; (iii) someter la Propiedad Arrendada a algún otro uso en contravención al Uso Autorizado y sin la previa aprobación por escrito del Arrendador; (iv) producir ni permitir que se produzcan en la Propiedad Arrendada olores, humo, polvo, gas, ruido o vibraciones por encima de los límites establecidos en las Leyes Ambientales; (v) llevar a cabo actos que puedan causar un desequilibrio ecológico, daños a la salud, al medio ambiente y/o a los recursos naturales; (vi) realizar o permitir que se realice en la Propiedad Arrendada operaciones relacionadas con el manejo de Materiales Peligrosos o establecer giros mercantiles en contravención con la Legislación Aplicable y/o los Uso Autorizado, y (vii) usar la Propiedad Arrendada en forma tal que pueda invalidar las pólizas de los seguros o incremente el riesgo de las coberturas de tales seguros. 4.2 Lawfulness of Commercial Activities. Lessee shall 4.2 Legalidad de las Actividades Comerciales. El not cause or permit any act that may constitute a public or private nuisance, or cause damage to Lessor or other users of the Industrial Park or that may invalidate any current insurance policies or those subsequently contracted for the Leased Property. Arrendatario no realizará ni permitirá ningún acto que pudiese constituir una molestia pública o privada, o que cause daño al Arrendador o a otros usuarios del Parque Industrial o que pudiera invalidar cualesquiera pólizas de seguros que actualmente existan o posteriormente se contraten sobre la Propiedad Arrendada. Lessee hereby agrees not to use the Leased Property for illegal purposes such as money laundering, or other criminal activities, or to use the Leased Property to commit criminal or illegal activities, nor any activity that could cause the asset to be the object of forfeiture proceedings referred to in Articles 7 and 8 of the Federal Asset Recovery Law (Ley Federal de Extinción de Dominio) or any similar law, releasing Lessor in this act from any criminal or civil responsibilities that may be incurred by Lessee for its activities in the Leased Property. El Arrendatario se obliga a no utilizar la Propiedad Arrendada para fines ilícitos, tales como lavado de dinero, producto de actividades delictuosas, o a utilizar la Propiedad Arrendada para la comisión de actividades tipificadas como delitos o ilegales, ni cualquier actividad que pudiera ser objeto del procedimiento de extinción de dominio al que se refiere los artículos 7 y 8 de la Ley Federal de Extinción de Dominio o cualquier otra ley análoga, liberando desde este momento al Arrendador de cualquier responsabilidad penal, civil o de cualquier otra índole en que pudiera incurrir el Arrendatario por sus actividades desempeñadas en la Propiedad Arrendada. 4.3 Licenses, Permits and Authorizations. Lessee shall at 4.3 Autorizaciones, Permisos y Licencias. El all times, at its own cost, name and liability, (i) obtain any and all licenses, permits and authorizations legally required for the use, occupancy and exploitation of the Leased Property, including without limitation, health and environmental licenses, permits, registries, controls or authorizations, as may be applicable and shall comply with the technical norms that the Arrendatario deberá en todo momento a su costo, nombre y responsabilidad, obtener cualesquier y todas las licencias, permisos y autorizaciones legalmente requeridas para el uso, ocupación y explotación de la Propiedad Arrendada, incluyendo, pero sin limitar a, licencias sanitarias y ambientales, permisos, registros, Página 12 de 55 labor, health, environmental authorities, or of any other corresponding kind may formulate with respect to the operation of Lessee on the Leased Property; y (ii) deliver to Lessor, within thirty (30) days after acquiring such, a true copy of such authorizations, licenses and permits provided these are related to or affect the Leased Property, including those related to health, safety and environmental matters. Lessor agrees to provide Lessee all necessary documentation or information related to the Leased Property to obtain Licenses, Authorizations and permits for the operation of Lessee. controles o autorizaciones, según sea aplicable y cumplirá con las normas técnicas que la autoridad laboral, sanitaria, ambiental o de cualquier otra índole correspondiente pueda formular con respecto a la operación del Arrendatario en la Propiedad Arrendada; y (ii) dentro de los 30 (treinta) días siguientes a la obtención de los mismos, entregar al Arrendador copia fiel de tales autorizaciones, licencias y permisos en la medida en que estén relacionados con o afecten la Propiedad Arrendada, incluyendo los relacionados con salud, seguridad y asuntos ambientales. El Arrendador se compromete a proporcionar toda la documentación o información relacionada con la Propiedad Arrendada necesaria parala obtención de Licencias, Autorizaciones y permisos para la operación del Arrendatario. 4.4 Industrial Park Regulations. Lessee agrees to comply 4.4 Reglamento del Parque Industrial.El with any reasonable rule or regulation previously notified in writing by Lessor that promotes the order, security and efficient operation of the Leased Property, provided that these rules are of general application for the other tenants of the Industrial Park, especially Lessee undertakes to comply with the terms and provisions of the Park Regulations. A copy of the Park Regulations that Lessee hereby acknowledges to know, understand and accept, signed by the Parties, is attached hereto as Exhibit “D” (the “Park Regulations”). Arrendatario se obliga a cumplir con cualquier regla o regulación razonable notificada previamente por escrito por el Arrendador que promueva el orden, seguridad y eficiente operación de la Propiedad Arrendada cuando estas sean de aplicación general para los demás inquilinos o arrendatarios del Parque Industrial, especialmente el Arrendatario se compromete a cumplir con los términos y disposiciones del Reglamento del Parque Industrial. Una copia del Reglamento del Parque Industrial, que el Arrendatario reconoce conocer, comprender y aceptar, firmado por las partes, se adjunta al presente como Anexo “D” (el “Reglamento del Parque”). 4.5 Indemnity. In any case, Lessee agrees to indemnify 4.5 Indemnización. En todo caso, el Arrendatario and hold Lessor harmless from any liability, claims, actions, damages, penalties, costs and/or expenses that may be imposed to the Leased Property and/or Lessor for acts or omissions of Lessee that constitute a breach to the provisions of Section 4 herein. se obliga a indemnizar y mantener al Arrendador en paz y a salvo de cualquier responsabilidad, demanda, acción,daños,perjuicios,penas,gastosy/o erogaciones que se le impongan a la Propiedad Arrendada y/o al Arrendador por actos u omisiones del Arrendatario que constituyan una violación a lo dispuesto en esta cláusula 4. Section 5. Term and Extension Option Cláusula 5. Plazo y Opción de Prorroga. 5.1 Term. The Parties hereby agree that this Agreement 5.1 Plazo. Las Partes acuerdan en este acto que shall be binding from the date hereof; however, the initial term of this Lease Agreement shall be that set forth on the Cover Page (the “Initial Term” or the “Term”). The Term of the Lease shall commence on the Term Commencement Date established in the Cover Page. el presente Contrato será vinculante a partir de la fecha de celebración del mismo; no obstante lo anterior, el término del arrendamiento será el establecido en la Carátula (indistintamente el “Período Inicial” o el “Plazo”). El Plazo de Arrendamiento comenzará en la Fecha de Inicio de Vigencia de Arrendamiento que se establece en la Carátula. Lessee can early terminate the Lease Agreement prior to the expiration of the Term by means of written notice to Lessor El Arrendatario podrá dar por terminar anticipadamente el presente Arrendamiento previo a la terminación del Página 13 de 55 with no less than 30 (thirty) calendar days of anticipation to the effective termination date. In case Lessee wishes to terminate this agreement prior to the mandatory term, Lessee shall pay to Lessor in one payment, (i) any and all rents of the months remaining for the completion of the Agreement, and (ii) any and all other amounts outstanding as well as all those generated until the termination of the Term and the vacancy of the Leased Property, pursuant to the terms and conditions set forth herein. Plazo, mediante aviso al Arrendador con al menos 30 (treinta) días naturales a la fecha de terminación efectiva del Arrendamiento. En caso que el Arrendatario desee dar por terminado el presente contrato previo a la terminación del plazo forzoso, deberá pagar al Arrendador en una sola exhibición, de cualesquier y todas (i) las rentas de los meses que falten para la terminación del plazo forzoso , y (ii) cualquier y todas las demás cantidades debidas así como las que se generarían hasta la terminación del plazo forzoso y desocupación de la Propiedad Arrendada, de conformidad con los términos y condiciones contenidos en este instrumento. 5.2 Renewal Options. Subject to Lessee being up to date 5.2 Opciones de Renovación. Sujeto a que el and in due performance of each and all of its obligations derived from this Agreement, and Lessor not having notified any default hereto, Lessee shall have the right to renew the Term in two (2) additional periods, of five (5) mandatory years for each of the Parties, in substantially the same terms and conditions set forth in this Lease Agreement. Arrendatario se encuentre al corriente en todas y cada una de las obligaciones a su cargo derivadas del presente Contrato, y el Arrendador no hubiere notificado algún incumplimiento al presente Contrato, el Arrendatario tendrá el derecho de renovar el Plazo en dos (2) periodos adicionales, de cinco (5) años obligatorios para ambas Partes cada uno, en, substancialmente, los términos y condiciones que los aquí previstos. If Lessee wish to renew this Lease Agreement at the Term’s conclusion, it shall notify Lessor in writing at any time, until 180 (one hundred and eighty) calendar days prior to the expiration of the initial Term, or in such case its extension, with respect to its wish to extend it. In case Lessee, does not perform the notice set forth in this paragraph, this Lease Agreement will be renewed automatically for a one-time period of nine (9) months. En caso de que el Arrendatario desee renovar el Contrato al concluir el Plazo, éste último deberá de notificar por escrito al Arrendador 180 (ciento ochenta) días previos a la terminación del Periodo, o en su caso de su prórroga o renovación, respecto de su deseo de renovar el Contrato. En caso de que el Arrendatario no lleve a cabo la notificación establecida en el presente párrafo, se entenderá que el presente Contrato de Arrendamiento se renovará por un único periodo de nueve (9) meses. 5.3 Vacancy Notice. In the event that Lessee does not 5.3 Aviso de Desocupación. En caso de que el delivers the renewal notice set forth in the preceding section in due time and form, or upon notification of early termination pursuant to the provisions set forth in the second paragraph of point 5.1 of this Agreement, Lessor during the 120 (one hundred and twenty) days prior to the expiration of the Agreement, shall have access to the Leased Property to show the Leased Property to possible tenants (except to any competitors of Lessee) and confirm the conditions in which it is found, by providing a 2 (two) day prior written notice and which visit shall take place on business days and hours and without limiting the activities of Lessee, in order to take the necessary measures pursuant to this Agreement. Additionally, during such period, Lessor is hereby authorized to install on the Leased Property, each and all the notices deemed necessary to promote the Leased Property for future lease agreements. Arrendatario hubiere entregado la notificación de no renovación establecida en el punto anterior en tiempo y forma, o si hubiere notificado la terminación anticipada conforme a lo establecido por el segundo párrafo del punto 5.1 de este Contrato, el Arrendador durante los 120 (ciento veinte) días previos a la terminación del Contrato, tendrá acceso a la Propiedad Arrendada para mostrar la Propiedad Arrendada a los posibles inquilinos (salvo a competidores del Arrendatario) y confirmar las condiciones en las que se encuentra, previa notificación por escrito al Arrendatario con por lo menos cinco (5) días de anticipación y debiendo llevar a cabo la visita en días y horas hábiles y sin entorpecer las actividades del Arrendatario, para tomar las medidas necesarias de conformidad con este contrato.. Asimismo, durante este período, el Arrendador en este acto queda autorizado a instalar en la Propiedad Página 14 de 55

Arrendada, todas y cada uno de los anuncios que considere necesarios para promover la Propiedad Arrendada para futuros contratos de arrendamiento. Section 6. Rent. Cláusula 6. Renta. 6.1 Rent. As of the Rent Commencement Date, Lessee 6.1 Renta. A partir de la Fecha de Inicio de hereby agrees to pay Lessor as rent for the use and enjoyment of the Leased Property, without the need of a prior requirement by Lessor, the monthly rent in the amount set forth on the Cover Page, plus the Value Added Tax or any other tax that may replace or supplement it applicable to the rent (indistinctively the “Rent” or the “Monthly Rent”). Vigencia del Arrendamiento, el Arrendatario se obliga a pagar al Arrendador, por concepto de Renta de la Propiedad Arrendada, sin requerimiento previo por el Arrendador, la cantidad mensual que se establece en la Carátula más el Impuesto sobre el Valor Agregado o cualquier otro impuesto que lo sustituya o adicione aplicable a la renta (la “Renta” o la “Renta Mensual”). 6.2 Rent Increase. The parties hereby agree that during 6.2 Incremento en la Renta. Las partes acuerdan the entire term of this Agreement, on each anniversary of the Term Commencement Date, the Rent effective at such time shall increase pursuant to the terms set forth on the Cover Page. Such increases shall operate automatically during the Term and the renewal periods, if applicable, without prior notice to Lessee. que, durante toda la vigencia de este Contrato, en cada aniversario de la Fecha de Inicio de Vigencia, la Renta vigente en ese momento se aumentará en los términos establecidos en la Carátula. Dichos incrementos operarán en forma automática durante toda la vigencia del presente Contrato, incluyendo sus prórrogas, sin necesidad de aviso previo al Arrendatario. 6.3 Place of Payment. All payment of Rents shall be 6.3 Lugar de Pago. Todo pago de las Rentas made by Lessee in advance on or before the fifth (5) calendar day of each calendar month, by means of a bank electronic wire transfer to the account set forth on the Cover Page. será realizado por el Arrendatario, por adelantado, el o durante los primeros 5 (cinco) días naturales de cada mes natural por medio de una transferencia electrónica bancaria a la cuenta establecida en la Carátula. Prior to the payment date, Lessor hereby agrees to deliver the official invoice corresponding to Lessee, in compliance with the fiscal requirements in Mexico. Previo a la fecha de pago, el Arrendador se obliga a entregarlafacturaoficialcorrespondienteal Arrendatario, en cumplimiento de los requisitos fiscales en México. 6.4 Penalty Interest. Without regard the origin of the 6.4 Intereses Moratorios. Independientemente de reason of the premature termination of this Agreement, and the application of contractual penalties if any, in case of a default by Lessee, in the payment of any amount payable under this Agreement, including the Rent, if Lessee does not pay the Monthly Rent during the first 5 (five) calendar days of each month, Lessee shall pay Lessor late payment interests calculated daily over any outstanding amounts, for the time of the default, equivalent to the 28 (twenty) day TIIE (Equilibrium Interbank Interest Rate) rate published by the Central Bank of Mexico (BANXICO), multiplied times 2.0 (two points) for each day of delay, which shall commence counting as of the sixth calendar day of each month or the day after that in which the obligation is enforceable and until Lessee is up to date in its payments and obligations. The payment of such late payment interest shall not reduce or restrict in any way any other resource or right set forth in favor or that Lessor may have pursuant to the law. la procedencia de las causales de rescisión del presente Contrato, así como la aplicación de las penas convencionales que hubiere, en caso de mora en el pago de cualquier cantidad pagadera conforme al presente Contrato, incluyendo la Renta, si el Arrendatario no realizare el pago de la Renta dentro de los primeros cinco (5) días naturales de cada mes, el Arrendatario deberá pagar al Arrendador intereses moratorios calculados diariamente sobre cantidades debidas, por el tiempo transcurrido, equivalente a la tasa TIIE (Tasa de Interés Interbancaria de Equilibrio) publicado por el Banco de México (BANXICO) a 28 (veintiocho) días multiplicado por 2.0 (dos puntos) para cada día de retraso, el cual empezará a computar a partir del sexto día natural de cada mes o el día posterior a que la obligación sea exigible y hasta que el Arrendatario se encuentre al corriente en sus pagos y obligaciones. El pago de dichos intereses moratorios Página 15 de 55 no disminuirá ni restringirá de forma alguna cualquier otro recurso o derecho establecido a favor o que tenga del Arrendador de conformidad con la Ley. 6.5 Rent Assignment or Pledge. Lessee hereby 6.5 Cesión o Prenda de la Renta. El Arrendatario acknowledges and agrees that, Lessor may assign or pledge its rights for the collection of Rent from Lessee to a bank, any other financial institution or creditor, and Lessee agrees to pay directly to the assignee. Lessor will provide written notice to Lessee of any assignment or pledge made in the terms hereof after the execution of such assignment or pledge. reconoce y acepta que, el Arrendador podrá ceder o pignorar sus derechos para el cobro de la Renta del Arrendatario a un banco, cualquier otra institución financiera o acreedor, y bajo requerimiento de dicho cesionario, el Arrendatario se obliga a efectuar los pagos directamente al cesionario. El Arrendador notificará por escrito al Arrendatario de cualquier cesión o prenda hecha en los términos de la presente cláusula después de la celebración de dicha cesión o prenda. 6.6 Security Deposit. Lessee hereby agrees to deliver 6.6 Depósito De Garantía. El Arrendatario Lessor on the Term Commencement Date the amount set forth as security deposit on the Cover Page (the “Security Deposit”), with the purpose of guaranteeing the correct execution by Lessee of all its obligations derived from this Agreement. The Security Deposit: (i) shall increase in the proportion and times established in the Cover Page; and (ii) shall not generate any interest or profit in favor of Lessee. deberá entregar al Arrendador en la Fecha de Inicio de Vigencia la cantidad establecida como depósito de garantía en la Carátula (el “Depósito de Garantía”), con el fin de garantizar la correcta ejecución del Arrendatario de todas sus obligaciones derivadas del presente Contrato. El Depósito en Garantía: (i) será incrementado en la proporción y tiempos que se establece en la Carátula; y (ii) no generará interés o rendimiento alguno en favor del Arrendatario. If Lessee complies with all the terms, conditions and obligations of this Agreement, the Security Deposit (or any balance in favor of Lessee) shall be returned to Lessee within the 45 (forty-five) calendar days following to the date in which Lessee delivers to Lessor the physical and legal possession of the Leased Property, in terms of this Agreement. In the event there were any obligations, services, or payments outstanding by Lessee, Lessor shall apply the deposit to cover any outstanding element, and the rest, if any, shall be reimbursed to Lessee Si el Arrendatario cumple con todos los términos, condiciones y obligaciones al amparo de este Contrato, el Depósito en Garantía (o cualquier saldo a favor del Arrendatario) será devuelto al Arrendatario dentro de los 45 (cuarenta y cinco) días naturales siguientes a la fecha en que el Arrendador reciba del Arrendatario la posesión física y jurídica de la totalidad de la Propiedad Arrendada, en términos del presente Contrato. En caso de que hubiere obligaciones, servicios, o pagos pendientes por parte del Arrendatario, el Arrendador aplicará el depósito para cubrir cualquier elemento pendiente, y el remanente, si lo hay, será reembolsado al Arrendatario. 6.7 Net Lease. The Parties hereby expressly agree that 6.7 Arrendamiento Neto. Las Partes acuerdan the Rent, Maintenance Fee and any other payable amount derived from this Agreement shall be absolutely net for Lessor, understanding for such concept that the amounts to pay shall be delivered free from any encumbrance, tax, public or private services, liens, insurance, fees or expenses of any nature in relation to the Leased Property, pursuant to the terms set forth in this Agreement. Lessee shall not have any right to reduce, suspend, extend, decrease, offset, counterclaim, or defense in relation to the Rent or other amounts payable hereunder. expresamente que, la Renta, la Cuota de Mantenimiento y cualquier cantidad pagadera derivada del presente Contrato deberá ser absolutamente neta para el Arrendador, entendiéndose por dicho concepto que las cantidades a pagar sean entregadas libres de cualquier cargo, impuesto, servicios públicos o privados, gravámenes, seguros, derechos o gastos de cualquier naturaleza en relación con la Propiedad Arrendada, conforme a los términos establecidos en el presente Contrato. El Arrendatario no tendrá derecho a disminución, suspensión, aplazamiento, reducción, compensación, reconvención, o defensa en relación con la Renta u otras sumas pagaderas bajo el presente Página 16 de 55

Contrato. 6.8 Advance Rent. At the time of execution of this 6.8 Renta Adelantada. Al momento de la firma Agreement, Lessee shall transfer to Lessor the amount set forth as Advance Rent on the Cover Page. del presente Contrato, el Arrendatario transferirá al Arrendador la cantidad establecida como Renta Anticipada en Carátula. 6.9 Triple Net (NNN). The Parties agree that as from the 6.9 Triple Neto (NNN). Las Partes acuerdan Effective Date and for the remainder of the Term, and any renewal thereto, Lessee shall be responsible to pay (i) the Maintenance Fee in terms of section 9 herein, (ii) the insurance premiums in terms of section 11.1 herein, and (iii) the property tax, which amounts are indicated on the Cover Page. que a partir de la Fecha de Inicio de Plazo y durante el resto de la vigencia del Plazo, y sus prórrogas en su caso, el Arrendatario será responsable de pagar (i) la Cuota de Mantenimiento en los términos de la cláusula 9 de este Contrato, (iii) los seguros en términos de la cláusula 11.1 siguiente, y (iii) el impuesto predial de la Propiedad Arrendada, cuyos montos se encuentran indicados en la carátula del presente instrumento. Section 7. Modifications. Cláusula 7. Mejoras. 7.1Modifications made by Lessee. Lessee shall not 7.1 Mejoras del Arrendatario. El Arrendatario no change the basic structure, the external aspect, including colors and façade, or basic services, nor make any important alteration to the Leased Property, unless it is previously agreed in writing by the Parties. Lessee is hereby authorized to make minor alterations or modifications to the Leased Property, on its own account, cost and risk, so long as such alterations and modifications do not later or damage the structure of the Leased Property or its basic nature. Lessee shall request Lessor its authorization to carry out any modification on the Leased Property. podrá cambiar la estructura básica, el aspecto externo, incluyendo colores y fachada, o servicios básicos, ni hacer alteración alguna de importancia a la Propiedad Arrendada, salvo por acuerdo escrito entre las Partes. En este acto el Arrendatario queda autorizado para realizar alteraciones o modificaciones menores a la Propiedad Arrendada, por su propia cuenta, costo y riesgo, siempre y cuando dichas alteraciones y modificaciones no alteran o dañan la estructura de la Propiedad Arrendada o la naturaleza básica de la misma. El Arrendatario deberá solicitar al Arrendador su autorización para efectuar cualquier modificación en la Propiedad Arrendada. Any modifications or alterations made by Lessee shall be performed in a first-class workmanlike manner, using only first-class grades of materials, consistent with the Leased Property. Lessee shall have any necessary permits and/or authorizations, either local, state, or federal, to perform any kind of repairs or adaptations on the Leased Property, as the case may be, and shall as well be in compliance with all of its labor, social security, tax, and other applicable obligations regarding such repairs or adaptations. Cualquier mejora a la Propiedad Arrendada por parte del Arrendatario deberá llevarse a cabo de manera profesional, utilizando únicamente materiales de primera clase, consistente con la Propiedad Arrendada. El Arrendatario deberá contar con todos los permisos y/o autorizaciones necesarias, tanto municipales, estatales o federales para cualquier clase de reparación o adecuación de la Propiedad Arrendada en su caso, así como el cumplimiento de las obligaciones laborales, de seguridad social y/o fiscales y demás que correspondan, respecto de dichas reparaciones o adecuaciones. Lessee hereby expressly and irrevocably waives all rights to request a refund to Lessor for any improvement made, including but not limited to the Lessee Improvements, in accordance with the Civil Code of Nuevo León. El Arrendatario en este acto renuncia, de manera expresa e irrevocable, al derecho a solicitar al Arrendador el reembolso por cualquier mejora que realice en los términos previstos en el Código Civil de Nuevo León. Página 17 de 55

7.2 Accessories. All the accessories and/or equipment of any nature (the “Accessories”) installed on the Leased Property by Lessee, and that were not affixed thereto permanently, shall continue being owned by Lessee, and shall be removed by Lessee upon the expiration or termination of this Lease Agreement, unless Lessee receive the prior written consent by Lessor, in each specific case, for such Accessories to remain in such property at the expiration of this Lease Agreement. 7.2 Accesorios. Todos los accesorios y/o equipos de cualquier naturaleza (los “Accesorios”) que hubieren sido instalados en el Propiedad Arrendada por el Arrendatario, y que no estuvieren fijos a la misma de modo permanente, continuarán siendo propiedad del Arrendatario, y serán retirados por el Arrendatario a la expiración o terminación de este Contrato, salvo que el Arrendatario reciba el consentimiento previo y por escrito del Arrendador, en cada caso específico, para que dichos Accesorios puedan permanecer en dicha propiedad al vencimiento de este Contrato. 7.3 Removal of Modifications upon Termination of the 7.3 Remoción de las Mejoras del Arrendatario. Agreement. All the modifications, fixtures or equipment of Las mejoras, instalaciones y/o equipos de cualquier naturaleza instalados en la Propiedad Arrendada por el whatsoever nature which were installed in the Leased Property by Lessee, including but not limited to the Lessee’s Improvements, which are permanently affixed, shall become the property of the Lessor and shall not be removed by Lessee at the expiration date, unless Lessor expressly requires otherwise in writing to Lessee. Arrendatario que estén incorporados permanentemente, pasarán a ser propiedad del Arrendador, sin costo alguno para este último, y no deberán ser removidos por el Arrendatario a la fecha de terminación del Contrato, salvo que el Arrendador expresamente solicite por escrito al Arrendatario lo contrario. Lessee shall pay any expense, expenditure or damage caused to the Leased Property upon demolition or removal of the improvements, the facilities and/or equipment including but not limited to the Lessee Improvements. Likewise, Lessee shall adequately seal, cut and cover all wires, piping or ducts related to any improvement that the Lessor orders to be removed. If any wire, piping or duct is incorporated into the walls or roofs, the Lessee shall provide Lessor with blueprints detailing the location of said wiring, piping or duct. El Arrendatario deberá pagar cualquier gasto, erogación o daño causado a la Propiedad Arrendada al momento de demoler las mejoras o remover las instalaciones y/o equipos. Así mismo, deberá sellar, cortar y cubrir adecuadamente todos los cables, tuberías o ductos con relación a cualquier mejora que el Arrendador instruya al Arrendatario remover. En caso que existan cables, tuberías o ductos instalados por el Arrendatario y que estén incorporados a las paredes o techos de la Propiedad Arrendada, el Arrendatario deberá proporcionar al Arrendador las especificaciones y los planos que detallen la ubicación de los mismos. 7.4 Logo and Signage. The specifications of logo or 7.4 Logo y Señalización. Las especificaciones de corporate signage of Lessee and the place where they shall be located on the Building, shall be previously approved by both Parties. Lessor shall allow the installation of the logo or signage on the place it may deem appropriate at its sole discretion. logotipo o señalización corporativa del Arrendatario y el lugar que se encontrará en el Edificio, deberá ser aprobado por ambas Partes . El Arrendador permitirá la instalación del logotipo o la señalización en el lugar que considere apropiado a su exclusivo juicio. Cualquier construcción, modificación o adición a la construcción hecha por el Arrendatario, así como cualquier accesorio y/o equipo de cualquier naturaleza que hayan sido instalados de forma permanente en el Propiedad Arrendada por el Arrendatario, serán en beneficio de la Propiedad Arrendada y permanecerán allí en la terminación de este Contrato, sin costo alguno para el Arrendador. Any construction, modification addition to the construction made by Lessee, as well as any accessory and/or equipment of any nature installed permanently on the Leased Property by Lessee, shall be for the benefit of the Leased Property and shall remain there upon the termination of this Lease Agreement, without any cost for Lessor. Section 8. Subordination, Assignment and Cláusula 8. Subordinación, Cesión y Página 18 de 55

Subleasing. Subarrendamiento. 8.1 Subordination. If requested by Lessor, Lessee shall, within ten (10) business days following the Lessor written request, execute, acknowledge and deliver to Lessor a document certifying that (a) a true and correct copy of this Agreement is attached to such document; (b) this Agreement is in full force and effect without amendment (or, where applicable, specifying the nature of the change and attaching a copy thereof); (c) the last date of payment of rent by Lessee; (d) the absence of uncured defaults by Lessor (or, where appropriate, a specification of such breaches, if any); and (e) any other matter reasonably required by Lessor, any creditor or potential creditor of Lessor or potential purchaser of the Leased Property, including without limitation, the delivery of financial statements. 8.1 Subordinación. Si lo solicita el Arrendador, el Arrendatario deberá, dentro de los 10 (diez) días hábiles siguientes a que el Arrendador se lo solicite por escrito, suscribir, reconocer y entregar al Arrendador un documento certificando que (a) una copia fiel y exacta de este Contrato se adjunta a dicho documento; (b) el presente Contrato se encuentra en pleno vigor y efecto y sin modificación alguna (o, en su caso, especificando la naturaleza de dicha modificación y adjuntando una copia de la misma); (c) la última fecha de pago de Renta realizado por el Arrendatario; (d) la ausencia de incumplimientos sin subsanar por parte del Arrendador (o, en su caso, una especificación de dichos incumplimientos, si los hubiere); y (e) cualquier otro asunto razonablemente requerido por el Arrendador, cualquier acreedor o posible acreedor del Arrendador o posible adquirente de la Propiedad Arrendada, lo que incluye sin limitar, la entrega de estados financieros. 8.2 Assignment and Subletting by Lessee. Lessor expressly 8.2 Cesión y Subarrendamiento de la agrees that Lessee shall have the right to assign its rights under this Agreement and/or sub-lease the Leased Property exclusively to its affiliates, with prior written notice to Lessor with thirty (30) calendar days prior to the date on which the transaction shall take effect; in the understanding that (a) the Guarantee and the Security Deposit shall remain in full force and effect, (b) Lessee shall be established as joint obligor of each and every one of the relevant obligations of the assignee or subtenant, as Lessee under this Agreement, (c) the use of the Leased Property shall be consistent with this Agreement, (d) Lessee shall not sublease the Leased Property or assign its rights and obligations under this Agreement to any person for a period greater than the remaining term of this Agreement, and (e) Lessee may not impose additional duty to Lessor. Arrendataria. La Arrendataria se reserva la facultad de ceder los derechos derivados de este Contrato y/o sub-arrendar la Propiedad Arrendada a empresas afiliadas de la Arrendataria, bastando para ello una previa notificación por escrito a la Arrendadora con acuse de recibo con 30 (treinta) días naturales de anticipación a la fecha en que desee que surta efectos la transacción; en el entendido que (a) la Garantía y el Depósito en Garantía deberán permanecer en pleno vigor y efecto, (b) el Arrendatario deberá constituirse como obligado solidario de todas y cada una de las obligaciones del cesionario o subarrendatario correspondiente, como Arrendatario conforme al presente Contrato, (c) el uso de la Propiedad Arrendada deberá ser consistente con este Contrato, (d) el Arrendatario no podrá otorgar en subarrendamiento la Propiedad Arrendada o ceder sus derechos y obligaciones conforme a este Contrato, a cualquier Persona, por un plazo mayor al Plazo o la Prórroga restante de este Contrato, y (e) el Arrendatario no podrá imponer al Arrendador obligación adicional alguna. Lessee hereby, expressly and irrevocably waives its right to sublease the Leased Property to third parties or request the termination of this Agreement if Lessor opposes to the sublease by Lessee established in articles 2386 of the Federal Civil Code. In that sense, Lessee shall not assign the rights under this Agreement and/or sublease the Leased Property to third unrelated parties including its suppliers, without the written consent of Lessor, which cannot be denied or delayed without a just cause. If authorized by Lessor, Lessee is obliged to include in the document where the transaction shall be El Arrendatario en este acto renuncia, de manera expresa e irrevocable, a sus derechos de subarrendar la Propiedad Arrendada a terceros o solicitar la rescisión del presente Contrato si el Arrendador se opone a que el Arrendatario otorgue en subarrendamiento la misma, previstos en los artículos 2386 del Código Civil de Nuevo León. En ese sentido, la Arrendataria no podrá ceder los derechos derivados de este contrato y/o subarrendar la Propiedad Arrendada a terceros, incluyendo sus proveedores, sin Página 19 de 55 executed, a provision recognizing the existence and term of this Agreement.

el consentimiento del Arrendador otorgado por escrito, lo cual no podrá ser negado o retrasado sin que exista una causa justificada. En caso que la Arrendador lo autorice, la Arrendataria se obliga a incluir en el documento donde se haga constar la transacción una disposición que reconozca la existencia y duración del presente arrendamiento.

In any case, Lessor reserves the right to opt for the termination of this Agreement and the execution of a new lease agreement with the assignee or subtenant, as the case may be, in substantially equal terms as this Lease Agreement. In that eventuality, Lessee shall have no further obligation under the new contractual relationship.

En todo caso, el Arrendador se reserva el derecho de optar porque este Contrato se dé por terminado y firmar un nuevo contrato de arrendamiento con el cesionario o el subarrendador, según sea el caso, en términos substancialmente similares al presente Contrato de Arrendamiento. En esa eventualidad, el Arrendatario no tendrá obligación futura alguna conforme a la nueva relación contractual.

In case Lessor has assigned in favor of a bank the collection rights of the guarantee, in order to obtain a line of credit or loan, any assignment operation and/or sublease by Lessee and/or the execution of a new lease with the new transferee or lessee shall be subject to the approval of the financial institution.

En caso que el Arrendador haya cedido en favor de una institución bancaria el cobro de la Renta y los derechos provenientes del presente Contrato de Arrendamiento, con el objeto de obtener una línea de crédito o préstamo, la celebración de cualquier operación de cesión y/o subarrendamiento por parte del Arrendatario y/o la celebración de un nuevo contrato de arrendamiento con el nuevo cesionario o arrendatario estarán sujetos a la aprobación de dicha institución financiera.

8.3 Nullity. Any violation to the provisions set forth in this Section 8, will make any act executed against the abovementioned void, and will grant the right to Lessor to terminate this agreement without the necessity of a judicial declaration, and Lessee shall respond for its obligations hereunder.

8.3 Nulidad. La violación a lo dispuesto en esta cláusula 8, hará nulo cualquier acto ejecutado en contra de lo antes estipulado y dará derechos al Arrendador a rescindir el contrato sin necesidad de declaración judicial al respecto, y el Arrendatario responderá por las obligaciones a su cargo.

Section 9. Maintenance, Public Services and Land Tax.

Cláusula 9. Mantenimiento, Servicios Públicos, Impuesto Predial.

9.1 Maintenance by Lessor. Lessor shall at all times during the Term of this Agreement, maintain and repair, at its own cost and expense the structural elements of the Building, such as foundations, the structure of the exterior part, the structure of the floors (excluding sealing), the structure of ceilings, including support columns, that may be needed due to the normal wear and tear of the Leased Property, including hidden defects of structural elements; provided that such repairs (a) are not imputable to Lessee, its affiliates, successors, sub-lessees, contractors, subcontractors, employees, visitors, agents, or any person under its responsibility, for subjecting this structural areas to loads over the designed loads, and that the use of these structural elements has been strictly used for the purpose for which they were designed, (b) are not needed as a result of a repair, amendment, adaptation, installation or others made by Lessee

9.1 Mantenimiento del Arrendador. El Arrendador deberá en todo momento durante la vigencia de este Contrato, mantener y reparar, a su propio costo y gasto, los elementos estructurales del Edificio, tales como cimientos, la estructura de la parte exterior, la estructura de los pisos (excluyendo el sellado), la estructura de los techos, incluidas las columnas de soporte necesarios por virtud del desgaste y uso ordinario de la Propiedad Arrendada, incluyendo vicios ocultos de elementos estructurales; siempre y cuando dichas reparaciones (a) no sean imputables al Arrendatario o sus Afiliadas, causahabientes, subarrendatarios, Contratistas del Arrendatario, subcontratistas, empleados, visitas, agentes, o cualquier Persona bajo su responsabilidad, por haber sometido estas áreas estructurales a cargas

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to the Leased Property, and (c) are not imputable to the negligence or bad faith of the Lessee, its Lessee or its Affiliates, or Affiliates, successors, sub-lessees, contractors, subcontractors, employees, visitors, agents, or any Person under its responsibility. Lessee must notify Lessor in writing within a period not exceeding 3 (three) calendar days from the date it becomes aware of damage to the Leased Property, the need to perform any maintenance or repair in accordance with the provisions of this paragraph. Lessor shall be exempted from the obligation referred in this paragraph in the cases where Lessee does not reliably demonstrate to Lessor that it had carried out each and all of the preventive maintenances in due time and form pursuant to the Preventive Maintenance Program and the Common Areas Preventive Maintenance Program included in this instrument as **Exhibit "E"**.

por encima de las cargas de diseño, y que el uso de estos elementos estructurales están siendo estrictamente utilizadas para el propósito para el cual fueron diseñadas, (b) no sean resultado de alguna reparación y/o modificación, adaptación, instalación u otros a la Propiedad Arrendada que hayan llevado a cabo el Arrendatario o sus Afiliadas, causahabientes, subarrendatarios, Contratistas del Arrendatario, subcontratistas, empleados, visitas, agentes, o cualquier Persona bajo su responsabilidad, y (c) no sean imputables a la negligencia o mala fe del Arrendatario o de sus Afiliadas, causahabientes, subarrendatarios, Contratistas del Arrendatario, subcontratistas, empleados, visitas, agentes, o cualquier Persona bajo su responsabilidad. El Arrendatario deberá notificar por escrito al Arrendador en un plazo que no excederá de 3 (tres) días naturales a la fecha en que tenga conocimiento de los daños a la Propiedad Arrendada, la necesidad de que realice algún mantenimiento o reparación conforme a lo dispuesto por este párrafo. El Arrendador quedará eximido de la obligación a que se refiere el presente párrafo en los casos en los que el Arrendatario no demuestre fehacientemente al Arrendador que ha llevado todos y cada uno de los mantenimientos preventivos en tiempo y forma de conformidad con el Programa de Mantenimiento Preventivo y Programa de Mantenimiento Preventivo de Áreas Comunes incluidos en este instrumento como **Anexo "E"**.

9.2 Maintenance Fee. Lessee hereby agrees to pay on a monthly basis to the Service Company the Maintenance Fee of the Industrial Park (the "**Industrial Park Fee**") established in the Cover Page. The Maintenance Fee of the Industrial Park shall be paid by Lessee within the first 5 (five) calendar days of each month. The payment of the Maintenance Fee of the Industrial Park, include, in a limitative manner, the following services:

(a) Maintenance of the streets;
(b) Maintenance of the public lighting system of common areas;
(c) Maintenance of common green areas;
(d) Security of common areas;
(e) Consumption of Electric Power in common areas;
(f) Consumption of Water in common areas;
(g) Maintenance and operation of irrigation system;
(h) Maintenance and administration personnel;
(i) Maintenance for common area irrigation water service.

Such Maintenance Fe will be deposited on the account

9.2 Cuota de Mantenimiento. Adicionalmente a lo establecido con anterioridad, el Arrendatario pagará mensualmente a Servicios de Naves, por concepto de Cuota de Mantenimiento el monto que se menciona en la Carátula de este Contrato (la "**Cuota del Parque Industrial**"), dentro de los primeros 5 (cinco) días naturales de cada mes. El pago de la Cuota de Mantenimiento del Parque Industrial incluirá, de manera limitativa, los siguientes servicios:

(a) Mantenimiento de las calles;
(b) Mantenimiento del sistema público de iluminación de áreas comunes;
(c) Mantenimiento de las áreas verdes comunes;
(d) Seguridad en áreas comunes;
(e) Consumo de Electricidad en áreas comunes;
(f) Consumo de Agua en áreas comunes;
(g) Mantenimiento y operación del sistema de irrigación;
(h) Personal de mantenimiento y administración;
(i) Mantenimiento por servicio de agua para riego de áreas comunes.

La Cuota de Mantenimiento deberá de ser depositada en la cuenta especificada para dicho propósito en la

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specified for such purposes on the Cover Page or where Service Company may notify it in writing, being the proof of such transfer, the account statements issued by the bank receiving such transfers, the only legal means to prove the Carátula o en donde la Empresa de Servicios notifique por escrito, siendo la única prueba legal que acredite el cumplimiento de la obligación de pago, los estados bancarios emitidos por el banco que acrediten la recepción de dichas transferencias. La Cuota de Mantenimiento será incrementada anualmente a la tasa establecida en la Carátula de este Contrato. compliance with the payment obligation. The Fees shall be increased annually pursuant established on the Cover Page. Maintenance to the rate A partir de la presente fecha y siempre y cuando el Contrato de Arrendamiento se encuentre vigente, el Arrendatario será responsable del pago de la Cuota de Mantenimiento, en cumplimiento con el Reglamento del Parque. As of this date and so long as this Lease Agreement is in force, Lessee shall be liable for the payment of the Maintenance Fee, in compliance with the Park Regulations. 9.3 Maintenance by Lessee. Except as provided in 9.3 Mantenimiento por parte del Arrendatario. Section 9.1 above and in addition to the Maintenance Fee (as defined below), during the Lease Term and any Lease Extension, Lessee hereby agrees to be solely liable to pay directly and carry out all repairs, replacement and interior and exterior maintenance of the Leased Property, including sidewalks and green areas, drainage, gutters, pipes, interior and exterior paint, parking areas, entrance ways, sidewalk pavements, gardening and collection of waste, hydro-sanitary, elements of protection against fire and any and all other equipment and elements installed on the Leased Property, as well as all Lessee Improvements and/or the replacement of each and all equipment and/or material and/or facilities within the Leased Property and all the non-structural elements of the Leased Property (including the Land). The maintenance according to the kind and its periodicity is described in detail in the Preventive Maintenance Program included in this instrument as Exhibit “E”. Con excepción a lo establecido en la Cláusula 9.1 anterior y adicionalmente a las Cuota de Mantenimiento, durante el Plazo de Arrendamiento y cualquier Prórroga, el Arrendatario se obliga bajo su responsabilidad y a su propio costo y gasto, a llevar a cabo todaslas reparaciones, reemplazo y mantenimiento interior y exterior de la Propiedad Arrendada, incluyendo banquetas y áreas verdes, desagües, canaletas, caños, pintura interior y exterior, áreas de estacionamiento, caminos de entrada, aceras, jardinería y recolección de basura, hidro-sanitarias, elementos de protección contra incendios y cualquier y todos los demás equipos y elementos instalados en la Propiedad Arrendada y/o el reemplazo de cualquier y todos los equipos y/o maquinaria y/o instalaciones dentro de la Propiedad Arrendada y de todos los elementos no estructurales de la Propiedad Arrendada (incluyendo el Terreno). El mantenimiento según el tipo de equipo y su periodicidad se detalla en el Programa de Mantenimiento Preventivo incluido en este instrumento como Anexo “E”. 9.4 Inspections by Lessor. Lessor shall be permitted to 9.4 Inspecciones Realizadas por el Arrendador. carry out physical inspections of the Leased Property and/or related documentation, with the frequency deemed necessary by Lessor, in order to verify the condition of the Leased Property and/or request any kind of information related to maintenance. Such inspection shall be carried out by a representative of Lessor with the participation of a representative appointed by Lessor. Lessee, herein, agrees to comply with all the reasonable and usual that result from such inspection. The foregoing, without prejudice to the right of Lessor to inspect the Leased Property at the termination of this Agreement, and that Lessor receives the Leased Property in conformity. El Arrendador podrá llevar a cabo inspecciones físicas de la Propiedad Arrendada y/o documentación relacionada, con la frecuencia que considere necesaria el Arrendador, con el fin de verificar la condición de la Propiedad Arrendada y/o solicitar cualquier tipo de información relativa al mantenimiento. Dicha inspección se llevará a cabo por un representante del Arrendador con la participación de un representante designado por el Arrendatario. En este acto, el Arrendatario se obliga a cumplir con todos los puntos razonables y habituales que resulte de dicha inspección. Lo anterior, sin perjuicio del derecho del Arrendador para inspeccionar la Propiedad Arrendada a la terminación de este Contrato y que el Arrendador reciba la Propiedad Arrendada de conformidad. Página 22 de 55

9.5 Public Services. Lessee shall be liable to directly 9.5 Servicios Públicos. El Arrendatario será hire, at its sole cost the public services, with the public or private authorized suppliers, as applicable. Likewise, the Parties agree that all hook-up, consumption and contribution fees associated to the public services will be borne and paid by Lessee. responsable de contratar los servicios públicos directamente y a su costa con las proveedores públicos o privados autorizados, según corresponda. Así mismo, las Partes acuerdan que todas las cuotas de conexión, consumo y aportación asociados a los servicios públicos serán asumidos y pagados por el Arrendatario. El Arrendador deberá entregar la Propiedad Arrendada, con las preparaciones necesarias para que el Arrendatario pueda solicitar la conexión de servicios públicos. Lessor shall deliver the Leased Property with the proper pre-hookup fixtures, where the Lessee will be able to contract the public services with the utilities' suppliers 9.6 Water Supply and Sanitary Waste Water Discharge. 9.6 Suministro de Agua No Potable y Descarga de Agua Residuales Sanitarias. 9.6.1 Water Supply. Lessor shall provide 0.05 (zero point cero 9.6.1 Suministro de Agua. El Arrendador deberá five) liters per second of water for the sole and exclusive use of the Leased Property, which shall be supplied from the water well located within the Park. In the event that, Lessee requires an increase of the water supply, and Lessor confirms the possibility to provide such increase in the water supply, then, Lessee shall pay to Lessor the cost of the adaptations or improvements that are necessary for Lessor to supply the additional requested amounts, including without limiting to, the water pump or pumps that are necessary for the increase in the capacity of the water supply. proporcionar 0.05 (cero punto cero cinco) litros por segundo de agua para uso único y exclusivo de la Propiedad Arrendada, misma que será suministrado de un pozo de agua ubicado en el Parque. En caso de que, el Arrendatario requiera un aumento en la demanda de agua, y el Arrendador confirme la posibilidad del aumento en el suministro de agua, entonces el Arrendatario deberá pagar al Arrendador el costo de las adaptaciones de agua y/o mejoras que puedan ser necesarias, para que el Arrendador pueda suministrar la cantidad necesaria, incluyendo sin limitar a la bomba o bombas de agua que sean necesarias para el incremento de la capacidad de suministro de agua. Lessor shall deliver to Lessee, quarterly, the invoice showing the breakdown of the water volumes that had been consumed by Lessee during the corresponding period, as well as the amounts that the latter shall pay to Lessor for such consumption; Lessee shall pay to Lessor the amount shown in the invoice within the following 3 (three) business days after the reception of such document. Once that Lessor receives the payment for the water consumption, Lessor shall carry out the payment of the corresponding fees for the water consumption to the corresponding authorities or applicable organism. El Arrendador entregará al Arrendatario, de manera trimestral, un estado de cuenta en donde se desglose el volumen de agua que haya utilizado y consumido el Arrendatario durante el periodo en cuestión, así como los montos que éste último deba de pagar por dicho consumo; el Arrendatario estará obligado a cubrir la cantidad mostrada en el estado de cuenta dentro de los 3 (tres) días hábiles siguientes a la recepción del mismo. Una vez que el Arrendador reciba el pago correspondiente del Arrendatario por el consumo de agua, el Arrendador deberá efectuar el pago de las cuotas correspondientes por consumo de agua a la autoridad u organismo de aplicable. 9.6.2 Sanitary Waste Water Discharge. The Parties hereby 9.6.2 Suministro Descarga de Aguas Residuales agree that the Service Company shall render Lessee the Sanitary Waste and process Water Discharge Service; services that shall be carried out in compliance with the provisions set forth in this Agreement and in the Park Regulations. Sanitarias. Las Partes acuerdan que, la Empresa de Servicios brindará al Arrendatario el servicio de descarga de aguas residuales sanitarias y de proceso; servicio que se deberá efectuar en apego a lo establecido en este Contrato y en el Reglamento del Parque. Página 23 de 55

9.6.3 General Rules for Water Supply and Sanitary Waste 9.6.3 Reglas Generales para el Suministro de Agua y Discharge. Descarga de Agua Residuales Sanitarias. (a) The Service Company shall provide Lessee the Non-Drinkable Water Supply Service and the Sanitary Waste Water Discharge Service available at the limit of the Leased Property, exclusively for its own use within the same and precisely in the lines or pipes identified for such purposes. The water fee shall be calculated by reason of $30.40 (Thirty Pesos 40/100 National Currency) plus VAT, per each cubic meter (the “Water Fee”). (a) La Empresa de Servicios proporcionará al Arrendatario el servicio de suministro de agua no potable y el Servicio de Descarga de Aguas Residuales Sanitarias al pie de la Propiedad Arrendada, exclusivamente para su propio uso dentro de la misma, y precisamente en las líneas o tuberías identificadas para tales efectos. La cuota de agua se calculará en base al consumo, la cual será calculada a razón de $30.40 (Treinta Pesos 40/100 Moneda Nacional) más IVA, por metro cúbico (la “Cuota de Agua”). (b) The parties hereby agree that Lessee shall have the obligation to make the monthly payment of the corresponding sewage fee. The sewage fee shall be calculated based on 60% of the cubic meters of water effectively used by Lessee, which shall be covered by reason of $14.00 (fourteen pesos 00/100 National Currency) per cubic meter (the “Sewage Fee”) the Service Company shall invoice such amount to Lessee, to be paid by the latter within the 5 business days following the date in of submission of the corresponding invoice, in the understanding that the cost of such Sewage Fee may be subject to annual increase that shall be determined by the service provider based on the annual inflation indexes and operation expenses. The amount to be paid in terms of this Section shall include the amount correspond to Value Added Tax and/or any other tax that may replace or supplement it. (b) Las partes acuerdan que será obligación del Arrendatario realizar el pago mensual de la cuota de drenaje correspondiente. La cuota de drenaje se calculará en base a el 60% de los metros cúbicos de agua efectivamente utilizados por el Arrendatario los cuales serán cobrados a razón de $14.00 (catorce pesos 00/100 M.N.) por metro cubico (la “Cuota de Drenaje”) la Empresa de Servicios facturará dicho importe al Arrendatario, para ser pagado por éste último dentro de los 5 (cinco) días naturales posteriores a la fecha en que se le haya presentado la factura correspondiente, en el entendido que dicha Cuota de Drenaje podrá ser sujeta a incremento anual el cual será determinado por el prestador del servicio en base a los índices de inflación anual y los gastos de operación. términos de agregar el Impuesto al A la cantidad a pagar en esta Cláusula se le deberá importe correspondiente al Valor Agregado y/o cualquier otro impuesto que lo sustituya o adicione. (c) The Service Company may, without any liability, cease to provide the service mentioned in this Section, in whole or in part, from the distribution lines or pipes and/or pumping equipment in any of the following cases: (i) in the event of carrying out any corrective or routine maintenance, which shall be informed in writing to Lessee with no less than 72 hours, or 5 (five) hours of anticipation in the event of emergencies, (ii) at any time if Lessee defaults with any of its obligations in terms of this Agreement; or (iii) in the event of force majeure or acts of God; or (iv) upon revocation or extinction for any reason of the Concession; or (v) upon unavailability of water in the wells covered by the Concession. (c) La Empresa de Servicios podrá, sin responsabilidad alguna, dejar de suministrar los servicios mencionados en esta cláusula, total o parcialmente, en cualquiera de los siguientes casos: (i) en caso de llevar a cabo cualquier mantenimiento de rutina o correctivo, el cual debe ser informado al Arrendatario por escrito con por los menos 72 horas o 5 (cinco) horas de anticipación a la interrupción del servicio en caso de emergencias, o (ii) en cualquier momento si el Arrendatario incumple en el pago de la cuota de alcantarillado a su vencimiento, sí Página 24 de 55 dicho incumplimiento dura más de 30 (treinta) días naturales; o (iii) en caso fortuito o fuerza mayor; o (iv) por revocación o terminación por cualquier motivo de la Concesión, el Arrendador debe darle al Arrendatario una solución alternativa razonable al problema(s) o (v) en caso de indisponibilidad de agua en los pozos cubiertos por la Concesión. (d) If the Service Company ceases to provide the non-drinkable water service and Sanitary Waste Water Discharge Service, due to any default by Lessee, Lessee hereby agrees to pay the Service Company the expenses that may be caused by the suspension or reconnection of such service. (d) En caso de que la Empresa de Servicios interrumpa el servicio de agua y descarga de aguaresidualessanitarias,poralgún incumplimiento del Arrendatario, el Arrendatario se obliga a pagar a la Empresa de Servicios los gastos que se originen por la suspensión y reconexión de dichos servicios. (e) The Service Company shall install and maintain a volumetric gauge with charge to Lessee, within the limits of the Leased Property, which shall be installed in a place where its readings can be seen by the Service Company at any time, and to which only the Service Company shall have access. Such measuring instrument shall be of the exclusive property and responsibility of the Service Company, who shall have the obligation to provide it with maintenance and repair if necessary or in such case to replace it for another one, all that with charge to Lessee, unless the repair is at. Any amount expended by the Service Company in terms of this Section, shall be reimbursed by Lessee within the 5 (five) business days following the date of presentation of the corresponding receipts. Notwithstanding the foregoing, the Service Company may estimate the non-drinkable water consumption volumes in the event that the volumetric gauge is damaged and it were not repaired and/or replaced immediately, whether (i) using the amount resulting from subtracting the volume consumed by all other clients to whom water is provided from the Concessions during the pertinent period from the total extracted from the wells coved by such Concessions during such period, (ii) or applying an amount equivalent to the monthly average consumption of Lessee on the Leased Property on the six preceding months. (e) La Empresa de Servicios instalará y mantendrá un medidor volumétrico con cargo al Arrendatario, dentro de los límites de la Propiedad Arrendada, que será instalado en un lugar en el que se puedan realizar las lecturas del mismo por la Empresa de Servicios a cualquier hora, y al que solo tendrá acceso a la Empresa de Servicios. Dicho instrumento de medición será propiedad y responsabilidad exclusiva a la Empresa de Servicios, quien tendrá la obligación de darle mantenimiento y de repararlo si fuese necesario o en su caso sustituirlo por otro, todo esto con cargo al Arrendatario, salvo que la reparación sea imputable al Arrendador. Cualquier cantidad erogada por la Empresa de Servicios en términos de esta Cláusula, deberá ser reembolsada por el Arrendatario dentro de los 5 (cinco) días hábiles siguientes a la fecha en que se presenten los recibos correspondientes. No obstante lo anterior, la Empresa de Servicios podrá determinar los consumos de agua en caso de que el medidor volumétrico se averíe y no haya sido reparado y/o sustituido de manera inmediata, ya sea (i) utilizando la cantidad que resulte de restar el volumen consumido por todos los demás clientes a los que se proporciona agua en el Parque Industrial durante el período en cuestión, (ii) o aplicando (la cual deberá ser equiparable a) una cantidad equivalente al promedio mensual de consumo del Arrendatario en la Propiedad Arrendada en los seis meses anteriores. (f) Lessee shall supervise for the internal network for Página 25 de 55 distribution and hydraulic installations of the Leased Property are functioning normally, for which any internal water leak and/or any failure of such network shall be the exclusive liability of Lessee and it shall repair it immediately at its own cost and risk. (f) El Arrendatario vigilará que la red interna de distribución e instalaciones hidráulicas de la Propiedad Arrendada estén funcionando normalmente, por lo que cualquier fuga interna de agua y/o cualquier falla de dicha red será responsabilidad exclusiva del Arrendatario y deberá repararla inmediatamente a su exclusivo costo y riesgo. (g) Lessee shall not carry out any modification or alteration to the installations of the Service Company, including without limitation, water take, without prior express and written authorization by the Service Company, who at its sole discretion may reject or authorize the pertinent modification by means of written notification to Lessee. In no event may Lessee, by itself or through third parties, carry out the installation, suppression, connection, or reconnection or the services of this Section in the Park. (g) El Arrendatario no realizará modificación o alteración alguna a las instalaciones de la Empresa de Servicios, incluyendo, sin limitar, la toma de agua, sin autorización expresa, previa y por escrito de la Empresa de Servicios quien a su sola discreción podrá negar o autorizar la modificación en cuestión notificándolo por escrito al Arrendatario. En ningún caso el Arrendatario, por sí mismo o a través de terceros podrá realizar la instalación, supresión, conexión, o reconexión de los servicios de esta cláusula en el Parque. (h) Lessee shall be liable before the Service Company for any damage, theft, manipulation, violation to the seals over the volumetric gauge installed and connected to its distribution network. If the volumetric gauge suffers a damage or due to normal wear and tear and it becomes necessary to repair or replace it, the Service Company shall do so as soon as possible with charge to Lessee. If for any damage to the volumetric gauge the reading of water consumption were not possible, Lessee shall pay the Service Company the amount determined by the Service Company pursuant to the provisions set forth in the preceding point, during the time during which such damage continues. The amount estimated by the Service Company in terms of this Section, shall be reimbursed by Lessee within the 5 (five) business days following the date of submitting the corresponding invoice to Lessee. (h) El Arrendatario será responsable frente a la Empresa de Servicios por cualquier daño, robo, manipulación, violación a los sellos sobre el medidor volumétrico instalado y conectado a su red de distribución. En caso de que el medidor volumétrico sufra algún daño o debido al uso normal y desgaste sea necesario repararlo o reemplazarlo, la Compañía de Servicio deberá hacerlo lo más pronto posible con cargo al Arrendatario. Si, por cualquier daño al medidor volumétrico la lectura del consumo de agua no sea posible, el Arrendatario deberá pagar a la Compañía de Servicios la cantidad determinada por la Compañía de Serviciossegún las disposiciones establecidas en el punto anterior, en una base prorrateada durante el tiempo que dicho daño continúe. La cantidad estimada por la Compañía de Servicios en términos de esta Cláusula la cual no deberá exceder el promedio de consumo de los periodos previos, deberá ser reembolsado por el Arrendatario dentro de 5 (cinco) días hábiles siguientes a la fecha en que se someta la factura correspondiente al Arrendatario. (i) Lessee shall be liable for all the rights, contributions and/or any other amount generated under concept of connection or reconnection of the services of this (i) El Arrendatario será responsable del pago de todos los derechos, contribuciones y/o cualquier otra cantidad que se genere por Página 26 de 55

Section, including without limitation, any contribution fee. In relation to the foregoing, in addition to any other amount set forth in this Agreement and notwithstanding the obligation of Lessee to pay any governmental authority the fees, contributions and/or concepto de conexión o reconexión de los servicios de esta cláusula, incluyendo, sin limitar, cualquier cuota de aportación. En relación con lo anterior, en adición a cualquier otra cantidad indicada en este Contrato y sin perjuicio de la obligación del Arrendatario de pagar a cualquier autoridad gubernamental los derechos, contribuciones y/o cantidades referidas anteriormente, el Arrendatario reconoce, acepta y se obliga a pagar a la Empresa de Servicios por concepto de conexión de los servicios de esta cláusula establecidos en este Contrato, las sumas señaladas en la carátula de este Contrato, más el Impuesto al Valor Agregado o cualquier otro impuesto que lo sustituya o adicione (el “Cuotas de Conexión”), a la fecha de firma del presente Contrato. amounts referred above, Lesseehereby acknowledges, accepts and agrees to pay the Service Company under concept of connection to the services of this Section set forth in this Agreement, the amounts set forth on the Cover Page, plus the Value Added Tax or any other that may replace or supplement it (the “Connection Fees”), as of Agreement. the date of execution of this (j) El Arrendatario conviene en cumplir con todas las obligaciones contenidas en la legislación aplicable con respecto al uso del agua suministrada por la Empresa de Servicios o al y a sus descargas de aguas (j) Lessee hereby agrees to comply with all the obligations set forth in the applicable legislation with respect to the use of water supplied by the Service Company and to its sanitary waste and process water discharges, including without limitation, the maximum permitted limits for pollutants set forth in the NOM-002-SEMARNAT-1996 or that which may replace it. Additionally, Lessee hereby agrees to prepare and submit to the Service Company monthly or when requested by the Service Company or any other governmental authority, reports in relation to the content of the sanitary waste waters discharged by Lessee, carried out by a laboratory certified by the National Water Commission and the Mexican Accreditation Entity. residuales sanitarias y de proceso, incluyendo, sin limitar, los límites máximos permisibles de contaminantes establecidos en la NOM-002-SEMARNAT-1996 o la que la sustituya. Adicionalmente, el Arrendatario acuerda preparar y entregar a la Empresa de Servicios mensualmente o cuando lo solicite la Empresa de Servicios o cualquier otra autoridad gubernamental,reportes en relación con el contenido de las aguas residuales sanitarias descargadas por el Arrendatario, realizado por un laboratorio certificado por la Comisión Nacional del Agua y la Entidad Mexicana de Acreditación. En adición a lo anterior, la Empresa de Servicios tendrá en todo momento el derecho de tomar directamente muestras de las aguas residuales sanitarias y de proceso generadas y descargadas por el Arrendatario para ser analizadas por la Empresa de Servicios o por quien éste determine. In addition to the foregoing, the Service Company shall have at all times the right to directly take samples of the sanitary waste and process waters generated and discharged by Lessee to be analyzed by the Service Company or by whom it may determine. Lo anterior no libera al Arrendatario de sus responsabilidades y obligaciones frente a las autoridades gubernamentales con respecto al uso del agua y la descarga de aguas residuales sanitarias, determinadas de conformidad con la legislación aplicable, por lo que el Arrendatario será el único responsable del cumplimiento de éstas obligaciones y deberá indemnizar y mantener en paz y a salvo al The foregoing does not release Lessee from its liabilities and obligations before the governmental authorities with respect to the use of water and discharge of sanitary waste waters, determined pursuant to the applicable legislation, for which Lessee shall be solely liable for the compliance with such obligations and shall indemnify and maintain the Service Página 27 de 55

Company safe and harmless from any liability and/or damages that may arise or that relate to the obligations of Lessee referred in this Section, including without limitation, those of environmental nature. Arrendador y la Empresa de Servicios de cualquier responsabilidad y/o daños que surjan o se relacionen a las obligaciones del Arrendatario a que se refiere la presente Cláusula, incluyendo, sin limitar, aquellas de carácter ambiental. Asimismo, el Arrendatario se obliga en todo momento durante el Plazo del presente Contrato a cumplir con todas las disposiciones del Reglamento del Parque y las legislaciones ambientales locales y federales que en su momento estén en vigor y a iniciar los trámites de solicitud de factibilidad y regularización en el caso de exceder el volumen máximo autorizado en el presente Contrato. Additionally, Lessee hereby agrees at all times that during the Term of this Agreement it shall comply with all the provisions of the Park Regulations and the local and federal environmental legislations that in such time may be in force and to commence the filings for request of feasibility and remediation in the event of exceeding the maximum volume authorized in this Agreement. 9.7 Electric Power Supply. Lessor hereby states that the 9.7 Suministro de Energía. El Arrendador declara Leased Property has the electric power supply feasibility by the Federal Electricity Commission (“CFE”) y una carga disponible de 200 KVAs; in the understanding that, the cost of contracting, connection and consumption shall be paid solely by Lessee. que la Propiedad Arrendada cuenta con la factibilidad de suministro de energía eléctrica por parte de la Comisión Federal de Electricidad (“CFE”) y una carga disponible de 200 KVAs; en el entendido que, correrá por cuenta y costo del Arrendatario los trámites de contratación, pago de conexión y consumo. In the event that Lessee requires a greater amount of KVA´s than those mentioned in the preceding paragraph, Lessor shall assign such KVA´s prior written notification by Lessee and Lessee shall pay monthly under concept of infrastructure the amount of U.S. $1.40 (One Dollar 40/100 legal currency in the United States of America) per each additional KVA. En caso que el Arrendatario requiera una mayor cantidad de KVAs que los mencionados en el párrafo anterior, el Arrendador asignará dichos KVAs previa notificación por escrito por parte del Arrendatario y el Arrendatario deberá de pagar mensualmente por concepto de infraestructura la cantidad de USD$1.40 (Un Dólar 40/100 moneda de curso legal de los Estados Unidos de América) por cada KVA adicional. Except by means of prior written agreement by Lessor, Lessee shall not install equipment or infrastructure that may exceed the capacity of any installation of public services. If Lessee needs additional installations or infrastructure, prior approval by Lessor, Lessee at its exclusive account and cost, shall be solely liable to procure and obtain them. Salvo previo acuerdo por escrito del Arrendador, el Arrendatario no instalará equipo o infraestructura que pudiera exceder la capacidad de cualquier instalación de servicios públicos. Si el Arrendatario necesitare instalaciones o infraestructura adicional, previa aprobación del Arrendador, el Arrendatario por su exclusiva cuenta y costo, será el único responsable de gestionarlos y obtenerlos. Lessee hereby irrevocably agrees to assign, transfer and transmit to Lessor any and all KVAs to which it may have the right in relation to the Leased Property, upon expiration of the Lease. For such purposes, it hereby agrees to carry out any activity and enter into any other document that may be necessary for such purposes before the CFE, in the understanding that any procurement derived from or related to such assignment shall be at the cost and expense of Lessor. El Arrendatario en este acto y de manera irrevocable se obliga a ceder, transferir y transmitir al Arrendador cualquier y todos los KVAs a los que tenga derecho en relación con la Propiedad Arrendada, al término del Arrendamiento. Para lo anterior, se obliga a realizar cualquier actividad y celebrar cualquier otro documento necesario para tal efecto ante la CFE, en el entendido que cualquier gasto derivado de o relacionado con dicha cesión será a costo y gasto del Arrendador. El Arrendatario autoriza al Arrendador o la Empresa de Servicio indistintamente, el acceso a la Propiedad Lessee hereby authorizes Lessor or the Service Company, indistinctively, access to the Leased Property at any time Página 28 de 55 during the term of this Agreement, to carry out any maintenance, inspection or repair that may be required in relation to the compliance with this Section. Arrendada en cualquier momento durante la vigencia de este Contrato, para llevar a cabo cualquier mantenimiento, inspección o reparación que pueda requerirse en relación al cumplimiento de la presente cláusula. 9.8 Property Taxes. Lessee shall not be liable for the 9.8 Impuestos a la Propiedad. El Arrendatario payment of any and all “Property Taxes” (as defined below) and in general taxes to the Leased Property during the Term, pursuant to the amount set forth in the Cover Page. The term “Property Taxes” shall include: a) all taxes and fiscal encumbrances (whether general or special) that encumber, assess or are imposed at any time by any governmental body or entity over the Leased Property, and/or the improvements on any part of the Leased Property, including land tax, Lessee shall reimburse Lessor the payment of land tax, within the following 30 (thirty) days after the written notification sent by Lessor to Lessee; b) any tax, contribution or fee derived from the granting of licenses, authorizations or permits, assessed or imposed at any time by anybody or entity applied to Lessor or the Leased Property, related to the operations of Lessee or the title of ownership of the Leased Property; and c) all tax, contribution, encumbrance, imposition, or charge in replacement or, in whole or in part, or as complement to any tax, rate, encumbrance, imposition, or charge included in the definition of Property Taxes. In that sense, Lessor shall pay the Property Taxes of the Leased Property and Lessee shall reimburse such amounts to Lessor within 15 (fifteen) business days following the written request by Lessor to do so, under concept of “Annual Additional Rent”. Any and all amounts to be paid under concept of property tax (impuesto predial) shall be subject to increases to the extent the corresponding authorities so legally determine. será responsable del pago de cualquier y todos los Impuestos a la Propiedad (como se define a continuación) y en general impuestos a la Propiedad Arrendada durante el Plazo, de acuerdo a la cantidad establecida en Carátula. El término “Impuestos a la Propiedad” comprenderá: a) todos los impuestos y cargas fiscales (ya sean generales o especiales) que gravan, tasan o se impongan en cualquier momento por cualquier organismo o entidad gubernamental sobre la Propiedad Arrendada, y/o las mejoras en cualquier parte de la Propiedad Arrendada, incluyendo el impuesto predial, el Arrendatario deberá reembolsar al Arrendador el pago del impuesto predial, dentro de los siguientes 30 (treinta) días a la notificación enviada por escrito por el Arrendador al Arrendatario; b) cualquier impuesto, contribución o derecho derivado del otorgamiento de licencias, autorizaciones o permisos, tasadas o impuestas en cualquier momento por cualquier organismo o entidad que sea aplicado al Arrendador o a la Propiedad Arrendada, relativa a las operaciones del Arrendatario o la titularidad de propiedad de la Propiedad Arrendada; y (c) todo impuesto, contribución, gravamen, imposición, o cargo en sustitución de, parcial o totalmente, o como complemento a cualquier impuesto, tasa, gravamen, imposición, o cargo que se incluya en la definición de Impuestos a la Propiedad. En este sentido, el Arrendador pagará los Impuestos a la Propiedad de la Propiedad Arrendada y el Arrendatario será responsable de reembolsar dichas cantidades al Arrendador dentro de los 15 (quince) días hábiles posteriores a la solicitud del Arrendador para hacerlo, a título de “Renta Adicional Anual”. Cualesquier y todas las cantidades a pagar por concepto de impuesto predial están sujetos a aumentos en la medida en que las autoridades correspondientes legalmente lo determinen. Section 10. Environmental Section Cláusula 10. Cláusula Ambiental 10.1 Environmental Permits. Lessee agrees to obtain all 10.1 Licencias Ambientales. El Arrendatario se environmental licenses and permits and to comply with each and every obligation under the environmental laws. Furthermore, Lessee agrees to prepare and deliver to the Lessor or any governmental authority, as may be legaly required by Lessor or by any governmental authority, reports regarding the emissions into the atmosphere, soil quality, obliga a obtener las licencias y permisos ambientales y a cumplir con todas las obligaciones al amparo de las Leyes en materia ambiental. Así mismo, el Arrendatario se obliga a preparar y entregar al Arrendador y a cualquier autoridad gubernamental, según sea legalmente requerido por el Arrendador o por cualquier Página 29 de 55 generation of hazardous waste by Lessee, among other environmental issues. autoridad gubernamental, reportes sobre las emisiones a la atmósfera, la calidad del suelo, la generación de residuos peligrosos por parte del Arrendatario, entre otros temas ambientales. Mediante notificación por escrito al Arrendatario con al menos 1 (un) día hábil de anticipación, el Arrendador podrá tomar muestras, llevar a cabo inspecciones, estudios o verificaciones periódicas en la Propiedad Arrendada, a fin de verificar que la Propiedad Arrendada esté libre de Materiales Peligrosos, cuyo manejo integral no se adecúe y realice en total cumplimiento con la legislación aplicable. Los costos relacionados con dichas inspecciones, estudios o verificaciones, deberán ser pagados por el Arrendador; en el entendido, sin embargo, que si por virtud de dichas inspecciones, estudios o verificaciones el Arrendador descubre una Condición Contaminante en la Propiedad Arrendada, causada por el Arrendatario, sus Afiliadas, causahabientes, subarrendatarios, Upon not less than 1 (one) business day prior notice to Lessee, Lessor may take samples, perform periodical inspections, studies or verifications at the Leased Property, in order to verify that the Leased Property is free Hazardous Materials whose integrated management fully comply in with the Law. The costs related to the above inspections, studies or verifications, shall be paid by the Lessor; provided, however, that if due to such inspections, studies or verifications Lessor discovers a Contamination Condition in the Leased Property or the Building caused by Lessee or its Affiliates, successors, sub-lessees, contractors, subcontractors, employees, visitors, agents, or any Person under its responsibility, Lessee shall reimburse Lessor all reasonable and necessary costs and expenses incurred pursuant to this Section, within the 10 (ten) calendar days following to the delivery of the corresponding invoice and results. Additionally, if due to such inspection, Lessor discovers a Contamination Condition, caused during or within Lessee’s occupation of the Leased Property, Lessee shall implement as soon as possible at its own cost and expense, all Remedial Actions in order to eliminate any Contamination Condition caused by the Lessee or its Affiliates, or Affiliates, successors, sub-lessees, contractors, subcontractors, employees, visitors, agents, or any Person under its responsibility, and Lessee further agree, to submit to the self-regulation and environmental audit programs or any other similar program thereof before the Federal Bureau for Environmental Protection (Procuraduría Federal de Protección al Ambiente) or any substituting authority thereof, such as “Clean Industry” or any other similar program, in order to fulfill the Laws and, if such is the case, the Remedial Actions that may be necessary to restore the conditions of the Leased Property, including the remediation of fines or other administrative charges, the implementation of security measures, the correction of irregularities or other omissions or failures in which the Lessee might have incurred pursuant to the Laws. Lessor hereby expressly states that the Leased Property is clean and free from all kinds of pollution on or surrounding it. Contratistas del Arrendatario, subcontratistas, empleados, visitas, agentes, o cualquier Persona bajo su responsabilidad, el Arrendatario deberá reembolsar al Arrendador todos los costos y gastos razonables necesarios incurridos conforme a esta cláusula, dentro de los 10 (diez) días naturales siguientes a la entrega del recibo y resultados correspondientes. Adicionalmente, si por virtud de dicha inspección, el Arrendador descubre una Condición Contaminante, causada durante la ocupación del Arrendatario de la Propiedad Arrendada,elArrendatariodeberá implementar de a la brevedad posible, a su propio costo y gasto, toda Acción de Remediación a fin de eliminar cualquier Condición Contaminante, causada por el Arrendatario o sus Afiliadas, causahabientes, subarrendatarios, Contratistas delArrendatario, subcontratistas, empleados, visitas, agentes, o cualquier Persona bajo su responsabilidad, y el Arrendatario acuerda en someterse a programas de autorregulación y de auditoría ambiental o de naturaleza similar ante la Procuraduría Federal de Protección al Ambiente o ante cualquier autoridad que sustituya a la anterior, como el programa de “Industria Limpia” u otro de naturaleza similar, a fin de cumplir con la legislación aplicable y, de ser el caso, con las Acciones de Remediación que fueren necesarias para restablecer las condiciones de la Propiedad Arrendada, incluyendo el pago de multas y otras sanciones administrativas, la implementación de medidas de seguridad, la corrección de irregularidades u otras faltas u omisiones en las que el Arrendatario haya incurrido de acuerdo con la legislación aplicable. 10.2 No Contamination. Lessee hereby agrees and 10.2 No Contaminación. El Arrendatario se obliga Página 30 de 55 covenants that during the Term of this Agreement, the operations of Lessee, shall be maintained and carried out in compliance with all the effective applicable legislation and regulation on environmental matters (the “Environmental Laws”) and the effective legislation applicable in general, and that the Leased Property shall be maintained free from, and shall not be subject to, any spillage, accident of environmental nature due to disposal or final elimination or recycling of any material or waste considered hazardous in terms of the General Law for Ecologic Equilibrium and Environmental Protection, its regulations and/or the applicable Mexican Official Standards. y garantiza que durante el Plazo del presente Contrato, las operaciones del Arrendatario, se mantendrán y llevarán a cabo en cumplimiento con toda la legislación y normatividad vigente aplicable en materia ambiental (las “Leyes Ambientales”) y a la legislación vigente aplicable en general, y que la Propiedad Arrendada se mantendrá libre de, y no estará sujeta a, derrame, accidente de naturaleza ambiental por disposición o eliminación final o reciclaje alguno de cualquier material o residuo que se considere peligroso en los términos de la Ley General del Equilibrio Ecológico y Protección al Ambiente, su reglamento y/o las Normas Mexicanas aplicables. El Arrendatario tendrá la obligación de notificar al Arrendador y mantener al Arrendador informado por escrito (a) de cualquier violación a las Leyes Ambientales, (b) cualquier accidente ambiental, dentro de las 24 (veinticuatro) horas siguientes a que ocurra dicho accidente, y (c) del desarrollo y los resultados de cualquier procedimiento judicial o administrativo en el cual el Arrendatario sea una parte o tenga interés, sea éste legítimo o jurídico, relacionado con autorizaciones, permisos, verificaciones, multas, daños, pérdidas, sanciones o acciones en general relacionadas con contingencias ambientales, ya sea de carácter federal, estatal o municipal, incluyendo pero no limitado a impacto ambiental, riesgo ambiental, contaminación del aire, agua o suelo, ruido, manejo integral de Materiales Peligrosos, así como residuos peligrosos y uso, beneficio o descarga de aguas residuales. Lessee shall have the obligation to notify Lessor and keep Lessor informed in writing of (a) any violation of the environmental laws, (b) any environmental accident, within 24 (twenty-four) hours after such accident occurs, and (c) the progress and results of any judicial or administrative proceeding in which either Lessee is a party related with authorizations, permits, verifications, fines, damages, losses or general actions relating to environmental issues, whether federal, state or municipal, including, but not limited to environmental impact, air, soil or water pollution, noise, hazardous materials and use, benefit or discharge of public waters. Si cualquier Acción de Remediación es necesaria o conveniente con respecto de alguna Contingencia Ambiental atribuible al Arrendatario, el Arrendatario deberá tomar las Acciones de Remediación necesarias o requeridas a efecto que la Propiedad Arrendada cumpla con la Leyes Ambientales. El Arrendatario deberá llevar a cabo dichas Acciones de Remediación con base en el proceso propuesto por algún laboratorio ambiental de buena reputación en México, con al menos 5 (cinco) años de experiencia relevante en México, y que se encuentre debidamente acreditado por la Procuraduría Federal de Protección al Ambiente, el cual será propuesto por el Arrendatario y previamente aprobado por el Arrendador, cuya aprobación no podrá ser injustificadamente retenida o denegada. If any Remedial Action is necessary or appropriate with respect to any Environmental Matters for which Lessee is responsible under this Agreement, Lessee undertakes all such Remedial Actions to have the Leased Property to comply with the Environmental Laws. Lessee shall develop said Remedial Actions based on the process proposed by a reputable environmental laboratory in Mexico and dully certified by the Federal Bureau for Environmental Protection (Procuraduría Federal de Protección al Ambiente), with at least 5 (five) years of relevant experience in Mexico, which environmental laboratory shall be proposed by Lessee and previously approved by Lessor, which approval shall not be unreasonably denied or withheld. 10.3 Inspection by Lessor. During all the term of this 10.3 Inspección del Arrendador. Durante todo el Lease Agreement, Lessor shall be authorized to carry out physical inspections of the Leased Property each year, with the purpose of verifying the environmental condition of the Leased Property and all the related documentation. At the reasonable período de vigencia de este Contrato, al Arrendador estará autorizado para llevar a cabo inspecciones físicas de la Propiedad Arrendada cada año, con el fin de verificar la condición ambiental de la Propiedad Página 31 de 55 request of Lessor, Lessee shall submit to Lessor copies and evidence of the compliance by Lessee in relation to the construction and operation being carried out therein. Lessee hereby agrees to provide Lessor, at its own cost and expense, with no less than 180 (one hundred and eighty) days prior to the termination of this Agreement (in such case for the functioning and the activities of Lessee of the Leased Property), (i) the Site Abandonment Certificate (Site Abandonment Certificate), approved by the corresponding environmental authorities in Mexico, (ii) the notice of closing of facilities, as applicable, and (iii) the corresponding Phase I Environmental Study (collectively, the “Environmental Studies”) carried out by a reputable company appointed by Lessee, and authorized for such purposes by the competent Mexican environmental authorities. Additionally, Lessee hereby agrees to comply with all the actions and/or recommendations made in such Environmental Studies, prior to the vacancy of the Leased Property. Additionally, upon the event that Phase II and/or Phase III or any other environmental study is deemed necessary pursuant to the results of the Environmental Studies, then those shall be paid by Lessee at their own account and expense, as well as the recommended remediation activities derived therefrom. Lessee shall be liable to inform the corresponding environmental authorities, at the time of termination of this Lease Agreement that their activities have ceased in the Leased Property, pursuant to the provisions set forth in the applicable Environmental Laws. If such obligations are not complied by Lessee, the Leased Property shall not be deemed vacant and returned to Lessor. Arrendada y toda la documentación relacionada. A petición razonable del Arrendador, el Arrendatario deberá presentar al Arrendador copias y evidencia del cumplimiento del Arrendatario en relación con la construcción y la operación que se está llevando a cabo en el mismo. El Arrendatario se obliga a su costo a proporcionar al Arrendador, con al menos, 180 (ciento ochenta) días previos a la terminación de este Contrato (en su caso por el funcionamiento y las actividades del Arrendatario de la Propiedad Arrendada), (i) el Certificado de Abandono de Sitio (Certificado de Abandono de Sitio), aprobado por las autoridades ambientales correspondientes en México, (ii) aviso de cierre de operaciones, según corresponda y (iii) el correspondiente Estudio Ambiental Fase I (conjuntamente, los “Estudios Ambientales”) realizados por una empresa de buena reputación designada por el Arrendatario, y autorizada para tal fin por las autoridades ambientales mexicanas competentes. Adicionalmente, el Arrendatario se obliga a cumplir con todas las acciones y/o recomendaciones efectuadas en dichos Estudios Ambientales, previos a la desocupación de la Propiedad Arrendada. Además, en la eventualidad de que una Fase II y/o Fase III o cualquier otro estudio ambiental sea considerado como necesario de conformidad con los resultados de los Estudios Ambientales, entonces deberán ser cubiertos por el Arrendatario a su propia cuenta y gasto, así como las actividades de remediación que se recomienden derivados del mismo. Es responsabilidad del Arrendatario el informar a las autoridades ambientales correspondientes, al momento de la terminación de este Contrato que han cesado sus actividades en la Propiedad Arrendada, conforme a lo dispuesto en las Leyes Ambientales aplicables. Si estas obligaciones no se cumplen por el Arrendatario, la Propiedad Arrendada no se considerará como desocupada y devuelta al Arrendador. 10.4 Indemnity. Lessee agrees to indemnify and hold the Lessor harmless against any loss, claim, liability, damage, injury to persons, property or natural resources, costs, expenses, actions or causes of action, arising in connection with the disposal or the presence of any Hazardous Waste in the Leased Property, as a result of the operation of Lessee, its officers, employees, contractors, agents or invitees, whether foreseeable or unforeseeable, regardless of the source of the discharge and when the discharge had occurred or would have been detected. This indemnity shall include, without limitation, all costs to remove and remediate as needed and dispose of such toxic materials, all costs to determine if the Leased Property meets and to make it compliant with all applicable environmental laws and regulations, all costs associated with claims for damages to persons, property or natural resources, 10.4 Indemnización. El Arrendatario conviene en indemnizar y en sacar en paz y a salvo al Arrendador contra cualquier perdida, reclamación, responsabilidad, daños, lesiones a Personas, a propiedades o a recursos naturales, costos, gastos, acciones o causas de acciones, que surjan en relación con la descarga o la presencia de cualesquiera Materiales Peligrosos en la Propiedad Arrendada, resultado de la acción del Arrendatario, sus ejecutivos, empleados, contratistas, agentes o invitados, sean previsibles o imprevisibles, independientemente de la fuente de dicha descarga y de cuando la descarga hubiese ocurrido o hubiese sido detectada. Esta indemnización incluirá, sin limitación, todos los costos para remover y remediar según se requiera, así como disponer de dichos Materiales Página 32 de 55 as well as costs and reasonable and documented attorneys' fees of Lessor, whether or not it comes to litigation.

Peligrosos; todos los costos para determinar si la Propiedad Arrendada cumple y para hacer que cumpla con todas la Leyes y disposiciones ambientales aplicables; todos los costos asociados con reclamaciones por daños a Personas, propiedades o recursos naturales, así como razonables costas y honorarios de abogados y consultores del Arrendador, sea que se llegue o no a litigio.

This Section 10 and the indemnity obligations contained herein shall survive during all the time established by environmental laws and regulations.

La presente Cláusula 10 y las obligaciones de indemnización contenidas en dicha cláusula, subsistirán durante todo el tiempo que lo señalen las leyes y reglamentos ambientales aplicables.

Section 11. <u>Insurance.</u>

11.1 <u>Coverages.</u> As of the Rent Commencement Date and during the whole term of this Lease Agreement, Lessee shall contract and maintain effective an insurance policy with the following coverages in the following amounts (the "**Insurance Policies**"):

(a) **Civil Liability Insurance** contracted directly by Lessee and whereby Lessor shall be appointed as Additional Insured, covering claims, lawsuits and actions for injury or death of any person or damage to property of third parties, including loading and unloading, tenant, damage to the other party of the agreement and other risks that may cause damages or loss to third parties, in an amount not less than USD$1,000,000.00 (One Million Dollars 00/100 legal currency in the United States of America) per event.per event, to cover all claims, lawsuits and actions derived from, related to, or in connection to the use of the Leased Property by Lessee;

On the other hand, Lessor shall contract and maintain effective an insurance policy that covers any loss or damage to the Leased Property caused by fire, lightning, explosion, flooding, hurricanes and hail, airplanes, vehicles and smoke, earthquakes or volcanic eruptions, strikes, riots and vandalism, including the foundations, the rubbish removal and any other risks now or hereinafter embraced by the so-called "Extended Coverage" in Mexico, in amounts sufficient to prevent Lessor or Lessee from becoming a co-insurer under the terms of the applicable policies, but in any case and at all times, in amounts not less than 100% (one hundred percent) of the "full insurable

Cláusula 11. <u>Seguros.</u>

11.1 <u>Coberturas</u>. A partir de la Fecha de Inicio de Renta y durante toda la vigencia de este Contrato, el Arrendatario deberá contratar y mantener vigente durante todo el plazo del Arrendamiento una póliza de seguro con las siguientes coberturas en las siguientes cantidades (las "**Pólizas de Seguro**"):

(a) **Seguro de Responsabilidad Civil,** contratado directamente por el Arrendatario y en el cual el Arrendador será nombrado Asegurado Adicional que cubra las reclamaciones, demandas y acciones por lesiones o muerte de cualquier persona o daños a terceros en sus bienes, incluyendo carga y descarga, arrendatario de inmuebles, daños a la contraparte del contrato y demás riesgos que puedan causar pérdida por daños a terceros, en un monto no inferior a USD$1,000,000.00 (Un Millón de Dólares 00/100 moneda de curso legal en los Estados Unidos de América)por evento, para cubrir todas las reclamaciones, demandas y acciones derivadas de, relacionadas con, o en conexión con el uso de la Propiedad Arrendada por el Arrendatario;

Por otra parte, el Arrendador contratará y mantendrá una póliza de seguro que cubra cualquier pérdida o daño a la Propiedad Arrendada causada por incendio, relámpagos, explosión, inundaciones, huracanes y granizo, aviones, vehículos y humo, terremotos o erupciones volcánicas, huelgas, riñas y vandalismo, incluyendo las estructuras, la eliminación de basura y cualquier otro riesgo ahora o de ahora en adelante abarcado por la llamada "Cobertura Extendida" en México, en cantidades suficientes para impedir que el Arrendador o el Arrendatario se conviertan en un

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value” of the Leased Property, which for purposes hereof shall be the full replacement cost of the Buildings, including any improvements, but excluding foundations and underground construction. coasegurador bajo los términos de las políticas aplicables, pero en todo caso y en todo momento, en cantidades no inferiores al 100% (cien por ciento) del "valor total asegurable" de la Propiedad Arrendada, que para propósitos de la misma será el costo total de reemplazo de los Edificios, incluyendo cualquier mejora, pero excluyendo cimientos y construcción subterránea. In the understanding that Lessor will pay said insurance policy, so Lessee will annually pay to Lessor, during the first 15 (fifteen) business days of January of each year, the insurance policies, the amount of which Is indicated in the Cover page of this instrument. Any and all amounts payable as insurance policies will be subject to increases as determined by the insurance companies, same increases that will be notified by Lessor to Lessee. En el entendido de que el Arrendador pagará dicha póliza de seguro, el Arrendatario pagará anualmente al Arrendador, durante los primeros 15 (quince) días hábiles de enero de cada año, las pólizas de seguro, cuyo monto se indica en la Portada de este instrumento. Todos y cada uno de los montos pagaderos como pólizas de seguro estarán sujetos a aumentos según lo determinado por las compañías de seguros, mismos aumentos que serán notificados por el Arrendador al Arrendatario. 11.2 Common Rules for Insurance. The Parties to this 11.2 Reglas Comunes de los Seguros. Las partes Agreement agree as follows: se someten a las siguientes reglas en materia de seguros: (a) All the Insurance Policies set forth in this Section, shall be contracted under valid and applicable policies issued by accredited insurance companies (a) Todos los seguros previstos en esta cláusula, deberán ser contratados bajo pólizas válidas y aplicables emitidas por compañías de seguros acreditadas autorizadas para realizar negocios en México, aceptables para el Arrendador. authorized to carry acceptable for Lessor. out business in Mexico, (b) Lessee shall provide Lessor with a copy of the 15 (fifteen) (b) El Arrendatario deberá entregaral abovementioned Insurance Policies Arrendador una copia de las pólizas de seguros, dentro de los primeros 15 (quince) días de cada año de vigencia del Contrato. Sin perjuicio de lo anterior, el Arrendador podrá, en cualquier momento, solicitar al Arrendatario copia de las pólizas de seguros, mismas que deberán ser proporcionadas al Arrendador dentro de los 3 (tres) días hábiles posteriores a dicha solicitud. calendar days after the anniversary of the Lease Agreement. Notwithstanding the foregoing, Lessor may, at any time, request to Lessee a copy of the Insurance Policies, which shall be provided to Lessor within the 3 (three) business days following to such request. (c) In the event that some of the insurance policies is not in full force and effect, Lessor, with charge to Lessee, shall obtain an insurance for the abovementioned coverages. (c) En caso que cualquiera de los seguros no se encuentre vigente, el Arrendador, con cargo al Arrendatario, podrá contratar un seguro por la(s) coberturas antes mencionadas. (d) All the Insurance Policies described herein shall contain (i) standard Sections on mortgages, in favor of the holders of mortgages over the Leased Property, in such case; (ii) state that the insurance company will not be able to cancel or carry out material changes in the terms and conditions of such insurance policies without previous written notice to (d) Todas las Pólizas de Seguro aquí descritas deberán (i) contener cláusulas estándar sobre hipotecas, en favor de los titulares de hipotecas sobre la Propiedad Arrendada, en su caso; (ii) estipular que la aseguradora no podrá cancelar o realizar cambios materiales a los términos y condiciones de dichas Página 34 de 55

Lessor, with at least thirty (30) calendar days, including the cancellation due to lack of payment of the premiums; (iii) state that Lessee will not be authorized to cancel the Insurance Policy without written express authorization by Lessor, which shall be granted in the special conditions of each insurance policies; and (iv) contain a waiver to the subrogation disposition against lessor, its affiliates, assignors and their respective directors, officers and employees. pólizas de seguros sin aviso previo y por escrito al Arrendador con al menos treinta (30) días naturales de anticipación, incluyendo la cancelación debido a la falta de pago de la prima; (iii) estipular que el Arrendatario no podrá cancelar Póliza de Seguro sin previa autorización expresa y por escrito del Arrendador, lo cual deberá consignarse en las condiciones especiales de cada póliza de seguro; y (iv) Contener una renuncia a disposiciones de subrogación en contra de la arrendadora, sus afiliadas, cedentes y cesionarios y los respectivos directores, funcionarios y empleados de la misma. (e) In the event of accident of the Leased Property, which resulted in damage or destruction of the Building, Lessee shall notify such event to Lessor in writing within the twenty-four (24) hours following the accident, in order for Lessee and/or Lessor to commence immediately the adjustment procedures. (e) En caso de siniestro de la Propiedad Arrendada, el Arrendatario deberá notificar dicho evento al Arrendador por escrito dentro de las 24 (veinticuatro) horas siguientes del siniestro, a fin de que el Arrendatario y/o el Arrendador inicieninmediatamente procedimientos de ajustes. (f) Lessor hereby waives its right to repeat legal action against Lessee for damages caused due to fire, explosion and other accidents on the Leased Property to the extent that the Lessor recovers the amount of damages suffered, under the insurance policies in force at the time of loss. Lessee hereby waives its right to repeat legal action against Lessor for damages caused due to fire, explosion and other accidents on the Leased Property o the extent that Lessee recovers the amount of damages suffered by virtue of the insurance policies in force at the time of loss. This provision shall not be applicable, and the waiver shall not be applicable, to damages suffered by any of the parties not covered by the aforementioned insurance policies, or that are under the deductible thereon (f) El Arrendador renuncia a su derecho de repetición contra el Arrendatario por daños y perjuicios causados por incendio, explosión y otro siniestro a la Propiedad Arrendada, en la medida en que el Arrendador recupere el monto de los Daños y Perjuicios sufridos, bajo las pólizas de seguro en vigor al momento de la pérdida. El Arrendatario en este acto renuncia a su derecho de repetición contra el Arrendador por Daños y Perjuicios causados por incendio, explosión y otro siniestro con la Propiedad Arrendada en la medida en que el Arrendatario recupere el monto de los daños y perjuicios sufridos en virtud de las pólizas de seguro en vigor al momento de la pérdida. Esta disposición no será aplicable, y la renuncia no será aplicable, a los daños sufridos por cualquiera de las Partes que no estén cubiertos por las pólizas de seguro antes citados, o que estén bajo el deducible de los mismos. (g) Lessor and Lessee hereby waive all the claims for return of the other party for any and all loss or damage (whether or not such loss or damage is caused due to the negligence of the other party and notwithstanding any contrary provision contained in this Lease Agreement) to its property if it is validly insured by Insurance Policies under which the amount of such losses or damages is recoverable. (g) El Arrendador y el Arrendatario renuncian a todas las reclamaciones de devolución de la otra parte por cualquier y toda pérdida o daño (ya sea o no que tal pérdida o daño sea causado por la negligencia de la otra parte y no obstante cualquier disposición contenida en este Contrato de Arrendamiento en sentido contrario) a su propiedad si ésta se Página 35 de 55

The foregoing shall be subject to the limitation that the waiver shall only apply when permitted by the applicable Insurance Policy.

encuentra asegurada válidamente por Pólizas de Seguro bajo las que sea recuperable el monto de dichas pérdidas o daños. Lo anterior está sujeto a la limitación de que esta renuncia se aplicará únicamente cuando sea permitido por la Póliza de Seguro aplicable.

(h) In the event of accident, all payments of deductibles by virtue of the Insurance Policies shall be liability of Lessee.

(h) En el caso de un siniestro, todos los pagos de deducibles y coaseguros en virtud de las Pólizas de Seguros serán responsabilidad del Arrendatario.

(i) Lessee shall be liable to repair all the damages on the Leased Property that are not covered by the Insurance Policies or the repair cost of which is inferior to the pertinent deductible

(i) El Arrendatario será responsable de reparar todos los daños en la Propiedad Arrendada que no están cubiertos por las pólizas de seguro o cuyo costo de reparación sea inferior al deducible en cuestión.

(j) The insurance acquired by Lessee, just as specified in this Section and except for the cases expressly foreseen in the same, in no way releases Lessee from its liabilities, and Lessee may contract, at its charge, any additional insurance deemed necessary.

(j) El seguro adquirido por el Arrendatario, tal como se especifica en esta cláusula, de ninguna manera libera al Arrendatario de sus responsabilidades, y el Arrendatario puede contratar, a su cargo, cualquier seguro adicional que considere necesario.

(k) Lessee is and shall be at all times liable for the assets and contents located on the Leased Property, therefore it hereby releases Lessor from any and all liability in that sense and under no circumstance Lessor will be responsible to damages caused to the assets of Lessee.

(k) El Arrendatario es y será en todo momento responsable de los bienes y contenidos ubicados en la Propiedad Arrendada, por lo que en este acto libera al Arrendador de cualquier y toda responsabilidad en este sentido y bajo ninguna circunstancia el Arrendador será responsable de los daños causados a los bienes del Arrendatario.

11.Bis <u>Casualties</u>.

If during the Lease Term, the Leased Property, the Building or any improvements thereof are damaged or destroyed, Lessee shall immediately notify Lessor of such event, except for minor damages caused by normal wear and tear of the Building.

The parties shall take any preventive measure to protect lives and prevent further damages to the Leased Property, and shall support the governmental authorities and the insurance company in whatever is necessary to clarify and resolve the incident.

If the cause is not evident, the parties, by mutual agreement, shall hire an expert to determine the causes of the incident.

11.Bis.1 <u>Lessor's Responsibility</u>. Lessor will be liable for damages caused by an action or omissions caused by Lessor

11.Bis <u>Siniestros</u>.

Si durante el Plazo del Arrendamiento, la Propiedad Arrendada, el Edificio o cualquiera de sus mejoras son dañadas o destruidas, el Arrendatario deberá notificarlo inmediatamente el evento al Arrendador, excepto por daños causados por el uso y desgaste natural del Edificio.

Las partes tomarán toda medida preventiva para proteger vidas y prevenir mayores daños a la Propiedad Arrendada, y apoyarán a las autoridades gubernamentales y a la compañía de seguros en todo lo que sea necesario para esclarecer y resolver el siniestro.

Si la causa no es evidente, las partes de común acuerdo deberán contratar un perito que determinará las causas del siniestro.

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or its contractors and/or subcontractors. 11.Bis 1 Siniestros Responsabilidad del Arrendador. El Arrendador será responsable por daños causados por actos u omisiones del Arrendador o sus contratistas y/o subcontratistas. 11.Bis.2 Le ssee’s Respo ns ibility . Lessee shall be liable for any damage to the Leased Property unless Lessor is responsible for damages caused to the Leased Property as established in Section 11.Bis.1 herein, or the damages are attributable to a force majeure event. When the causes of the damages to the Leased Property are attributable to Lessee, (i) the payment of the Rent shall not be suspended throughout the period needed to resolve the incident, and (ii) Lessee will repair, at its own cost, the damages caused to the Lease Property, for which it shall hire Lessor to perform such repairs. 11.Bis.2 Siniestros Responsabilidad del Arrendatario. El Arrendatario será responsable de cualquier daño causado a la Propiedad Arrendada, salvo que el Arrendador sea responsable según lo dispuesto en la cláusula 11.Bis 1 anterior, o por daños atribuibles a caso fortuito o fuerza mayor. En caso que el Arrendatario sea responsable del daño causado a la Propiedad Arrendada, (i) el pago de la Renta no se suspenderá durante el plazo que se necesite para resolver el siniestro, y (ii) el Arrendatario deberá reparar, a su costa, los daños causados a la Propiedad Arrendada, por lo cual se obliga a contratar al Arrendador para realizar dichas reparaciones. 11.Bis.3 Force Majeurce or Acts of God. If the damage is attributable to a Force Majeure or Act of God event, no party shall be responsible for any damage caused to the Leased Property. In this case, the following rules will apply: 11.Bis.3 Caso Fortuito o de Fuerza Mayor. Si los daños son atribuibles a un Caso Fortuito o de Fuerza Mayor, ninguna de las partes será responsable por los daños causados a la Propiedad Arrendada. En este caso, aplican las siguientes reglas: (a) Lessor must correct the damage in order to restore the Leased Property to a similar condition as it was before the incident such as physically and technically possible and within a period not exceeding 6 (six) months as from the date Lessor receives the insurance compensation; Lessee may early terminate this Agreement if the repair time exceeds the period established in this paragraph (a) El Arrendador deberá corregir los daños para reparar la Propiedad Arrendada a una condición similar a la previa a dicho siniestro, según sea posible física y técnicamente, y en un plazo que no excederá de 6 (seis) meses contados a partir de la fecha en que el Arrendador reciba la indemnización por parte del seguro; el Arrendatario podrá rescindir el presente Contrato en caso que el plazo de reparación exceda el plazo establecido en el presente inciso. This repair will not include improvements made by Lessee, which reconstruction shall be to the election of Lessee, and shall be paid at its own cost and expense. Lessee shall have the right to immediately occupy the portion of the Leased Property repaired or any portion of the same as soon as it is ready, without the need to wait for the conclusion of the reconstruction period. Esta reparación no incluirá las mejoras del Arrendatario, cuya reconstrucción será decisión del Arrendatario y la cual correrá a su propia cuenta y costo. El Arrendatario deberá ocupar de inmediato la parte reparada de la Propiedad Arrendada o cualquier porción de la misma tan pronto coma esté lista sin necesidad de esperar a que transcurra el periodo de reparación. (b) In the event of total or substantial destruction or damage to the Leased Property, Lessee will be entitled to request a reduction or interruption of the Rent, as applicable. The reduction or interruption of the Rent will only apply (i) if Lessee is totally prevented from carrying out its operations in the Building due to a force majeure event or act of god; and (ii) during the repair term, but only in proportion to the built area of the Leased Property which may not be used by Lessee due to the casualty, in connection with the total built surface of the Leased Property. (b) En caso de destrucción o daño parcial o total del Edificio, el Arrendatario podrá solicitar la reducción o interrupción de la Renta, según sea aplicable. La reducción o interrupción en la Renta será aplicable únicamente (i) si el Arrendatario se ve impedido totalmente para realizar sus operaciones en el Edificio a causa de un siniestro causado por caso fortuito o fuerza mayor; y (ii) durante el período de reparación, pero solamente en la proporción que tenga el área construida del Edificio que por virtud del siniestro no Página 37 de 55

The foregoing, in the understanding that Lessee shall not be entitled to any reduction or interruption of the Rent or to terminate this Agreement if (i) the damage or destruction of the Building is caused by the negligence or willful misconduct of Lessor, its affiliates, assignees, subtenants, contractors, subcontractors, employees, visitors, agents, or any other person under their responsibility, or (ii) the insurance policies have been invalidated for reasons attributable to Lessee, its affiliates, successors, subtenants, contractors, subcontractors, employees, visits, agents, or any person under your responsibility.

(c) In the event of total destruction or damage to the Leased Property, or if any lender of Lessor in its capacity as preferential beneficiary in the insurance policies of the Leased Property demands the amount of the insurance, any of the Parties may terminate this Agreement. In each of these cases, the effects of this Agreement will be terminated without any liability for the Parties, except for the liability of Lessee to pay any indebtedness incurred pursuant to this Agreement before the termination date of the same.

(d) Lessor is not obliged to spend on repairs an amount greater than the insurance compensation received.

Section 12. <u>Restitution of the Lease Property.</u>

12.1 Restitution of the Lease Property. Lessee shall, on the last day of the Term, return and deliver the Leased Property (including its possession and use) to Lessor, without delay, in good state, conditions, except for normal wear and tear for the elapse of time, in compliance with the other terms and conditions set forth in this Agreement, including without limitation those set forth on environmental matters. All notices, inscriptions, tents and installations of similar nature, installed by Lessee, shall be withdrawn on or before the termination of the Term of this Lease Agreement.

12.2 Inspection prior to the Restitution and Delivery Certificate. The parties shall meet in the Leased Property within 30 (thirty) calendar days prior to expiration date or on the pueda ser utilizada por el Arrendatario en relación con la superficie total construida de la Propiedad Arrendada.

Lo anterior, en el entendido que, el Arrendatario no tendrá derecho a reducción o interrupción alguna de la Renta o a rescindir el presente Contrato en caso de que (i) el daño o destrucción del Edificio sea resultado de la negligencia o dolo del Arrendatario, sus afiliadas, causahabientes, subarrendatarios, contratistas, subcontratistas, empleados, visitas, agentes, o cualquier persona bajo su responsabilidad, o (ii) las pólizas de seguros hayan sido invalidadas por causas imputables al Arrendatario sus afiliadas, causahabientes, subarrendatarios, contratistas, subcontratistas, empleados, visitas, agentes, o cualquier persona bajo su responsabilidad.

(c) En caso de destrucción o daño total del Edificio, o en el caso que algún acreedor del Arrendador en su carácter de beneficiario preferente en las pólizas de seguro de la Propiedad Arrendada requiera el monto del seguro, las partes podrán, de común acuerdo, dar por terminado el presente Contrato. En cualquiera de estos casos, los efectos de este Contrato se tendrán por terminados sin responsabilidad alguna para las Partes, salvo para la responsabilidad del Arrendatario de pagar los adeudos que se hayan generado a su cargo conforme al Contrato con anterioridad a la fecha de la terminación del mismo.

(d) El Arrendador no estará obligado a gastar en las reparaciones una cantidad mayor a la indemnización de seguros recibida.

Cláusula 12. <u>Devolución de la Propiedad Arrendada</u>

12.1 Entrega de la Propiedad Arrendada. El Arrendatario deberá, en el último día del Plazo, devolver y entregar la Propiedad Arrendada (incluyendo su posesión y uso) al Arrendador, sin demora alguna, y en las mismas condiciones de orden y mantenimiento en que el Arrendatario la recibió, salvo por el desgaste debido al uso normal y el transcurso del tiempo, en cumplimiento de los demás términos y condiciones establecidos en este Contrato, incluyendo sin limitación aquellos establecidos en materia ambiental.

12.2 Inspección Previa a la Devolución y Acta Entrega - Devolución. Las partes se reunirán en la Propiedad Arrendada 30 (treinta) días naturales previos

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date specified by Lessor in case of an early termination, to verify the condition of the Leased Property. On the Termination Date, Lessee shall deliver Lessor (a) evidence that all the utility services to the Leased Property have been duly and fully paid as of the Expiration Date and (b) the Enviromental Studies and any other certificates issued by the Environmental Protection a la fecha del vencimiento del Plazo o cualquiera de sus prórrogas, o en la fecha que señale el Arrendador en caso de terminación anticipada, a fin de verificar la condición de la Propiedad Arrendada. En la Fecha de Terminación, el Arrendatario deberá entregar al Arrendador (a) la evidencia que acredite que todos los servicios de la Propiedad Arrendada han sido debidamente pagados en su totalidad, y (b) los Estudios Ambientales y cualesquier otros certificados emitidos por la Procuraduría Federal de Protección al Ambiente y la Secretaría del Medio Ambiente y Recursos Naturales o por cualquier otra Autoridad Gubernamental facultada para emitir autorizaciones ambientales, por virtud del cual se acredite (i) la baja de las actividades u operaciones del Arrendatario a causa del cierre de sus instalaciones o por cualquier otro motivo, y (ii) que la Propiedad Arrendada se encuentra en condición satisfactoria. Federal Department (Procuraduría Federal Ambiente) and the Ministry of Environment Resources (Secretaría del Medio Ambiente del Medio and Natural y Recursos Naturales, that proves (i) the cancelation of Lessee's business or operations due to the closure of its facilities or for any other reason, and (ii) the Leased Property is in satisfactory condition. Likewise, at the end of the inspection, Lessor’s representatives and Lessee’s representative shall sign a delivery certificate of the Leased Property which will contemplate the state in which Así mismo, al finalizar la inspección, el representante del Arrendatario y el representante del Arrendador elaborarán y firmarán un acta de devolución – recepción de la Propiedad Arrendada que contemple el estado en que se devuelve y recibe ésta. Una vez que se firme dicha acta, el Arrendador tomará plena posesión y responsabilidad de la Propiedad Arrendada. the Leased Property is returned and certificate is signed, Lessor will take responsibility of the Leased Property. received. Once the full possession and 12.3 Modification and other Installations. The 12.3 Mejoras y Otras Instalaciones. Las mejoras modifications, including Lessee’s Improvements, shall be removed pursuant to section 8 herein. All signs, inscriptions, lattices and installations of a similar nature set up by the Lessee shall be removed before the Termination Date. All furniture, trade fixtures, utility infrastructure, machinery and business equipment installed by the Lessee shall remain as property of the Lessee, unless the Parties agree otherwise in writing, and shall be removed by the Lessee at any time or at the Termination Date and the Lessee shall, at its own cost, repair the damage resulting from the installation or removal of said signs, inscriptions, lattices and installations of a similar nature, the installation or removal of furniture, machinery and business equipment. serán removidas y/o demolidas en los términos de la cláusula 8 del presente Contrato. Todos los letreros, inscripciones, celosías e instalaciones de naturaleza similar instalados por el Arrendatario deberán ser removidos antes de la Fecha de Terminación. Igualmente, cualquier mobiliario, maquinaria y equipo instalado por el Arrendatario continuará siendo propiedad del Arrendatario. Todo lo anterior deberá ser retirado por el Arrendatario previo a la Fecha de Terminación, debiendo el Arrendatario, a su propio costo y gasto, reparar los daños causados por los letreros, inscripciones, celosías e instalaciones de naturaleza similar, la instalación o remoción del mobiliario, maquinaria y equipo. 12.4 Other Assets. Any asset remaining in the Leased 12.4 Otros Bienes. Cualquier bien que Property after the termination of this Lease Agreement may, at the option of Lessor, be deemed abandoned and, or may be withheld by Lessor as its property or be eliminated, without any liability, in the form Lessor may consider appropriate. Lessee shall reimburse Lessor the total cost of such elimination, in such case. permanezca en la Propiedad Arrendada después de la terminación de este Contrato podrá, a opción del Arrendador, considerarse que ha sido abandonada y, o bien podrá ser retenida por Arrendador como su propiedad o ser eliminada, sin responsabilidad alguna, de la forma en que el Arrendador considere oportuno. El Arrendatario reembolsará al Arrendador el costo total de dicha eliminación, en su caso. Section 13. Holdover. Cláusula 13. Ocupación Indebida. Página 39 de 55

13.1 Holdover. In the event that Lessee remains in 13.1 Ocupación Indebida. En caso de que el possession of the Leased Property after the expiration of the Lease Term, it shall be deemed as “Wrongful Occupancy”, Lessee shall pay Lessor 200% (two hundred percent) of the daily Rent in force and other amounts required for payment immediately after such Wrongful Occupancy and shall continue paying such amounts until the return of the Leased Property to Lessor, in strict compliance with the Environmental Laws and other applicable legal provisions. This paragraph shall not be interpreted as a concession of the right to remain in possession of the Leased Property after the termination of the Term. It is hereby understood and expressly agreed by and between Lessor and Lessee that any Wrongful Occupancy by Lessee of the Leased Property after the Term, shall operate and shall be interpreted as occupancy against the will of Lessor and may be terminated immediately at the will of Lessor. The Leased Property shall not be deemed returned to Lessor so long as any environmental remediation is being carried out by Lessee, or any repair or maintenance, which is a liability of Lessee, except for agreement otherwise. Arrendatario permanezca en posesión de la Propiedad Arrendada después de la expiración del Plazo de Arrendamiento será considerada como “Ocupación Indebida”, el Arrendatario pagará al Arrendador el 200% (doscientos por ciento) de la Renta diaria vigente y otras cantidades que se requieran pagar inmediatamente posterior a dicha Ocupación Indebida y continuará pagando dichas cantidades hasta que se devuelva la Propiedad Arrendada al Arrendador, en estricto cumplimiento de las leyes ambientales y demás disposiciones legales aplicables. Este párrafo no será interpretado como una concesión de derecho a permanecer en posesión de la Propiedad Arrendada más allá de la terminación del Plazo. Se entiende y acuerda expresamente por y entre el Arrendador y el Arrendatario que cualquier Ocupación Indebida por el Arrendatario de la Propiedad Arrendada después del Plazo, operará y deberá interpretarse como ocupación en contra de la voluntad del Arrendador y podrá terminarse inmediatamente a voluntad del Arrendador. La Propiedad Arrendada no deberá considerarse como devuelta al Arrendador mientras se esté llevando a cabo una remediación ambiental por el Arrendatario o cualquier reparación o mantenimiento que sea responsabilidad del Arrendatario, salvo pacto en contrario. Section 14. Right to Perform the Obligations of the Cláusula 14. Derecho a Realizar las Other Party and Remediation. Obligaciones de la Otra Parte y Remediaciones. 14.1Obligations of Lessee. If Lessee defaults with one or 14.1 Obligaciones del Arrendatario.Siel more of its obligations set forth in this Lease Agreement, Lessor, after written notice with (10) ten calendar days of anticipation to Lessee (or without prior notice in the event of emergency) and without waiving or releasing Lessee from any obligation of Lessee contained in this Lease Agreement, may, but shall not have any obligation to, carry out any act that should be carried out by Lessee pursuant to the provisions set forth in this Lease Agreement and may enter the Leased Property for such purposes and carry out as may acts to that respect as may be necessary therefor. All amounts paid by Lessor and all costs and expenses incurred by Lessor, in relation to the performance of such obligation of Lessee, shall be paid by Lessee to Lessor within the ten (10) days following the reception of such notice. Arrendatario incumple con una o más de sus obligaciones establecidas en este Contrato, el Arrendador, después de un aviso por escrito con (10) diez días naturales de anticipación al Arrendatario (o sin previo aviso en caso de una emergencia) y sin renunciar ni liberar al Arrendatario de cualquier obligación del Arrendatario contenida en este Contrato, podrá, pero no se encuentra obligado a, realizar cualquier acto que deba realizar el Arrendatario conforme a lo dispuesto en este Contrato y podrá entrar en la Propiedad Arrendada para dicho propósito y realizar cuantas actuaciones al respecto puedan ser necesarias para ello. Todos los importes pagados por el Arrendador y todos los costos y gastos incurridos por el Arrendador, en relación con el cumplimiento de tal obligación del Arrendatario, serán pagados por el Arrendatario al Arrendador dentro de los diez (10) días posteriores a que haya recibido la notificación. 14.2 Obligations of Lessor. If Lessor defaults in one or 14.2 Obligaciones del Arrendador. Si el more of its agreements contained in this Lease Agreement, Arrendador incumple en uno o más de sus acuerdos Página 40 de 55

Lessee, after providing written notice to Lessor with ten (10) days of anticipation (or without prior notice in the event of emergency) and without waiving or releasing Lessor from any obligation of Lessor contained in this Lease Agreement, may, but shall not have the obligation to carry out any act that should be carried out by Lessor pursuant to the provisions set forth in this Lease Agreement, and may carry out all the actions to that respect that may be necessary therefor. All amounts paid by Lessee and all costs and expenses incurred by Lessee in relation to the performance of such obligations of Lessor, shall be paid by Lessor to Lessee within the ten (10) days following the reception of such notification.

pactados en este Contrato, el Arrendatario, después de aviso por escrito al Arrendador con diez (10) días de anticipación (o sin previo aviso en caso de una emergencia) y sin renunciar ni liberar el Arrendador de cualquier obligación del Arrendador contenida en el presente Contrato, podrá, pero no se encuentra obligado a realizar cualquier acto que deba realizar el Arrendador conforme a lo dispuesto en este Contrato, y podrá realizar todas las acciones al respecto que puedan ser necesarias para ello. Todos los importes pagados por al Arrendatario y todos los costos y gastos incurridos por el Arrendatario en relación con el cumplimiento de dichas obligaciones del Arrendador, serán pagadas Arrendador al Arrendatario dentro de los diez (10) días posteriores a que haya recibido la notificación.

Section 15. <u>Access to Leased Property by Lessor</u>

15.1 <u>Authorization</u>. Lessee shall allow Lessor and his authorized representatives to enter the Leased Property, at reasonable times within business days and ours and without interfering in the activities of the Lessee, for the purpose of inspection thereof and to carry out any work required or necessary by reason of default by Lessee to carry out the repair or carry out such works or to commence them within the twenty-four (24) hours following the written notice by Lessor. Nothing contained herein shall imply the obligation by Lessor to carry out any kind of work; the execution by Lessor does not constitute a waiver of default by Lessee not to carry them out. All agents, employees or workers of Lessor that access the Leased Property, shall agree to comply with the safety norms applicable to personnel of Lessee.

Cláusula 15. <u>Acceso a la Propiedad Arrendada por el Arrendador</u>.

15.1 <u>Autorización de Acceso</u>. El Arrendatario permitirá que el Arrendador y sus representantes autorizados ingresen a la Propiedad Arrendada, en todo tiempo razonable, para el propósito de la inspección de la misma y realizar cualquier trabajo requerido o necesario en razón de incumplimiento del Arrendatario de hacer las reparaciones o efectuar dichos trabajos o para comenzar las mismas dentro de las veinticuatro (24) horas siguientes al aviso por escrito del Arrendador. Nada de lo aquí establecido implicará obligación por parte del Arrendador para hacer cualquier tipo de trabajo; la ejecución por el Arrendador no constituye una renuncia de incumplimiento del Arrendatario al no realizar la misma. Todos los agentes, empleados o trabajadores del Arrendador que accedan a la Propiedad Arrendada, deberán estar de acuerdo en cumplir con las normas de seguridad aplicables al personal de Arrendatario.

Section 16. <u>Guarantees by Lessee</u>.

16.1 <u>Corporate Guarantee</u>. One of the fundamental reasons of Lessor to enter into this Agreement, is that the company **Nortech Systems, Inc** will be established as joint obligor of Lessee and that it delivers Lessor at the time of execution of this Lease Agreement, the corporate guarantee in the same form of document attached hereto as **Exhibit "F"**, guaranteeing the absolute, continuous, irrevocable, unconditional and severally compliance with each and every one of the Lessee's obligations under this Agreement, including mainly the payment of the Rent and Maintenance Fee (the **"Corporate Guarantee"**). (i) Such guarantee will be valid and binding for all the Term of the Lease and its extensions; (ii) must be duly signed by a representative of the Guarantor and

Cláusula 16. <u>Garantías del Arrendatario</u>.

16.1 <u>Garantía Corporativa</u>. Uno de los motivos determinantes de la voluntad del Arrendador de suscribir el presente Contrato, estriba en que la compañía **Nortech Systems, Inc**, se constituya como obligado solidario del Arrendatario y que ésta proporcione al Arrendador a la fecha de firma del presente contrato, una garantía corporativa en los mismos términos del documento adjunto como **Anexo "F"**, garantizando de forma absoluta, continua, irrevocable, incondicional y solidariamente el cumplimiento de todas y cada una de las obligaciones del Arrendatario en virtud del presente Contrato, incluyendo principalmente el pago de la Renta Mensual

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certified by a Notary Public; (iii) the effectiveness of this Lease shall be subject at all times to the delivery of the Corporate Guarantee by Lessee to Lessor; (iv) the Guarantee shall remain effective regardless of the amendments of the Lease Agreement duly executed by Lessee, Lessor and the Service Company regardless of the execution of the amendment by the Guarantor, (v) the Guarantee shall remain effective until the Leased Property has been dully delivered in the terms hereof to Lessor and all obligations of Lessee established herein has been dully complied. y Cuota de Mantenimiento (la "Garantía Corporativa"). (i) Dicha garantía será válida y vinculante para todo el Plazo del Arrendamiento y sus prórrogas; (ii) deberá estar debidamente firmada por un representante del Garante y certificado por un Notario Público; (iii) la eficacia de este Contrato estará sujeta en todo momento a la entrega de la Garantía Corporativa por el Arrendatario al Arrendador; y (iv) la Garantía permanecerá vigente independientemente de las modificaciones del Contrato de Arrendamiento debidamente celebrado por el Arrendatario, el Arrendador y la Empresa de Servicios independientemente de la firma a la modificación por parte del Garante. In the event that the Lessee does not deliver the aforementioned guarantee within a period of 30 (thirty) days after the date of execution of this document, Lessor shall have the right to the increase the Rent by 50% (fifty percent) until Lessee delivers the Corporate Guarantee to Lessor. En caso que el Arrendatario no entregue la garantía mencionada anteriormente en un lapso no mayor a 30 (treinta) días posteriores a la fecha de firma del presente documento, el Arrendador tendrá el derecho de incrementar la Renta en un 50% (cincuenta por ciento) hasta que el Arrendatario entregue la Garantía Corporativa al Arrendador. 16.2 Change of Control. Guarantor and Lessee shall notify Lessor of any Change in Control of Lessee, no later than 10 (ten) business days following the occurrence date of such corporate movement, being Lessor entitled to request a new Warranty, security, or joint and several guarantee from Lessee which guarantees the compliance of Lessee’s obligations with respect to this Agreement. For purposes of this Agreement, a “Change in Control” shall mean any transmission, merger, consolidation, sale, repayment or issuance, either direct or indirect, of shares, partnership interests, beneficiary rights or property rights which purpose or consequence thereof is a change in the possibility, either direct or indirect, of appointing and removing the majority of the managing body of the Guarantor. 16.2 Cambio de Control. El Arrendatario se obligan a notificar al Arrendador cualquier Cambio de Control del Arrendatario, a más tardar dentro de los 10 diez días hábiles siguientes a la fecha de ocurrencia de dicho movimiento corporativo, quedando facultado el Arrendador para solicitar al Arrendatario una nueva Garantía, fianza u obligación solidaria que garantice el cumplimiento de obligaciones del Arrendatario respecto al presente Contrato. Para efectos de este Contrato un “Cambio de Control” significa una transmisión, fusión, consolidación, venta, amortización o emisión, directa o indirecta, de acciones, partes sociales, derechos de beneficiario o derechos de propiedad que tengan como objeto o resultado un cambio en la posibilidad, directa o indirectamente, de nombrar y remover a la mayoría del órgano de administración del Arrendatario 16.3 Estoppel Certificate. Lessee shall deliver, from time 16.3 Consta ncias de l Ar r en da tar io ( “ Estoppel to time and as may be required, within a term of (15) fifteen business days following the written requirement by Lessor, of a written statement to the party appointed in such request, in the form supplied, certifying (a) that attached to such statement is a true and correct copy of this Agreement, (b) that this Agreement is fully effective and in force and it has not been amended (or, if amended, indicating the nature of such amendment and attaching a copy thereof), (c) the date in which the Rents have been paid, (d) that Lessor is in compliance with its obligations by virtue of this Agreement, and (e) any other information reasonably requested. Certificate”) . El Arrendatario deberá entregar, de tiempo en tiempo y según le sea requerido, dentro en un plazo de (15) quince días hábiles posteriores al requerimiento escrito del Arrendador, una declaración escrita a la parte designada en dicha solicitud, en el formato que sea suministrado, certificando (a) que se adjunta a dicha declaración una copia fiel y correcta de este Contrato, (b) que este Contrato se encuentra en pleno vigor y efecto y no ha sido modificado (o, si se modifica, indicando la naturaleza de dicha modificación y adjuntar una Página 42 de 55 copia de la misma), (c) la fecha en que las Rentas han sido pagadas, (d) que el Arrendador se encuentra en cumplimiento de sus obligaciones en virtud del presente Contrato, y (e) cualquier otra información que se solicite razonablemente. 16.4Financial Statements. Lessee shall deliver Lessor, 16.4 Estados Financieros.ElArrendatario within the 15 (fifteen) business days following the written request by Lessor, its annual audited and precise financial statements available for Lessee and/or the Guarantor, for the most recently ended fiscal year (including balances, financial statements and accumulated profits), all of them prepared pursuant to the financial reporting standards (FRS [NIFs]). deberá entregar al Arrendador, dentro de los quince (15) días hábiles siguientes a la solicitud efectuada por escrito del Arrendador, sus estados financieros anuales auditados y precisos preparados para el Arrendatario, del ejercicio fiscal terminado más reciente (incluidos los balances, estados de financieros y ganancias acumuladas), todos ellos elaborados de acuerdo con las normas de información financiera (NIFs). 16.5 Additional Guarantee. In the event that the financial 16.5 Garantía Adicional. En caso de que la situation of Lessee and/or the Guarantor suffers a negative impact, either commercial, legal or financial, Lessor shall have the right to request andLessee shall have the obligation to offer an additional guarantee to Lessor or a letter of credit issued by a reputable banking entity legally authorized for such purposes, in the sense that the obligations of Lessee by virtue of this Lease Agreement are adequately guaranteed. situación financiera del Arrendatario sufra un impacto negativo, ya sea comercial, jurídico o financiero, el Arrendador tendrá el derecho de solicitar y, el Arrendatario estará obligado a ofrecer una garantía adicional al Arrendador, tales como un garante o una carta de crédito emitida por una entidad bancaria de buena reputación autorizada por la ley para tal efecto, en el sentido de que las obligaciones del Arrendatario en virtud de este Contrato de Arrendamientose adecuadamente. encuentren garantizadas Section 17. Special Conditions. Cláusula 17. Condiciones Especiales. 17.1 Cover Page. The Parties hereby agree to become 17.1 Carátula. Las Partes acuerdan obligarse a las bound to the general conditions set forth in the Cover Page, for which any interpretation thereof shall be made pursuant to the rights and obligations set forth in this instrument. condiciones generales que se establecen en la Carátula, por lo que cualquier interpretación a las mismas deberá realizar conforme a los derechos y obligaciones establecidas en el presente instrumento. Section 18. Confidentiality. Cláusula 18. Confidencialidad. The Parties hereby agree to maintain the terms and conditions of this Agreement in strict confidentiality, as well as any other information or documents delivered hereunder and shall only disclose such information if/when required for such purposes by the competent authority or if/when such information becomes of public domain. The party in default with such obligation shall indemnify the other party with the payment of damages caused. This confidentiality obligation shall not apply to Lessor in the disclosure of information to any financial institution for purposes of financing. Las Partes en este acto se obligan a mantener los términos y condiciones de este Contrato en estricta confidencialidad, así como cualquier otra información o documentos entregados bajo el presente y sólo podrán revelar dicha información si/cuando sea requerido para ello por la autoridad competente o si/cuando dicha información se hace de dominio público. La parte en incumplimiento de esta obligación deberá indemnizar a la otra parte con el pago de Daños y Perjuicios causados. Esta obligación de confidencialidad no se aplicará al Arrendador en la divulgación de información a alguna institución financiera para fines de financiamiento. Página 43 de 55

In relation to any and all information provided by Lessee or their legal representatives, the same shall be treated by Lessor in strict compliance with the Federal Law for the Protection of Personal Information in Possession of Private Persons and its Regulations and Exhibit “G”, which once executed by Lessee shall form integral part of this Agreement. En relación con cualquier y toda la información proporcionada por el Arrendatario, el Fiador o sus representantes legales, la misma será tratada por el Arrendador en estricto cumplimiento de la Ley Federal de Protección de Datos Personales en Posesión de los Particulares y su Reglamento y el Anexo “G”, que una vez firmado por el Arrendatario deberá formar parte integrante de este Contrato. Section 19. Waivers. Cláusula 19. Renuncias. 19.1 Waivers. The omission by any of the Parties to 19.1 Renuncias. La omisión de cualquiera de las demand the performance of any obligation, term, covenant or condition within this Agreement shall not be interpreted as a waiver to exercise the rights corresponding to such default or a subsequent one, nor shall it be considered as an acceptance or waiver of any of its resources or rights under the Applicable Laws with respect to the default of this Agreement. Partes a exigir el cumplimiento de cualquier obligación, término, pacto o condición dentro de este Contrato no deberá ser interpretado como una renuncia a ejercer los derechos correspondientes de dicho incumplimiento o uno subsecuente, ni deberá ser considerado como una aceptación o renuncia a cualquiera de sus recursos o derechos bajo la ley aplicable con respecto al incumplimiento de este Contrato. Notwithstanding the foregoing in any other part of this Agreement, Lessee hereby expressly waives the provisions set forth in articles 2306 section II, 2310, 2314, 2315, 2317, 2318, 2339, 2341, 2344, 2380, 2381, 2382, 2384, 2385 and 2386 and others related from the Civil Code for the State of Nuevo Leon. In that sense, each time that any of the provisions of the Civil Code contradicts the provisions agreed herein by the Parties, the terms and conditions of this Lease Agreement shall prevail. No obstante lo dispuesto en cualquier otra parte de este Contrato, el Arrendatario renuncia expresamente a las disposiciones previstas en los artículos 2306 fracción II, 2310, 2314, 2315, 2317, 2318, 2339, 2341, 2344, 2380, 2381, 2382, 2384, 2385 y 2386 del Código Civil para el Estado de Nuevo León. En este sentido, cada vez que alguna de las disposiciones del Código Civil contradiga lo aquí acordado por las Partes, prevalecerán los términos y condiciones de este Contrato. 19.2 Right of First Refusal. Lessee hereby expressly and 19.2 Derecho de Preferencia por el Tanto. El irrevocably waives the right of first refusal and right of preemption granted in favor of Lessee regarding the Leased Property if Lessor transfers the Leased Property, in whole or in part, to a third party Arrendatario en este acto renuncia expresamente al derecho de preferencia por el tanto cuando el Arrendador enajene la Propiedad Arrendada, total o parcialmente, a tercero alguno. Section 20. Events of Default. Cláusula 20. Incumplimiento de las Partes. 20.1 Defaults by Lessor. If Lessor fails to comply with 20.1 Incumplimiento del Arrendador. En caso que Applicable Laws or the obligations agreed to herein, Lessee may (a) claim the enforceability of the obligations and payment of Damages or the agreed to contractual penalty, if any, or (b) early terminate this Agreement and require payment of Damages or the agreed to contractual penalty, if any; unless Lessor cures the breach within a term of 30 (thirty) calendar days following the notification of breach by Lessee. If Lessor does not cure the default, the termination will operate with no further requirements and no need of a judicial resolution. el Arrendador incumpla con la Legislación Aplicable o las obligaciones pactadas en el texto del Contrato, el Arrendatario podrá (a) demandar el cumplimiento forzoso de las obligaciones y el pago de Daños y Perjuicios o de la pena convencional pactada, si la hubiere, o (b) rescindir el presente Contrato y exigir el pago de Daños y Perjuicios o de la pena convencional pactada, si la hubiere; a menos que el Arrendador subsane el incumplimiento en un término de 30 (treinta) días naturales contados a partir de la notificación del incumplimiento por parte del Arrendatario. En caso que no se subsane el incumplimiento, la rescisión operará de pleno derecho sin necesidad de declaración judicial. Página 44 de 55

20.2 Defaults by Lessee. If Lessee fails to comply with Applicable Laws or the obligations agreed to herein, Lessor may (a) claim the enforceability of the obligations and payment of Damages or the agreed to contractual penalty, if any, or (b) early terminate this Agreement and require payment of Damages or the agreed to contractual penalty, if any; unless Lessee cures the breach within a term of 30 (thirty) calendar days following the notification of breach by Lessor. If Lessee does not cure the default, the termination will operate with no further requirements and no need of a judicial resolution.

20.2 Incumplimiento del Arrendatario. En caso que el Arrendatario incumpla la Legislación Aplicable o las obligaciones pactadas en el texto del Contrato, el Arrendador podrá (a) demandar el cumplimiento forzoso de las obligaciones y el pago de Daños y Perjuicios o de la pena convencional pactada, si la hubiere, o (b) rescindir el presente Contrato y exigir el pago de Daños y Perjuicios o de la pena convencional pactada, si la hubiere; a menos que el Arrendatario subsane el incumplimiento en un término de 30 (treinta) días naturales contados a partir de la notificación del incumplimiento por parte del Arrendador. En caso que no se subsane el incumplimiento, la rescisión operará de pleno derecho sin necesidad de declaración judicial.

The Parties agree that for purposes of this Agreement, the following are considered events of default in favor of Lessor, among others:

(a) If Lessee fails to pay Lessor, in whole or in part, any debt, including without limitation the Rent, within fifteen (15) calendar days following the due date.

(b) If Lessee becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due or admits in writing its inability to meet its overdue obligations.

(c) The loss of the Leased Property's possession arising out of a process or provision contemplated in the Laws, subject to any legal defenses that the Lessee may oppose, in which case Lessee shall immediately return to Lessor the Leased Property.

Las Partes acuerdan que, para efectos de este Contrato, se consideran como causales de rescisión a favor del Arrendador, entre otras, las siguientes:

(a) Si el Arrendatario no cubre al Arrendador, total o parcialmente, algún adeudo, incluyendo sin limitar la Renta, dentro de los 15 (quince) días naturales siguientes a su fecha de vencimiento.

(b) La insolvencia del Arrendatario o si el Arrendatario es declarado en concurso mercantil, suspensión de pagos, quiebra, disolución o liquidación, realiza algún acto en fraude de acreedores o realiza alguna cesión para el beneficio de acreedores o admite por escrito su incapacidad de hacer frente a sus obligaciones vencidas.

(c) La pérdida de la posesión derivada a causa de algún proceso o disposición al amparo de la legislación aplicable, en cuyo caso el Arrendatario inmediatamente deberá devolver al Arrendador la Propiedad Arrendada.

Lessor may elect at its sole discretion, instead of calculating the amount of Damages, that Lessee pays a contractual penalty equal to the net present value of all the Rent and any other fees not paid by Lessee and that would be payable under this Agreement during the Term, or the Renewal Period if applicable (without considering early termination derived from an event of default). Such penalty shall be paid by Lessee in the place of payment of the Rent on the date Lessor notifies the termination of this instrument.

El Arrendador podrá optar a su entera discreción, que en vez de calcular el monto de Daños y Perjuicios, el Arrendatario le pague por concepto de pena convencional, una cantidad igual al valor actual neto de la totalidad de la Renta y cualesquier otros pagos no pagados por el Arrendatario y que serían pagaderos conforme al presente Contrato durante el Plazo, y en su caso sus prórrogas, original restante o su prórroga (sin considerar la terminación anticipada derivada de dicho evento de incumplimiento). Dicha pena la pagará el Arrendatario en el lugar de pago de la Renta en la fecha en que el Arrendador le notifique la rescisión del

Página 45 de 55

presente instrumento. Except as expressly provided in this Agreement, replacement or reinstatement of all or any part of the Leased Property shall not relieve Lessee of their responsibilities and obligations under this Agreement. Salvo por lo expresamente dispuesto en este Contrato, la reposición o el reingreso de la totalidad o cualquier parte de la Propiedad Arrendada no liberará al Arrendatario de sus responsabilidades y obligaciones al amparo de este Contrato. The failure or delay by Lessor in exercising any of its rights and remedies under this Agreement in no way shall be construed as a waiver thereof. Likewise, the single or partial exercise of Lessor of any of its rights and remedies under this Agreement shall preclude the future exercise thereof or the exercise of any other right or remedy. La omisión o demora del Arrendador en el ejercicio de cualquiera de sus derechos y recursos conforme a este Contrato de ninguna manera deberá interpretarse como una renuncia de los mismos. Así mismo, el ejercicio único o parcial del Arrendador de cualquiera de sus derechos y recursos conforme a este Contrato no impedirá el ejercicio futuro de los mismos o el ejercicio de cualquier otro derecho o recurso. Section 21. Enforceability. Cláusula 21. Ejecutoriedad. 21.1 Enforceability. The Parties and the Corporate Guarantor hereby agree that this Agreement constitutes an enforceable 21.1 Ejecutoriedad. Las Partes y el Fiador acuerdan que el presente Contrato constituye un título ejecutivo bajo los artículos 646 fracción III y 648 del Código de Procedimientos Civiles para el Estado de Nuevo León en relación a cualquier y toda cantidad de dinero que bajo este Contrato sea exigible al Arrendatario por concepto de pensiones rentarias, sus accesorios o cualquier otro concepto, obligándose en este acto el Arrendatario a pagar de manera incondicional al Arrendador dichas cantidades al momento mismo en que las mismas se tornen exigibles instrument under articles 646 paragraph III and 648 of the Procedural Civil Code of Nuevo León in relation to any and all amounts of money that under this Agreement may be enforceable to Lessee under concept of rents, accessories or any other concept, and Lessee hereby agrees to unconditionally pay Lessor such amounts at the same time in which they are enforceable hereunder. The Corporate Guarantor expressly waives herein the benefits or order, exclusion and division referred to in articles 2706 and 2707 of the Civil Code for the State of Nuevo León. bajo este mismo Contrato. El Garante renuncia expresamente a los beneficios de orden, excusión y división a que se refieren los artículos 2706 y 2707 del Código Civil para el Estado de Nuevo León. The Parties hereby agree the ratification of this instrument before a Public Attestor within the following 15 (fifteen) days as of the execution, at the expense and cost of Lessor. Las Partes acuerdan en este acto la ratificación del presente ante Notario Público dentro de los siguientes 15 (quince) días a partir de la firma, a costa y gasto del Arrendador. Section 22. Miscellaneous. Cláusula 22. Disposiciones Generales. 22.1 Entire Agreement. This Lease Agreement (including 22.1 Unidad de Contrato. Este Contrato de the cover page and Exhibits) constitutes the entire agreement of the Parties in relation to the subject matter of the Lease Agreement, hereby revoking any and all other agreements, understandings, dealings, mails and communications between the Parties. Arrendamiento (incluyendo la carátula y los Anexos) constituyen la totalidad del acuerdo de las Partes en relación con la materia objeto del Contrato de Arrendamiento, revocando cualquier y todos los contratos pactos, acuerdos, correos y comunicaciones entre las Partes. 22.2 Amendments. This Lease Agreement may only be 22.2 Modificaciones.Este Contrato de amended by means of written agreement duly executed by the duly authorized legal representatives or attorneys-in-fact of each party. Arrendamiento sólo podrá ser modificado mediante acuerdoescritodebidamentefirmadoporlos representantes legalmente autorizados o apoderados Página 46 de 55 legales de cada parte. 22.3 Successors and Assignees. All of the terms of this 22.3 Efecto Vinculatorio; Beneficio. Este Contrato Agreement shall inure to the benefit of and shall be binding upon the Parties and their respective permitted successors and assignees. Nothing in this instrument, express or implied, is intended to confer on any person except the Parties to this instrument and their respective successors and assigns, right, obligation, or liability. se firman en beneficio de, y será obligatorios, para las partes del mismo y sus respectivos causahabientes y cesionarios. Nada en este instrumento, expreso o implícito, tiene el propósito de conferir a cualquier Persona, excepto a las partes de este instrumento, al Garante y a sus respectivos causahabientes y o cesionarios, derecho,obligación,recurso responsabilidad alguna. 22.4 Notifications. Whenever necessary or desirable for 22.4 Notificaciones. Cuando sea necesario o one of the Parties to notify any notice or requirement over the other, including but not limited to judicial inquiries and emplacements to trial related or under this Agreement, such notices or requirements shall be notified personally, or by means of registered or certified mail, return receipt requested, or by means of Public Attestor (i) when dealing with notifications to Lessee and/or Guarantor, they shall be made at the domicile of the Leased Property, and (ii) all notifications made to Lessor or the Service Company shall be made at the domiciles set forth in letter d) of Statement First and letter e) of Statement Third of this Agreement. deseable para una de las partes el notificar cualquier aviso o demanda, incluyendo sin limitar interpelaciones judiciales y emplazamientos a juicio relacionados o derivados de este Contrato, dichos avisos o requerimientos serán notificados personalmente, o por correo registrado o certificado, con acuse de recibo, o por medio de Fedatario Público (i) cuando se trate de notificaciones al Arrendatario y/o al Garante, se realizarán en el domicilio previsto como el domicilio de la Propiedad Arrendada, y (ii) todas las notificaciones hechas al Arrendador o la Empresa de Servicios deberán hacerse en los domicilios señalados en el inciso (d) de la Declaración Primera e inciso (e) de la Declaración Tercera del presente Contrato. 22.5 Titles and Headings. The Parties hereby mutually 22.5 Encabezados. Las partes acuerdan agree that the titles and headings contained in this Lease Agreement are inserted for ease of reference and shall not be considered as part nor shall they be used in the interpretation of this Lease Agreement. mutuamente que los títulos y encabezados contenidos en el presente Contrato se insertan por conveniencia de referencia solamente y no serán considerados parte del ni serán utilizados en la interpretación de este Contrato. 22.6 Assignment by Lessor. Lessor is hereby authorized 22.6 Cesión del Arrendador. El Arrendador queda to assign its rights and obligations under this Lease Agreement to any entity related to Lessor, or whereby Lessor is party to or beneficiary, without the need of prior written consent by Lessee, provided that the rights of Lessee as per the Agreement are not affected in any way. In the same way, Lessor may assign this Lease Agreement as a guarantee for purposes of financing, in the understanding that Lessor shall continue to be liable before Lessee. autorizado para ceder sus derechos y obligaciones bajo este Contrato a cualquier entidad relacionada con el Arrendador, o en la cual el Arrendador sea parte de o sea beneficiario,sin necesidad deprevio consentimiento por escrito del Arrendatario. De la misma manera, el Arrendador podrá ceder el presente Contrato como una garantía para propósitos de financiamiento, en el entendido que el Arrendador seguirá siendo responsable ante el Arrendatario y sin modificar los términos de este Contrato. 22.7 Governing Law and Applicable Jurisdiction. This 22.7 Ley Aplicable y Tribunales Competentes. Lease Agreement shall be interpreted pursuant to the Mexican laws; all the Parties hereby expressly submit to the jurisdiction of the courts of the city of Monterrey, Nuevo León, Mexico, hereby irrevocably waiving any other jurisdiction that may correspond to them for any reason. Este Contrato de Arrendamiento será interpretado de acuerdo con las Leyes mexicanas; todas las partes se someten expresamente a la jurisdicción de los tribunales de la ciudad de Monterrey, Nuevo León, México, renunciando de manera irrevocable a cualquier otra jurisdicción que les pudiera corresponder por Página 47 de 55 cualquier motivo.

22.8 Additional Information. For the correct formalization of this Agreement, Lessor may request additional information from Lessee, Corporate Guarantor or their legal representatives, which the Lessee shall provide to Lessor within a period of 10 (ten) days following such request (including its request by electronic mail).

22.8 Información Adicional. Para la correcta formalización de este Contrato, el Arrendador podrá solicitar información adicional del Arrendatario, Fiador o sus representantes legales, que el Arrendatario deberá proporcionar al Arrendador dentro de un período de 10 (diez) días posteriores a dicha solicitud (incluyendo su solicitud por correo electrónico).

22.9 Real Estate Brokerage Fees. The Parties hereby agree that the payment of brokers fees that participate in the negotiation of the Lease Agreement shall be carried out pursuant to the provisions set forth on the Cover Page.

22.9 Honorarios del Intermediario. Las Partes acuerdan que el pago de honorarios de empresas de intermediarios o intermediarios independientes que participaron en la negociación del Contrato de Arrendamiento se llevará a cabo de acuerdo a lo establecido en la caratula del presente contrato.

22.10 Severability. In the event that any provision of this Lease Agreement is declared invalid by a judicial authority, the rest of the provisions shall remain in full force and effect as permitted by the applicable law.

22.10 Divisibilidad. En el caso de que cualquier disposición de este Contrato sea declarada nula por una autoridad jurisdiccional, el resto de las disposiciones permanecerán en pleno vigor y efecto según lo permitido por la ley aplicable.

22.11 Expenses. The expenses incurred by the Parties in the negotiation and drafting of this instrument as well as in the preparation and negotiation of legal and material acts referred to herein, including legal fees and any other, shall be borne solely by the part that incurred in such expenses and had hired these consultants, without any liability to the other Parties.

22.11 Gastos. Los gastos incurridos por las partes en la negociación y elaboración del presente instrumento, así como en la elaboración y negociación de los demás actos jurídicos y materiales contemplados en este Contrato, incluyendo honorarios de asesores legales y cualesquiera otro, correrán exclusivamente por cuenta de la parte que hubiera incurrido dichos gastos y que hubiera contratado a dichos asesores, sin que exista responsabilidad alguna a cargo de las otras partes.

22.12 Counterparts. This Agreement is executed in 3 (three) counterparts, each one shall be deemed to be an original.

22.12 Ejemplares. Este Contrato se firma en 3 (tres) ejemplares, cada uno de los cuales se considerará como un original.

22.13 Extinction of Domain. Lessee hereby states under oath to tell the truth, agrees and represents, that both the money destined to the payment of Rent as well as the Leased Property:

(a) Shall not be instrument, subject or product of any kind of crime, especially those set forth in paragraph II of article 22 twenty-two of the Constitution;
(b) Shall not be used or destined to hide or mix assets product of any crime;
(c) Shall not be used to commit crimes or illegal acts.

22.13 Extinción de Dominio. El Arrendatario manifiesta bajo protesta de decir verdad, se obliga y asegura, que tanto el dinero que destine al pago de la Renta, así como la Propiedad Arrendada:

(a) No serán instrumento, objeto o producto de ningún tipo de delito, en especial de aquellos previstos en la fracción II segunda del artículo 22 veintidós Constitucional;
(b) No serán utilizados o destinados a ocultar o mezclar bienes producto de algún delito;
(c) No serán utilizados para la comisión de delitos o actos ilícitos.

Lessee shall be solely liable before any kind of authority for the acts or activities carried out within the Leased Property, and

El Arrendatario será el único responsable ante cualquier tipo de autoridades de los actos o actividades

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therefore it hereby agrees to hold Lessor safe and harmless, and in any event, restore, all the consequences that the default of this Section may cause. que se lleven a cabo dentro de la Propiedad Arrendada, y por lo tanto se obliga a sacar en paz y a salvo, y en su caso a restituir al Arrendador, de todas las consecuencias que el incumplimiento de esta Cláusula pudiera causarle. 22.14 Sole Identification File of Lessee. In virtue that the real 22.14 Expediente Único de Identificación del estate leasing business is considered a “Vulnerable Activity” for the purposes of the provisions set forth in the Anti-Laundering Money Law (Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita) (the “Anti-Laundering Law”), Lessee is obliged to provide to Lessor the documents and information required for the identification of “Vulnerable Activity” in accordance with the Anti-Laundering Law, its Regulations and General Character Rules, as a requisite for the execution of the Agreement, is obliged to provide Lessor such information through the filing of the forms that for such effects are included herein as Exhibit “H”, to the effect that Lessor may file the notices for the identification of “Vulnerable Activities” in accordance with the Anti-Laundering Law, its Regulations and General Character Rules. The parties agree that in the event of breach of this obligation or in case of misrepresentation by Lessee in the form attached herein as Exhibit “H” or the provided information, Lessor may terminate this agreement without responsibility. Arrendatario. En virtud de que el arrendamiento de bienes inmuebles es considerado como “Actividad Vulnerable” para efectos de lo dispuesto en la “Ley Federal para la Prevención e Identificación de Operaciones con Recursos de Procedencia Ilícita” (la “Ley Antilavado”), el Arrendatario se obliga a proporcionar al Arrendador la documentación e información requerida para la identificación de “Actividades Vulnerables” conforme a la LFPIORPI, su Reglamento y Reglas de Carácter General, y, como requisito para la celebración del presente Contrato, se obliga a proporcionar al Arrendador dicha información mediante el llenado de los formatos que para tal efecto se incluyen en el Anexo “H”, a efecto de que el Arrendador pueda presentar los avisos para la identificación de “Actividades Vulnerables” conforme a la LFPIORPI, su Reglamento y Reglas de Carácter General. Convienen las partes que en caso de incumplimiento de esta obligación o en caso de consignar información falsa por parte del Arrendatario en el formato que se adjunta como Anexo “H”, el Arrendador podrá rescindir el presente contrato sin responsabilidad. Likewise, in case of any sublease or assignment authorized under this Agreement, Lessee shall obtain from its subtenants all the information and documentation required by LFPIORPI, its Regulations and General Rules in the cases provided by it, and deliver it to Lessor whenever the latter requests it to comply with its obligations under the same LFPIORPI. Asimismo, en caso de cualquier subarrendamiento o cesión que fueren autorizados conforme al presente Contrato, el Arrendatario estará obligado a recabar de sus subarrendatarios la información y documentación requeridas por la LFPIORPI, su Reglamento y Reglas de Carácter General en los casos previstos por ésta, y proporcionarlas al Arrendador siempre que éste último así se lo solicite para cumplir a su vez con sus obligaciones bajo la misma LFPIORPI. 22.15 Anti-corruption. Lessee acknowledges that the Code 22.15 Anticorrupción. El Arrendatario reconoce que of Ethics of Grupo Stiva (the “Code of Ethics”) that is available conoce el código de ética del Grupo Stiva (el “Código de Ética”) que se encuentra en la siguiente liga: in the following link: http://www.stiva.com/pdf/Codigo_de_etica.pdf. Lessee accepts that the performance with the obligations contained in this Agreement shall be carried out in full compliance with the Code of Ethics and all the applicable regulations and anticorruption laws, included, among others, the National Anticorruption System General Law (Ley General del Sistema Nacional Anticorrupción). As the case may be, Lessee accepts that, in relation with its activities in accordance with this Agreement, not Lessee, nor any agent, affiliate, employee or other person acting on its behalf shall offer, promise, give or authorize the http://www.stiva.com/pdf/Codigo_de_etica.pdf. El Arrendatario acepta que el cumplimiento de sus obligaciones conforme a este Contrato se realizará en pleno cumplimiento del Código de ética y todas las regulaciones y leyes anticorrupción aplicables, incluida, entre otras, la Ley General del Sistema Nacional Anticorrupción. Según corresponda, el Arrendatario acepta que, en relación con sus actividades conforme a este Contrato, ni ella ni ningún agente, afiliado, empleado u otra persona que actúe en su nombre Página 49 de 55 granting of any object of value, nor they shall offer, promise, perform or authorize any bribe, reimbursement, reward, payment that may generate influences, facilitation payments, illegal commissions, or any other illicit payment to any employee of Lessor, governmental officer, political party or candidate for public office, with the objective of obtaining or retaining business, receive an undue advantage or influence any act or decision of a government official. ofrecerán, prometerán, darán o autorizarán el otorgamiento de ningún objeto de valor, ni ofrecerán, prometerán, realizarán o autorizarán ningún soborno, reembolso, recompensa, pago para generar influencias, pagos de facilitación, comisiones ilegales u otro pago ilícito a ningún empleado del Arrendador, funcionario del gobierno, partido político o candidato a un cargo público con el objetivo de obtener o retener un negocio, recibir una ventaja indebida o influir algún acto o decisión de un funcionario del gobierno. Lessee accepts that, its employees, workers, contractors, agents, shareholders, affiliates, counselors and other persons that may act on its behalf and that must interact with government officials on behalf of Lessor, shall read and agrees to comply with the Code of Ethics and shall be trained in anti-corruptions matters. ElArrendatarioaceptaquesusempleados, trabajadores, contratistas, agentes, accionistas, afiliados, asesores u otras personas que actúen en su nombre y que deban interactuar con funcionarios del gobierno en nombre del Arrendador, leerá y se obligará al cumplimiento del Código de Ética y tomarán capacitación en materia de anticorrupción. Lessee agrees to indemnify and hold Lessor harmless of any breach of ethical or legal normativity by its legal representatives, employees, suppliers, subcontractors or, in general, all its collaborators, likewise it is obliged to contract only subcontractors in compliance with the current laws of anticorruption, anti-money laundering and related laws, as well to ensure that any subcontractor that its hired, and require the interaction with any governmental entity or governmental officer on behalf of the entity. In the event that Lessee carries out the contracting of subcontractors, it will be its sole responsibility that the subcontractor accepts in written that, in relationship with the activities in accordance with this Agreement, not the subcontractor nor any agent, affiliate, employee or other person that acts on its behalf shall offer, promise, give or authorize any bribe reimbursement, reward, payment that may generate influences, facilitation payments, illegal commissions, or any other illicit payment to any employee of Lessor, governmental officer, political party or candidate for public office, with the objective of obtaining or retaining business, receive an undue advantage or influence any act or decision of a government official. El Arrendatario se obliga a sacar en paz y a salvo al Arrendador en cualquier caso de incumplimiento ético y legal por parte de sus representantes legales, empleados, proveedores, subcontratistas o en general, todos sus colaboradores, de igual forma se obliga a contratar únicamente subcontratistas en cumplimiento de las leyes vigentes anticorrupción, anti lavado, y cualquiera relacionada, así como a asegurarse que cualquier subcontratista al que contrate, que requieran la interacción con cualquier entidad gubernamental o funcionario del gobierno en nombre de la entidad. En caso de que el Arrendatario lleve a cabo la contratación de subcontratistas, será su responsabilidad el que el subcontratista acepte por escrito, que en relación con sus actividades conforme a este Contrato, ni dicho subcontratista ni ningún agente, afiliado, empleado u otra persona que actúe en su nombre ofrecerán, prometerán, darán o autorizarán el otorgamiento de ningún objeto de valor, ni ofrecerán, prometerán, realizarán o autorizarán ningún soborno, reembolso, recompensa, pago para generar influencias, pago de facilitación u otro pago ilícito a ningún empleado del Arrendador, funcionario del gobierno, partido político o candidato a un cargo público con el objetivo de obtener o retener un negocio, recibir una ventaja indebida o influir en los actos o decisiones de un funcionario del gobierno. In the event that an authority proves that Lessee has participated in a conduct in violation of the Code of Ethics or the applicable anticorruption regulations and laws, Lessor shall have the right terminate the Agreement. Lessee shall also have the right to suspend the payment and suspend and terminate the Lease if an authority proves that Lessor does not complies with the obligations of anticorruption contained in this En caso de que una autoridad compruebe que el Arrendatario ha participado en una conducta que viola el Código de Ética o las regulaciones y leyes anticorrupción aplicables, el Arrendador tendrá el derecho de terminar inmediatamente el Contrato el Contrato. El Arrendatario también tendrá el derecho de terminar el Contrato si una autoridad comprueba que el Página 50 de 55

Agreement.

Arrendador no cumple con las obligaciones de anticorrupción vigentes establecidas en este Contrato.

IN WITNESS WHEREOF, the undersigned Parties, through their duly authorized representatives, have executed this Lease Agreement on the place and on the Effective Date set forth on the Cover Page.

EN TESTIMONIO DE LO CUAL, Las partes que suscriben, a través de sus representantes debidamente autorizados, han firmado el presente Contrato en lugar y Fecha Efectiva establecida en la Carátula.

OPERADORA STIVA, S.A. DE C.V.

SERVICIOS DE NAVES INDUSTRIALES, S. DE R.L. DE C.V.

Represented by / Representado por:

/s/ Alma María Rodríguez Flores

Sra./Mrs. Alma María Rodríguez Flores

/s/ Adrián Marcelo González Guerra

Sr./Mr. Adrián Marcelo González Guerra

WITNESS / TESTIGO

/s/ Erick Rocha Moreno

Sr./Mr. Erick Rocha Moreno

/s/ Constance Beck

Sra./Mrs. Constance Beck

MANUFACTURING & ASSEMBLY SOLUTIONS OF MONTERREY, S. DE R.L. DE C.V.

NORTECH SYSTEMS, INC

Represented by / Representado por:

/s/ Richard Gerald Wasielewski

Mr./Sr. Richard Gerald Wasielewski

WITNESS / TESTIGO

/s/ Elias Laniado Lacarra

Sr./Mr. Elias Laniado Lacarra

/s/ Matt Mahmood

Sr./Mr. Matt Mahmood

JURÍDICO REVISADO
RICARDO MARGAIN # 333 COL. SANTA ENGRACIA
SAN PEDRO GARZA GARCIA, N.L.

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LIST OF EXHIBITS / LISTA DE ANEXOS:

A	Leased Property and Common Areas Drawing / Plano de la Propiedad Arrendada y Áreas Comunes
B	Building Specifications / Especificaciones de la Propiedad Arrendada
B-1	Project Execution Schedule / Programa de Ejecución de Proyecto
C-1	Beneficial Occupancy Delivery-Reception Certificate / Certificado de Entrega y Recepción de Ocupación Benéfica
C-2	Final Occupancy Delivery-Reception Certificat / Certificado de Entrega y Recepción de Ocupación Final
D	Park Regulations / Reglamento del Parque
E	Preventive Maintenance Program and Common Areas Preventive Maintenance Program / Programa de Mantenimiento Preventivo y Programa de Mantenimiento Preventivo de Áreas Comunes
F	Form of Lease Guarantee / Formato de Garantía Corporativa.
G	Data Privacy Notice / Aviso de Privacidad
H	Sole Identification File / Expediente Único de Identificación

JURÍDICO REVISADO
stiva
RICARDO MARGAIN # 333 COL. SANTA ENGRACIA SAN PEDRO GARZA GARCIA, N.L.

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Exhibit F

Form of Guaranty / Formato de Garantía Corporativa

Esta garantía la otorga en esta fecha 21 de febrero de 2018 la empresa NORTECH SYSTEMS, INC. (el "Garante") a favor y en beneficio de OPERADORA STIVA S.A. DE C.V. (el" ARRENDADOR").	This guaranty is granted on this date February 21st, 2018 by the company NORTECH SYSTEMS, INC (the "Guarantor") in favor and for the benefit of OPERADORA STIVA S.A. DE C.V. (the "Lessor").
<u>LAS PARTES EXPONEN QUE:</u>	<u>THE PARTIES HEREBY STATE THAT:</u>
En razón de que MANUFACTURING & ASSEMBLY SOLUTIONS OF MONTERREY, S. DE R.L. DE C.V. (el "Arrendatario") ha celebrado determinado Contrato de Arrendamiento con fecha de inicio de plazo del 15 de febrero de 2018 y según el mismo sea modificado, complementado o de cualquier otra forma reformado, el "Contrato" o bien, el "Contrato de Arrendamiento" con el Arrendador, respecto de un terreno (el "Terreno") con una superficie total de 17,063.257 metros cuadrados (equivalente aproximadamente a 183,667.362pies cuadrados), incluyendo el edificio industrial sobre el mismo con una superficie de 7,189.645metros cuadrados (equivalente aproximadamente a 77,388.691 pies cuadrados), en delante el "Edificio", ubicado Ave. Rogelio González Caballero S/N, Parque Industrial Stiva Aeropuerto, Apodaca, Nuevo León.; en delante el Terreno y el Edificio compondrán y se denominarán en forma conjunta el "Inmueble" o bien, el "Inmueble Arrendado".	Considering that MANUFACTURING & ASSEMBLY SOLUTIONS OF MONTERREY, S. DE R.L. DE C.V. (the "Lessee") has entered into and executed certain Lease Agreement with term commencement date on February 15th, 2018 and as the same may be amended, supplemented or in any other way reformed, the "Agreement" or, the "Lease Agreement" with Lessor, with respect to a plot of land (the "Land") with a total surface area of 17,063.257 square meters (equivalent to approximately 183,667.362 square feet) including the industrial building thereon with a surface of 7,189.645 square meters (equivalent to approximately77,388.691 square feet), hereinafter the "Building", located at Ave. Rogelio González Caballero S/N, Parque Industrial Stiva Aeropuerto, Apodaca, Nuevo León.; hereinafter The Land and the Building shall comprise and be jointly referred as the "Property" or, the "Leased Property".
Considerando que el Garante obtendrá un beneficio y una ventaja sustanciales del Contrato de Arrendamiento con el Arrendatario y que será para el interés directo y beneficio económico del Garante ayudar al Arrendatario a obtener dicha nave industrial en arrendamiento.	Considering that the Guarantor shall obtain a substantial benefit and advantage from the Lease Agreement with Lessee and that it shall be for the direct interest and economic benefit of the Guarantor to aid Lessee to obtain such industrial building in lease.
Ahora bien, teniendo en cuenta las premisas anteriores y por otra consideración buena y valiosa, cuyo recibo y suficiencia se reconocen por este medio, el Garante se compromete a lo siguiente:	Furthermore, taking into account the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which is acknowledges hereby, the Guarantor hereby agrees to the following:
1. <u>Términos Definidos</u>:	1. <u>Defined Terms</u>:
(a) A menos que se defina lo contrario en el presente documento, términos definidos usados en el Contrato de Arrendamiento y en este documento tendrán el significado que se les ha dado en el Contrato de Arrendamiento.	(a) Unless otherwise defined in this document, the defined terms used in the Lease Agreement and this document shall have the meaning ascribed to them in the Lease Agreement.
(b) Las palabras "del presente", "aquí" y "bajo" y palabras de importancia similar cuando se usan en esta Garantía se referirán a esta Garantía en conjunto y no a ninguna disposición en particular de esta Garantía y Sección y párrafo se refieren a esta Garantía a menos que se especifique lo contrario	(b) The words "hereby", "herein" and "hereunder" and words of similar meaning when used in this Guaranty shall refer to this Guaranty collectively and to no other particular provision of this Guaranty and Section and paragraph refer to this Guaranty unless otherwise specified.
(c) Los significados dados a los términos definidos en el presente documento se aplicarán igualmente a las formas singulares y plurales de dichos términos.	(c) The meanings granted to the terms defined in this document shall be applied equally to singular and plural forms of such terms.
2. <u>Garantía</u>.	2. <u>Guaranty</u>.
(a) el Garante por el presente garantiza incondicionalmente al Arrendador el cumplimiento de las obligaciones del Arrendatario en virtud del Contrato, incluyendo el pago inmediato de la renta, los intereses y los gastos adicionales por pagar como costos del arrendamiento derivados del Contrato de Arrendamiento (las "Obligaciones") a su vencimiento. El Garante acepta que todas las obligaciones de pago serán en dólares americanos.	(a) the Guarantor hereby unconditionally guarantees to Lessor the compliance of the obligations of Lessee as per the Agreement, including the prompt payment of rent, the interest and additional expenses to be paid as costs of the lease derived from the Lease Agreement (the "Obligations") upon their maturity. The Guarantor hereby accepts that all the payment obligations shall be in American dollars.
(b) El Garante en este acto acepta que las obligaciones contraídas en esta garantía serán incondicionales, irrevocables y absolutas, independientemente de (i) toda extensión, renovación, enmienda o modificación de las Obligaciones, (ii) toda enmienda o modificación a cualquiera de los términos o disposiciones del Contrato de Arrendamiento, incluyendo pero sin limitar la asignación y la sustitución de otro Garante como Arrendatario bajo el	(b) The Guarantor hereby accepts that the obligations contracted in this guaranty shall be unconditional, irrevocable and absolute, regardless of (i) all extension, renewal, amendment or modification to the Obligations, (ii) all amendment or modification to any of the terms or provisions of the Lease Agreement, including without limitation the appointment and replacement of another Guarantor as Lessee under the Lease Agreement, except if agreed

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Página 54 de 55 Contrato de Arrendamiento, excepto si se acuerda de otro modo o (iii) la ausencia de toda acción para hacer cumplir el Contrato de Arrendamiento contra el Arrendatario, (iv) toda dispensa o consentimiento hecha por el Arrendador con respecto a las disposiciones del Contrato de Arrendamiento o (v) la recuperación de cualquier juicio contra el Arrendatario o cualquier acción para hacer cumplir el mismo . No obstante todo lo indicado al contrario en el cuerpo de este documento, el Garante podrá hacer valer cualquier defensa contra las Obligaciones o hacer valer cualquier contrademanda contra el Arrendador que cualquier Arrendatario pueda hacer valor respecto al Contrato de Arrendamiento, mientras dicho Arrendatario sea (i) una parte en la acción correspondiente o (ii) está disponible para participar en la adjudicación o la resolución de dicha defensa o contrademanda. otherwise or (iii) the absence of all action to enforce the compliance of the Lease Agreement against Lessee, (iv) all waiver or consent made by Lessor with respect to the provisions of the Lease Agreement or (v) the recovery of any trial against Lessee or any action to enforce it Notwithstanding the foregoing to the contrary in the body of this document, the Guarantor may exercise any defense against the Obligations or file any counterclaim against Lessor as any Lessee may do so with respect to the Lease Agreement, so long as such Lessee is (i) party to the corresponding action or (ii) is available to participate in the award or resolution of such defense or counterclaim. 3. Terminación. Esta Garantía permanecerá en pleno por el plazo de 2 (dos) años. Posteriormente, el Arrendador deberá adoptar las medidas necesarias y firmar los documentos que solicite el Garante con el fin de comprobar la terminación de esta Garantía. 3. Termination. This Guaranty shall remain in full force and effect for two years. Further, Lessor shall adopt the necessary measures and execute the documents requested by the Guarantor with the purpose of evidencing the termination of this Guaranty. 4. Subrogación. El Garante deberá ser subrogado en todos los derechos del Arrendador contra el Arrendatario respecto de las cantidades pagadas por el Garante en virtud de las disposiciones de esta Garantía; disponiéndose, sin embargo, que mientras cualquiera de las Obligaciones permanezca sin satisfacer, todos los derechos del Garante contra el ARRENDATARIO basados en dicho derecho de subrogación se subordinarán en todos los aspectos al derecho de pago de las obligaciones del Arrendador. 4. Subrogation. The Guarantor shall be subrogated in all rights of Lessor against Lessee with respect to the amounts paid by the Guarantor by virtue of the provisions of this Guaranty; provided, however, that as long as any of the Obligations remain outstanding, all the rights of the Guarantor against Lessee based on such right of subrogation shall be subordinated in all aspects to the right of payment of the obligations of Lessor. 5. Reinstalación. Esta garantía deberá continuar en vigor o reinstalándose, según sea el caso, si en cualquier momento el pago, total o parcial, de cualquiera de las Obligaciones se rescinde o de lo contrario debe ser restaurado o devuelto por el Arrendador en caso de insolvencia, quiebra, disolución, liquidación o reorganización del Arrendatario o en la fecha de o como resultado de la designación de un síndico, un interventor, un conservador o un fideicomisario o similar por el Arrendatario o cualquier parte substancial de su propiedad, o de otra manera como si dichos pagos no se hubieran hecho. 5. Reinstallation. This guaranty shall continue to be effective and reinstalled, as applicable, if at the time of payment, in whole or in part, of any of the Obligations is rescinded or otherwise shall be restored or returned by Lessor in the event of insolvency, bankruptcy, dissolution, liquidation or reorganization of Lessee or on the date or as a result of the appointment of a trustee, an executor, a curator or a trust beneficiary or similar by Lessee or any substantial part of its property, or in any other way as if such payments were made. 6. Pagos. El Garante acepta en este acto que se pagarán las Obligaciones al Arrendador en la oficina del Arrendador ubicada en Ave. Ricardo Margain Zozaya 333, Colonia Santa Engracia, San Pedro Garza Garcia, N.L., Mexico. 6. Payments. The Guarantor hereby accepts that the Obligations shall be paid to Lessor in the office of Lessor located at Ave. Ricardo Margain Zozaya 333, Colonia Santa Engracia, San Pedro Garza Garcia, N.L., Mexico. 7. Notificaciones. Cuando sea necesario o deseable para una de las partes el notificar cualquier aviso o demanda, incluyendo sin limitar interpelaciones judiciales y emplazamientos a juicio relacionados o derivados de esta garantía, dichos avisos o requerimientos serán notificados personalmente, o por correo registrado o certificado, con acuse de recibo, o por medio de Fedatario Público a los siguientes domicilios: 7. Notices. Whenever necessary or desirable for one of the Parties to notify any notice or requirement over the other, including but not limited to judicial inquiries and emplacements to trial related or under this Guaranty, such notices or requirements shall be notified personally, or by means of registered or certified mail, return receipt requested, or by means of Public Attestor to the following addresses: Para el Garante: En la Propiedad Arrendada Con copia a: 7550 Meridian Circle Suite 150 Maple Grove, MN 55369, USA Para el Arrendador: Ave. Ricardo Margain Zozaya 333 Colonia Santa Engracia San Pedro Garza Garcia. N.L., Mexico. 66267 For the Guarantor: On the Lease Property. With copy to: 7550 Meridian Circle Suite 150 Maple Grove, MN 55369, USA For Lessor: Ave. Ricardo Margain Zozaya 333 Colonia Santa Engracia San Pedro Garza Garcia. N.L., Mexico. 66267 8. Divisibilidad. Divisibilidad. En el caso de que cualquier disposición de esta Garantía sea declarada nula por una autoridad jurisdiccional, el resto de las disposiciones permanecerán en pleno vigor y efecto según lo permitido por la ley aplicable. 8. Severability. In the event that any provision of this Guaranty is declared invalid by a judicial authority, the rest of the provisions shall remain in full force and effect as permitted by the applicable law.

Página 55 de 55 9. Integración. Esta Garantía representa el contrato íntegro del Garante con respecto al objeto del presente y combina cualquier otro entendimiento. 9. Integration. This Guaranty represents the integral agreement of the Guarantor with respect to the subject matter hereof and combines any other understanding. 10. Modificaciones por Escrito; Ninguna dispensa; Remedios acumulativos. (a) Ninguno de los términos o disposiciones de esta Garantía podrá ser dispensado, modificado, complementado o modificado de otra forma salvo mediante un documento por escrito firmado por el Garante y el Arrendador, siempre y cuando alguna disposición de esta Garantía pueda ser dispensada por el Arrendador en una carta o contrato firmado por el Arrendador o por fax del Arrendador. (b) el arrendador en ningún caso (retraso, indulgencia, omisión u otro), excepto mediante un documento escrito de conformidad con el párrafo 10(a) del presente, se considera que ha renunciado a cualquier derecho o remedio bajo esta garantía o que ha consentido en alguna falta o incumplimiento de alguno de los términos y condiciones del presente. El no ejercer o la demora en ejercer, por parte del Arrendador, algún derecho, poder o privilegio conforme al presente no funciona como una renuncia a éstos. Ningún ejercicio único o parcial de un derecho, poder o privilegio bajo esta Garantía excluirá el ejercicio de un derecho, poder o privilegio o el ejercicio de cualquier otro derecho, poder o privilegio. Una exención hecha por el Arrendador de cualquier derecho o remedio bajo esta Garantía en una ocasión no se interpretará como un impedimento para un derecho o remedio que el Arrendador tendría de otra manera en alguna ocasión futura. (c) Los derechos y remedios aquí previstos son acumulativos, podrán ser ejercitados por separado o en conjunto y no son exclusivos de otros derechos o remedios previstos por la Ley. 10. Written Amendments; No Waiver; Cumulative Remedies. (a) None of the terms of this Guaranty may be waived, amended, supplemented or modified in any other way except by means of a written document executed by the Guarantor and Lessor, so long as any provision of this Guaranty may be waived by Lessor in a letter or agreement signed by Lessor or by fax of Lessor. (b) Lessor in no event (delay, indulgence, omission or other), except by means of a written document pursuant to paragraph 10(a) hereof, shall be deemed to have waived any right or remedy under this guaranty or to have consented any lack of compliance or default with any of the terms and conditions hereof. The lack of exercise or the delay in exercise, by Lessor, of any right, power or privilege pursuant hereto shall not operate as a waiver thereto. No sole or partial exercise of a right, power or privilege under this Guaranty shall exclude the exercise of a right, power or privilege or the exercise of any other right, power or privilege. An exemption made by Lessor to any right or remedy under this Guaranty in an occasion shall not be interpreted as an impediment for a right or remedy that Lessor would otherwise have in any future occasion. (c) The rights and remedies set forth herein are cumulative, may be exercised separately or jointly and are not exclusive of other rights or remedies set forth by the Law. 11. Títulos de Sección. Los títulos de sección utilizados en esta Garantía son para conveniencia de referencia solamente y no deben afectar la interpretación del presente ni de tenerse en cuenta en la interpretación de la misma. 11. Section Headings. The section headings used in this Guaranty are for ease of reference and shall not affect the interpretation of this instrument not be taken into account in the interpretation hereof. 12. Sucesores y cesionarios. Esta Garantía será vinculante para los sucesores y cesonarios del Garante y redundará en beneficio del Arrendador y sus sucesores y cesionarios. 12. Successors and assignees. This Guaranty shall be binding for the successors and assignees of the Guarantor and shall inure for the benefit of Lessor and its successors and assignees. 13. Ley aplicable. Esta Garantía se regirá y se interpretará de conformidad con las leyes del Estado de Nuevo León. 13. Applicable Law. This Guaranty shall be governed and interpreted pursuant to the laws of the State of Nuevo Leon. In witness whereof, the undersigned have executed and duly granted this Guaranty on the date set forth above. Guarantor: By: Position: Accepted: Lessor: By: Position: